Exhibit 10.1

AMENDED, RESTATED AND CONSOLIDATED CREDIT AGREEMENT
Dated as of December 4, 2015
by and among
FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP,
as Borrower
FIRST POTOMAC REALTY TRUST,
as Parent,
KEYBANC CAPITAL MARKETS,
WELLS FARGO SECURITIES, LLC
and,
PNC CAPITAL MARKETS LLC,
as Joint Lead Arrangers and
Joint Lead Book Runners for the Revolver Facility,
KEYBANC CAPITAL MARKETS,
and,
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint
Lead Book Runners for the Tranche A Term Loan
KEYBANC CAPITAL MARKETS,
SUNTRUST ROBINSON HUMPHREY, INC.
and,
BANK OF MONTREAL,
as Joint Lead Arrangers and Joint
Lead Book Runners for the Tranche B Term Loan

KEYBANC CAPITAL MARKETS,
U. S. BANK NATIONAL ASSOCIATION
and
CAPITAL ONE, N.A.,
as Joint Lead Arrangers and Joint
Lead Book Runners for the Tranche C Term Loan
KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent, Issuing Bank and Swingline Lender,
and
THE OTHER FINANCIAL INSTITUTIONS INITIALLY SIGNATORY HERETO
AND THEIR ASSIGNEES UNDER SECTION 12.6,
as Lenders

i

-ii-

-iii-

-iv-

SCHEDULE I        Commitments
SCHEDULE 1.1.(A)    List of Loan Parties
SCHEDULE 1.1.(B)    Structured Finance Investments of the Parent
SCHEDULE 2.3.(m)    Existing Letters of Credit
SCHEDULE 6.1.(b)    Ownership Structure
SCHEDULE 6.1.(f)    Liens
SCHEDULE 6.1.(g)    Indebtedness and Guaranties
SCHEDULE 6.1.(h)    Material Contracts
SCHEDULE 6.1.(i)    Litigation
SCHEDULE 6.1.(s)    Transactions with Affiliates

EXHIBIT A    Form of Assignment and Assumption Agreement
EXHIBIT B    Form of Notice of Borrowing
EXHIBIT C    Form of Notice of Continuation
EXHIBIT D    Form of Notice of Conversion
EXHIBIT E    Form of Notice of Swingline Borrowing
EXHIBIT F    Form of Swingline Note
EXHIBIT G    Form of Revolving Note
EXHIBIT G-1    Form of Term Note
EXHIBIT H    Form of Compliance Certificate
EXHIBIT I    Form of Subsidiary Guaranty
EXHIBIT J    Form of Parent Guaranty
EXHIBIT K    Form of Guarantor Release Letter
EXHIBIT L    Forms of U.S. Tax Compliance Certificates

v

THIS AMENDED, RESTATED AND CONSOLIDATED CREDIT AGREEMENT (this “Agreement”) dated as of December 4, 2015 by and among FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP, a limited partnership formed under the laws of the State of Delaware (the “Borrower”), FIRST POTOMAC REALTY TRUST, a real estate investment trust formed under the laws of the State of Maryland (the “Parent”), each of the financial institutions initially a signatory hereto together with their assignees under Section 12.6., KEYBANC CAPITAL MARKETS, WELLS FARGO SECURITIES, LLC, and PNC CAPITAL MARKETS LLC as Joint Lead Arrangers and Joint Lead Book Runners for the Revolver Facility (as hereinafter defined), KEYBANC CAPITAL MARKETS and WELLS FARGO SECURITIES, LLC as Joint Lead Arrangers and Joint Lead Book Runners for the Tranche A Loans (as hereinafter defined), KEYBANC CAPITAL MARKETS, SUNTRUST ROBINSON HUMPHREY, INC., and BANK OF MONTREAL as Joint Lead Arrangers and Joint Lead Book for the Tranche B Loans (as hereinafter defined), KEYBANC CAPITAL MARKETS, U.S. BANK NATIONAL ASSOCIATION, and CAPITAL ONE, N.A. as Joint Lead Arrangers (such Joint Lead Arrangers and the other parties identified in this paragraph as Joint Lead Arrangers, the “Joint Lead Arrangers”) and Joint Lead Book Runners (such Joint Lead Book Runners and the other parties identified in this paragraph as Joint Lead Book Runners, the “Joint Lead Book Runners”) for the Tranche C Loans (as hereinafter defined), and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (the “Agent”).
WHEREAS, certain of the Lenders and other financial institutions have made available to the Borrower (a) a $300,000,000 revolving credit facility on the terms and conditions contained in that certain Amended and Restated Revolving Credit Agreement dated as of October 16, 2013 (as amended and in effect immediately prior to the date hereof, the “Existing Revolver Agreement”) by and among the Borrower, the Parent, the Lenders party thereto, certain other financial institutions party thereto, KeyBank National Association , as administrative agent, and the other parties thereto, and (b) aggregate $300,000,000 term loan facilities on the terms and conditions contained in that certain Amended and Restated Term Loan Agreement dated as of October 16, 2013 (as amended and as in effect immediately prior to the date hereof, the “Existing Term Loan Agreement”; together with the Existing Revolver Agreement, the “Existing Credit Facilities”) by and among the Borrower, the Parent, the Lenders party thereto, certain other financial institutions party thereto, KeyBank National Association, as administrative agent, and the other parties thereto; and

WHEREAS, the Agent, the Borrower and the Lenders desire to amend and restate the terms of, and consolidate the Indebtedness owing by the Borrower under and in connection with, the Existing Credit Facilities to, among other things, (a) make available to the Borrower credit facilities in an aggregate initial amount of $600,000,000, which will include a $300,000,000 term loan facility comprised of a $100,000,000 tranche A term loan, a $100,000,000 tranche B term loan and a $100,000,000 tranche C term loan, and a $300,000,000 revolving credit facility (the “Revolver Facility”), which will include a $50,000,000 letter of credit subfacility and a $50,000,000 swingline subfacility, all on the terms and conditions contained herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree that the Existing Credit Facilities are amended, restated and consolidated in their entireties as follows:

Article I. DEFINITIONS
Section 1.1.    Definitions.
In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:
“1031 Property” means any Real Estate Asset that is at any time held by a “qualified intermediary” (a “QI”), as defined in the Treasury Regulations promulgated pursuant to Section 1031 of the Internal Revenue Code, or an “exchange accommodation titleholder” (an “EAT”), as defined in Internal Revenue Service Revenue Procedure 2000-37, as modified by Internal Revenue Procedure 2004-51, (or in either case, by one or more Wholly Owned Subsidiaries thereof, singly or as tenants in common) which is a single purpose entity and has entered into an “exchange agreement” or a “qualified exchange accommodation agreement” with the Borrower or a Wholly Owned Subsidiary in connection with the acquisition (or possible disposition) of such Real Estate Asset by the Borrower or a Wholly Owned Subsidiary pursuant to, and intended to qualify for tax treatment under, Section 1031 of the Internal Revenue Code.
“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.
“Accountants” shall mean KPMG LLP or any other independent certified public accountants of recognized national standing reasonably acceptable to the Agent.
“Additional Costs” has the meaning given that term in Section 4.1.
“Additional Term Loan” means a loan made by a Term Loan Lender to the Borrower pursuant to Section 2.2.(a) or Section 2.16.
“Adjusted EBITDA” means, for any given period, (a) Consolidated EBITDA for such period minus (b) Capital Reserves for such period.
“Adjusted Net Operating Income” means, for any given period, the aggregate Net Operating Income of the Eligible Unencumbered Properties for such period minus Capital Reserves in respect of the Eligible Unencumbered Properties for such period.
“Administrative Questionnaire” means an Administrative Questionnaire completed by each Lender and delivered to the Agent in a form supplied by the Agent to the Lenders from time to time.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Agent or any Lender be deemed to be an Affiliate of the Parent, the Borrower or any other Loan Party.
“Agent” means KeyBank National Association, as contractual representative for the Lenders under the terms of this Agreement, and any of its successors.

“Agent's Head Office” means the Agent's office located at 127 Public Square, Cleveland, Ohio 44114, or at such other location as the Agent may designate from time to time.
“Agreement Date” means the date as of which this Agreement is dated.
“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction concerning or relating to bribery, corruption or money laundering, including without limitation, the Foreign Corrupt Practices Act of 1977, as amended.
“Anti-Terrorism Laws” means the following: (i) the Trading with the Enemy Act of the United States, 50 U.S.C. App. §§ 1 et seq., as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto, including without limitation, Executive Order No. 13224, effective as of September 24, 2001 relating to Blocking Property and Prohibiting Transactions With Persons -Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001), and (iii) the Patriot Act.
“Applicable Facility Fee” means the per annum percentage set forth in the table below corresponding to the Level at which the “Applicable Margin” is determined in accordance with the definition thereof at all times on and after the Credit Rating Election Date:

Level	Parent’s Credit Rating (S&P/Moody’s or equivalent)	Facility Fee
1	At Least A- or A3	0.125%
2	BBB+ or Baa1	0.150%
3	BBB or Baa2	0.200%
4	BBB- or Baa3	0.250%
5	Below BBB- and Baa3	0.300%

“Applicable Law” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative or executive orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Applicable Margin” means, with respect to a particular Class and Type of Loans:
(a)    at any time prior to the Credit Rating Election Date, the percentage set forth below corresponding to the ratio of Consolidated Total Indebtedness to Consolidated Gross Asset Value as determined in accordance with Section 9.1 in effect at such time:

Level	Consolidated Total Indebtedness to Consolidated Gross Asset Value	Applicable Margin for Revolving Loans that are LIBOR Loans	Applicable Margin for Revolving Loans that are Base Rate Loans	Applicable Margin for Tranche A Term Loans that are LIBOR Loans	Applicable Margin for Tranche A Term Loans that are Base Rate Loans	Applicable Margin for Tranche B Term Loans that are LIBOR Loans	Applicable Margin for Tranche B Term Loans that are Base Rate Loans	Applicable Margin for Tranche C Term Loans that are LIBOR Loans	Applicable Margin for Tranche C Term Loans that are Base Rate Loans
1	Less than 45%	1.35%	0.35%	1.30%	0.30%	1.30%	0.30%	1.60%	0.60%
2	Greater than or equal to 45% and less than 50%	1.50%	0.50%	1.45%	0.45%	1.45%	0.45%	1.80%	0.80%
3	Greater than or equal to 50% and less than 55%	1.65%	0.65%	1.60%	0.60%	1.60%	0.60%	1.95%	0.95%
4	Greater than or equal to 55% and less than 60%	1.85%	0.85%	1.80%	0.80%	1.80%	0.80%	2.15%	1.15%
5	Greater than or equal to 60%	2.10%	1.10%	2.05%	1.05%	2.05%	1.05%	2.40%	1.40%

The Applicable Margin shall be determined by the Agent from time to time, based on the ratio of Consolidated Total Indebtedness to Consolidated Gross Asset Value as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 8.3. Any adjustment to the Applicable Margin shall be effective (a) in the case of a Compliance Certificate delivered in connection with quarterly financial statements of the Parent delivered pursuant to Section 8.1., as of the date 45 days following the end of the last day of the applicable fiscal quarter covered by such Compliance Certificate, (b) in the case of a Compliance Certificate delivered in connection with annual financial statements of the Parent delivered pursuant to Section 8.2., as of the date 90 days following the end of the last day of the applicable fiscal year covered by such Compliance Certificate, and (c) in the case of any other Compliance Certificate, as of the date 5 Business Days following the Agent’s request for such Compliance Certificate. If the Borrower fails to deliver a Compliance Certificate pursuant to Section 8.3., the Applicable Margin shall equal the percentages corresponding to Level 5 until the date of the delivery of the required Compliance Certificate. Notwithstanding the foregoing, for the period from the Effective Date through but excluding the date on which the Agent first determines the Applicable Margin as set forth above, the Applicable Margin shall equal the percentages corresponding to Level 2. The provisions of this definition are subject to Section 2.5.(d); and
(b)    on and at all times after the Credit Rating Election Date, the percentage per annum determined, at any time, based on the range into which the Borrower’s Credit Rating then falls, in accordance with the levels in the table set forth below (each a “Level”). Any change in the Borrower’s Credit Rating which would cause it to move to a different Level in such table shall effect a change in the Applicable Margin on the Business Day on which such change occurs. During any period for which the Borrower has received a Credit Rating from only one Rating Agency, then the Applicable Margin shall be determined based on such Credit Rating, provided that the Rating Agency is S&P or Moody’s. During any period that the Borrower has received only two Credit Ratings and such ratings are not equivalent, the Applicable Margin shall be determined by the higher of such two Credit Ratings so long as the other Credit Rating is only one Level below that of the highest Credit Rating, and if the other Credit Rating is more than one Level below that of the highest Credit Rating, then the Applicable Margin shall be determined by the Credit Rating that is the median of the two Credit Ratings (unless the median is not a specified Level, in which case the Applicable Margin will be the Credit Rating that is one Level below the Level corresponding to the higher Credit Rating). During any period that the Borrower has received more than two Credit Ratings and such Credit Ratings are not equivalent, the Applicable Margin shall be determined by the highest Credit Rating if they differ by only one Level; provided, if they differ by two or more Levels, then the Applicable Margin will be determined by the average of the highest two Credit Ratings unless the average is not a specified Level, in which case the Applicable Margin will be based on the Level corresponding to the second highest Credit Rating. During any period after the Credit Rating Election Date for which the Borrower and the Parent does not have a Credit Rating from either S&P, Moody’s or Fitch, or during any other period not otherwise covered by this definition (e.g., in the event that, after the Credit Rating Election Date, the only Credit Rating is provided by Fitch), the Applicable Margin shall be determined based on Level 5.

Level	Parent’s Credit Rating (S&P/Moody’s or Equivalent)	Applicable Margin for Revolving Loans that are LIBOR Loans	Applicable Margin for Revolving Loans that are Base Rate Loans	Applicable Margin for Tranche A Term Loans that are LIBOR Loans	Applicable Margin for Tranche A Term Loans that are Base Rate Loans	Applicable Margin for Tranche B Term Loans that are LIBOR Loans	Applicable Margin for Tranche B Term Loans that are Base Rate Loans	Applicable Margin for Tranche C Term Loans that are LIBOR Loans	Applicable Margin for Tranche C Term Loans that are Base Rate Loans
1	At Least A- or A3	0.85%	0.00%	0.925%	0.00%	0.925%	0.00%	1.35%	0.35%
2	BBB+ or Baa1	0.90%	0.00%	0.95%	0.00%	0.95%	0.00%	1.40%	0.40%
3	BBB or Baa2	1.00%	0.00%	1.10%	0.10%	1.10%	0.10%	1.50%	0.50%
4	BBB- or Baa3	1.20%	0.20%	1.35%	0.35%	1.35%	0.35%	1.75%	0.75%
5	Below BBB- and Baa3	1.55%	0.55%	1.75%	0.75%	1.75%	0.75%	2.30%	1.30%

“Applicable Unused Fee” means, for any day, the applicable rate per annum set forth below, based on the percentage of the Revolving Commitments in use on such date (with usage calculated in accordance with Section 3.5(a)):

Usage	Unused Fee
< 50%	0.25%
> 50%	0.15%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.
“Assignee Revolving Lender” has the meaning given to that term in Section 2.17.
“Assignee Term Loan Lender” has the meaning given to that term in Section 2.17.
“Assignment and Assumption” means an Assignment and Assumption Agreement among a Lender, an Eligible Assignee and the Agent, substantially in the form of Exhibit A.

“Assignor Revolving Lender” has the meaning given to that term in Section 2.17.
“Assignor Term Loan Lender” has the meaning given to that term in Section 2.17.
“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.
“Base Rate” means, as of any applicable date of determination, the per annum rate of interest equal to the greatest of (i) the Prime Rate, (ii) one half of one percent (0.50%) plus the Federal Funds Rate, and (iii) one percent (1.00%) plus LIBOR for a term of one month commencing on such date of determination (or if such date is not a Business Day, the immediately preceding Business Day), provided that clause (iii) shall not be applicable during any period in which LIBOR is unavailable or unascertainable as described in Article IV. hereof. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or LIBOR shall become effective as of the opening of business on the day on which of such change in the Prime Rate, the Federal Funds Rate or LIBOR, respectively, becomes effective, without notice or demand of any kind.
“Base Rate Loan” means a Revolving Loan or Term Loan (or any portion thereof) bearing interest at a rate based on the Base Rate.
“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
“Borrower” has the meaning set forth in the introductory paragraph hereof.
“Borrower Information” has the meaning given to that term in Section 2.5.(d).
“Business Day” means (a) any day other than a Saturday, Sunday or other day on which banks in Cleveland, Ohio are authorized or required to close and (b) with reference to a LIBOR Loan or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.
“Capital Reserves” means, for any period, an amount equal to (a) $0.25 multiplied by (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365, with the product thereof being multiplied by the weighted average of square feet of the Real Estate Assets (excluding the square footage of any portion of any Real Estate Asset that is a Transitional Property or under development or redevelopment as of the last day of the applicable period) during such period. If the term Capital Reserves is used with reference to the Eligible Unencumbered Properties, then the amount shall be determined on an aggregate basis with respect to the Eligible Unencumbered Properties (excluding the square footage of any portion of any Eligible Unencumbered Property that is a Transitional Property or under development or redevelopment as of the last day of the applicable period). If the term Capital Reserves is used without reference to a specific Real Estate Asset or set of Real Estate Assets, then the amount shall be determined on an aggregate basis with respect to all Real Estate Assets (excluding the square footage of any portion of any Real Estate Asset that is a Transitional Property or under development or redevelopment as of the last day of the applicable period).
“Capitalization Rate” means (i) 6.50% for DC Office Properties, (ii) 7.00% for Suburban Office Properties and (iii) 7.50% for Other Properties.
“Capitalized Lease Obligation” means an obligation of the Parent, the Borrower or any of their respective Subsidiaries under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.
“Cash and Cash Equivalents” means, as of any date of determination, to the extent the same are actually held by the Parent, the Borrower or any of their respective Subsidiaries as of such date of determination, (a) unrestricted cash, (b) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from such date of determination; (c) certificates of deposit with maturities of not more than one year from such date of determination, issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Co-operation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (d) reverse repurchase agreements with terms of not more than seven days from such date of determination, for securities of the type described in clause (b) above and entered into only with commercial banks having the qualifications described in clause (c) above; (e) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (f) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (e) above.
“Cash Collateralize” means, to pledge and deposit with or deliver to the Agent, for the benefit of the Issuing Bank and/or the Revolving Lenders, as collateral for Letter of Credit Liabilities or obligations of Revolving Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Agent and the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Class” (a) when used with respect to a Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Loan Commitment (and within the Term Loan Commitments, a particular Tranche, as applicable), (b) when used with respect to a Loan, refers to whether such Loan is a Revolving Loan or a Term Loan (and within the Term Loans, a particular Tranche, as applicable) and (c) when used with respect to a Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.
“Commitment” means a Revolving Commitment or a Term Loan Commitment, as the context may require.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” has the meaning given that term in Section 8.3.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” or “consolidated”, with reference to any term herein, means that term as applied to the accounts of the Parent and its Subsidiaries, or the Borrower and its Subsidiaries (as the case may be), consolidated in accordance with GAAP.
“Consolidated EBITDA” means, in relation to the Parent, the Borrower and their respective Subsidiaries for any applicable period, an amount equal to, without double-counting, the Consolidated net income or loss of the Parent, the Borrower and their respective Subsidiaries determined in accordance with GAAP (before minority interests and excluding the adjustment of rent for straight-line rent, deferred market rent and rent abatement amortization) for such period, calculated without regard to gains or losses on early retirement of debt or debt restructuring, debt modification charges, hedging ineffectiveness expense arising from Derivatives Contracts, hedge termination charges and prepayment premiums, plus (x) the following to the extent deducted in computing such net income or loss for such period: (i) Consolidated Total Interest Expense for such period, (ii) losses attributable to the sale or other disposition of assets or debt restructurings in such period, (iii) impairment losses in such period associated with Real Estate Assets or Real Estate Assets Under Development, (iv) real estate depreciation and amortization for such period, (v) acquisition costs related to the acquisition of Real Estate Assets or the acquisition or origination of Structured Finance Investments that were capitalized prior to FAS 141-R which do not represent a recurring cash item in such period or in any future period, (vi) personnel separation or severance costs paid or accrued during such period, (vii) SEC Investigation Costs paid or accrued during such period, (viii) development or redevelopment costs written-off during such period, (ix) income Tax (including state, federal or franchise-based Taxes) paid or accrued during such period, (x) contingent consideration charges attributable to such period, (xi) any other non-recurring, infrequent or unusual charges for such period as approved by the Agent for exclusion in such calculations and (xii) other non-cash charges including, but not limited to, share-based compensation expense and depreciation and amortization of non-Real Estate Assets (including software, computers and FF&E) for such period; and minus (y) all gains attributable to the sale or other disposition of assets in such period. The Parent’s, the Borrower’s, and any Subsidiary’s Pro Rata Share of the items comprising Consolidated EBITDA of any Partially Owned Entity will be included in Consolidated EBITDA, calculated in a manner consistent with the above described treatment for the Parent, the Borrower and their respective Subsidiaries.

“Consolidated Fixed Charges” means for any applicable period, an amount equal to the sum of (i) Consolidated Total Interest Expense for such period, plus (ii) the aggregate amount of scheduled principal payments of Indebtedness (excluding balloon payments at maturity) required to be made during such period by the Parent, the Borrower and their respective Subsidiaries on a Consolidated basis other than for any such Indebtedness owed to the Parent, the Borrower or one of their respective Subsidiaries, plus (iii) Preferred Dividends paid during such period, and in the case of clauses (i) and (ii), adjusted to include the Parent’s, the Borrower’s or any Subsidiary’s Pro Rata Share of the foregoing items of any Partially Owned Entity in such period.
“Consolidated Gross Asset Value” means, as of any date of determination, an amount equal to, without double-counting, the sum of (i) for all Stabilized Real Estate Assets, the aggregate of the following amount determined for each such Real Estate Asset, (x) the Net Operating Income of each Stabilized Real Estate Asset for the most recently ended fiscal quarter, multiplied by (y) 4, with the product thereof being divided by (z) the applicable Capitalization Rate; plus (ii) an amount equal to the aggregate Cost Basis Value of Real Estate Assets Under Development on such date, plus (iii) the Cost Basis Value of Land on such date, plus (iv) the Structured Finance Investments Value on such date, plus (v) the Transitional Properties Value on such date, plus (vi) the value of Cash and Cash Equivalents on such date, as determined in accordance with GAAP and approved by the Agent; with Consolidated Gross Asset Value being adjusted to include, without double-counting any amounts included in the Structured Finance Investments Value, the Parent’s, the Borrower’s or any Subsidiary’s Pro Rata Share of (I) Net Operating Income (and the items comprising Net Operating Income) of each Stabilized Real Estate Asset owned by any Partially Owned Entity in such period, (II) the Transitional Properties Value on such date, (III) the Cost Basis Value of each Real Estate Asset Under Development or Land owned by any Partially Owned Entity on such date, and (IV) the value of Cash and Cash Equivalents owned by any Partially Owned Entity on such date. Notwithstanding anything to the contrary contained in this Agreement, in determining Consolidated Gross Asset Value for any fiscal quarter, (A) if the Net Operating Income for any Stabilized Real Estate Asset is less than zero for such fiscal quarter, the Net Operating Income included for such fiscal quarter in respect of such Stabilized Real Estate Asset shall be deemed to be zero, (B) Net Operating Income from Real Estate Assets acquired by the Parent, the Borrower, any Subsidiary or any Partially Owned Entity during the four fiscal quarter period most recently ended shall be excluded, and such acquired Real Estate Assets shall be included at their Cost Basis Value or capitalized Net Operating Income, if greater (or, in the case of any Real Estate Assets acquired by a Partially Owned Entity, the amount of the Parent’s, the Borrower’s or any Subsidiary’s Pro Rata Share of Cost Basis Value or capitalized Net Operating Income, if greater, of such Real Estate Assets), (C) Net Operating Income from Real Estate Assets sold or otherwise transferred by the Parent, the Borrower, any Subsidiary or any Partially Owned Entity during the most recently ended fiscal quarter shall be excluded, and (D) with respect to any Real Estate Asset owned by a Partially Owned Entity, in no event shall an amount in excess of the Parent’s, the Borrower’s or any Subsidiary’s Pro Rata Share in the applicable item be included in determining Consolidated Gross Asset Value. To the extent (A) the amount of Consolidated Gross Asset Value attributable to Land would exceed 5.0% of Consolidated Gross Asset Value, such excess shall be excluded from Consolidated Gross Asset Value, (B) the amount of Consolidated Gross Asset Value attributable to Real Estate Assets Under Development would exceed 15.0% of Consolidated Gross Asset Value, such excess shall be excluded from Consolidated Gross Asset Value, (C) the amount of Consolidated

Gross Asset Value attributable to Partially-Owned Entities would exceed 15.0% of Consolidated Gross Asset Value, such excess shall be excluded from Consolidated Gross Asset Value, (D) the amount of Consolidated Gross Asset Value attributable to Structured Finance Investments would exceed 5.0% of Consolidated Gross Asset Value, such excess shall be excluded from Consolidated Gross Asset Value, (E) the amount of Consolidated Gross Asset Value attributable to Transitional Properties would exceed 10.0% of Consolidated Gross Asset Value, such excess shall be excluded from Consolidated Gross Asset Value, and (F) the aggregate amount of Consolidated Gross Asset Value attributable to: (i) Land, (ii) Real Estate Assets Under Development, (iii) Structured Finance Investments and (iv) Transitional Properties would exceed 25.0% of Consolidated Gross Asset Value, such excess shall be excluded from Consolidated Gross Asset Value.
“Consolidated Tangible Net Worth” means, as of any date of determination, an amount equal to the Consolidated Gross Asset Value of the Parent, Borrower and their respective Subsidiaries and any Partially-Owned Entities at such date, minus Consolidated Total Indebtedness outstanding on such date, provided that any amounts attributable to Real Estate Assets that are required to be reported as “intangibles” under GAAP pursuant to Financial Accounting Standards Board Statement of Policy No. 141 and 142 shall be permitted to be added back to “tangible property” for purposes of calculating such Consolidated Tangible Net Worth.
“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate amount of all Indebtedness of the Parent, the Borrower and their respective Subsidiaries determined on a Consolidated basis, adjusted to include the Parent’s, the Borrower’s or any Subsidiary’s Pro Rata Share of the Indebtedness of any Partially Owned Entity as of such date.
“Consolidated Total Interest Expense” means, for any applicable period, the aggregate amount of interest required in accordance with GAAP to be paid, accrued, expensed or, to the extent it could be a cash expense in the applicable period, capitalized (but excluding any deferred financing costs and calculated without taking into account gains or losses on early retirement of debt, debt modification charges, and prepayment premiums), without double-counting, by the Parent, the Borrower and their respective Subsidiaries during such period on: (i) all Indebtedness of the Parent, the Borrower and their respective Subsidiaries (including the Loans, all Capitalized Lease Obligations (to the extent Consolidated EBITDA has not been reduced by such Capitalized Lease Obligations in the applicable period) and all subordinated Indebtedness and including all original issue discount and amortization of prepaid interest, if any, but excluding any Restricted Payment on Preferred Equity), (ii) all amounts available for borrowing, or for drawing under letters of credit (including the Letters of Credit), if any, issued for the account of the Parent, the Borrower or any of their respective Subsidiaries, but only if such interest was or is required to be reflected as an item of expense, and (iii) all commitment fees, agency fees, facility fees, letter of credit fees, balance deficiency fees and similar fees and expenses (but, in each case and without duplication, excluding any such fees and expenses constituting deferred financing costs) in connection with the borrowing of money or other extension of credit, in each case adjusted to include the Parent’s, the Borrower’s or any Subsidiary’s Pro Rata Share of the foregoing items of any Partially Owned Entity in such period.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.9.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan (or a portion thereof) of one Type into a Loan of another Type pursuant to Section 2.10.
“Core FFO” means, for any applicable period, with respect to the Borrower and its Subsidiaries, Consolidated funds from operations for such period, calculated without regard to acquisition costs, gains or losses on early retirement of debt, debt modification charges, prepayment premiums, contingent consideration or impairment charges, SEC investigation costs, personnel separation costs, development or redevelopment costs written-off, and any other non-recurring, infrequent or unusual charges for such period deemed to be non-Core FFO provided that, solely with respect to such other non-recurring, infrequent or unusual charges, such charges are approved by the Agent for exclusion in such calculation, all adjusted to include the Borrower’s or any Subsidiary’s Pro Rata Share of the foregoing items of any Partially Owned Entity for such period. For purposes of this Agreement, “funds from operations” shall be calculated consistent with the White Paper on Funds from Operations dated April 2002 issued by National Association of Real Estate Investment Trusts, Inc. (the “White Paper”), but without giving effect to any supplements, amendments or other modifications promulgated after the Agreement Date; provided, however, to the extent that the White Paper is inconsistent with the first sentence of this definition, the first sentence of this definition shall control.
“Cost Basis Value” means the total contract purchase price of a Real Estate Asset plus all commercially reasonable acquisition costs (including but not limited to title, legal and settlement costs, but excluding financing costs) that are capitalized in accordance with GAAP.
“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Loan, (c) the Continuation of a Loan and (d) the issuance of a Letter of Credit or the amendment of a Letter of Credit that extends the maturity, or increases the Stated Amount, of such Letter of Credit.
“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person.
“Credit Rating Election Date” means the date, after the Investment Grade Rating Date, on which the Borrower delivers written notice to the Agent that it desires to utilize its Credit Rating in determining the Applicable Margin and the Applicable Facility Fee pursuant to Section 2.5.(b).
“DC Office Properties” means Real Estate Assets constituting multi-story office properties located within the District of Columbia. The Real Estate Asset known as the Northern Virginia land development will be considered a DC Office Property upon being classified as a Stabilized Real Estate Asset.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.
“Default” means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.
“Defaulting Lender” means, subject to Section 3.10(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within 2 Business Days of the date when due, (b) has notified the Borrower, the Agent, the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.10.(f)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Derivatives Contract” means (a) any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by the Borrower or any of its Subsidiaries (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.
“Derivatives Obligation” means any obligation to pay or perform under any Derivatives Contract or any other agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Derivatives Support Document” means (i) any Credit Support Annex comprising part of (and as defined in) any Specified Derivatives Contract, and (ii) any document or agreement pursuant to which cash, deposit accounts, securities accounts or similar financial asset collateral are pledged to or made available for setoff by, a Specified Derivatives Provider, including any banker’s lien or similar right, securing or supporting Specified Derivatives Obligation.
“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Agent, any Lender or any Affiliate of any thereof).
“Disqualifying Environmental Event” means any Release or threatened Release of Hazardous Substances, any violation of Environmental Laws or any other similar environmental event with respect to any Eligible Unencumbered Property that could reasonably be expected to cost in excess of $5,000,000 to remediate or, which, with respect to all of the Eligible Unencumbered Properties, could reasonably be expected to cost in excess of $10,000,000 in the aggregate to remediate.
“Disqualifying Structural Event” means any structural issue which, with respect to any Eligible Unencumbered Property, could reasonably be expected to cost in excess of $5,000,000 to remediate or, which, with respect to all of the Eligible Unencumbered Properties, could reasonably be expected to cost in excess of $10,000,000 in the aggregate to remediate.
“Dollars” or “$” means the lawful currency of the United States of America.
“EAT” has the meaning given that term in the definition of 1031 Property.
“Effective Date” means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived in writing by the Lenders.
“Eligible 1031 Property” means a 1031 Property which satisfies all of the following requirements: (a) such Real Estate Asset is an office, industrial or so-called flex property; (b) such Real Estate Asset is located in the State of Maryland, the Commonwealth of Virginia or the District of Columbia; (c) the Borrower or a Wholly Owned Subsidiary thereof leases such 1031 Property from the applicable EAT (or Wholly Owned Subsidiary(ies) thereof, as applicable) and the Borrower or a Wholly Owned Subsidiary thereof manages such 1031 Property; (d) the Borrower or a Wholly Owned Subsidiary thereof is obligated to purchase such 1031 Property from the applicable EAT (or Wholly Owned Subsidiary(ies) of the applicable EAT that owns such 1031 Property) (other than in circumstances where the 1031 Property is disposed of by the Borrower or any Subsidiary); (e) the applicable EAT is obligated to transfer such 1031 Property (or its Wholly Owned Subsidiary(ies) that owns such 1031 Property, as applicable) to the Borrower or a Wholly Owned Subsidiary thereof, directly or indirectly (including through a QI); (f) the applicable EAT (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable) acquired such 1031 Property with the proceeds of a loan made by the Borrower or a Wholly Owned Subsidiary, which loan is secured either by a Mortgage on such 1031 Property and/or a pledge of all of the Equity Interests of the applicable Wholly Owned Subsidiary(ies) of an EAT that owns such 1031 Property, as applicable; (g) neither such 1031 Property, nor if such Real Estate Asset is owned or leased by a Subsidiary, any of the Borrower’s direct or indirect ownership interest in such Subsidiary, is subject to (i) any Lien (other than Permitted Liens that are applicable to Eligible Unencumbered Properties or the Lien of a Mortgage or pledge referred to in the immediately preceding clause (f)) or (ii) a Negative Pledge, except (x) Permitted Negative Pledge Provisions and (y) a Negative Pledge binding on the EAT in favor of the Borrower or any Wholly Owned Subsidiary; (h) such 1031 Property is free of any Disqualifying Environmental Event or Disqualifying Structural Event; and (i) such Real Estate Asset is free of all major title defects or other adverse matters except for defects, conditions or other matters individually or collectively which could not reasonably be expected to materially detract from the marketability of such Real Estate Asset or the ability of the Borrower to operate such Real Estate Asset in the ordinary course of its business. In no event shall a 1031 Property qualify as an Eligible 1031 Property for a period in excess of 185 consecutive days or such later period (plus 5 consecutive days) if the relevant period under Section 1031 of the Code (including the Treasury

Regulations thereunder, and including as provided under Rev. Proc. 2000-37 (as modified by Rev. Proc. 2004-51)) is extended pursuant to Rev. Proc. 2007-56 (or relevant successor or replacement guidance). A Real Estate Asset shall be excluded from calculation of the Value of Unencumbered Properties as an Eligible 1031 Property if such Property shall cease to be an Eligible 1031 Property; provided, that a Real Estate Asset so excluded shall again be included in such calculations upon satisfying the requirements of an Eligible 1031 Property. Notwithstanding anything to the contrary set forth herein, for purposes of determining Consolidated Gross Asset Value and the Value of Unencumbered Properties, such 1031 Property shall be deemed to have been owned or leased by a Wholly Owned Subsidiary of the Borrower from the date acquired by the applicable EAT (or Wholly Owned Subsidiary(ies) of the EAT that owns such 1031 Property, as applicable).
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Agent (such approval not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) the Parent or the Borrower or any of their respective Affiliates or Subsidiaries, (B) an Affiliate of a Lender or an Approved Fund that (1) if organized under the laws of the United States of America, any state thereof or the District of Columbia, does not have total assets in excess of $5,000,000,000, or if organized under the laws of any other country or a political subdivision thereof, is not organized in such a country that is a member of the Organisation for Economic Co-operation and Development, does not have total assets in excess of $10,000,000,000, or does not act through a branch or agency located in the United States or (2) does not have a rating of BBB or higher by S&P, Baa2 or higher by Moody’s or the equivalent or higher of either such rating by another rating agency acceptable to the Agent with respect to such Affiliate of a Lender or Approved Fund’s (or if such Affiliate or Approved Fund is a Subsidiary, such Affiliate’s or Approved Fund’s parent’s) senior unsecured long term indebtedness, or (C) a Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or any of its Subsidiaries.
“Eligible Unencumbered Property” means a Real Estate Asset that satisfies all of the following requirements, as confirmed by the Agent (such confirmation not to be unreasonably withheld or delayed): (a) such Real Estate Asset is a Permitted Property; (b) such Real Estate Asset is 100% owned in fee simple, or leased under a Ground Lease, by the Borrower or a Subsidiary (which such Subsidiary must be a Wholly Owned Subsidiary unless otherwise agreed upon by the Agent, the Required Lenders and the Borrower); (c) regardless of whether the Borrower or a Subsidiary of the Borrower owns such Real Estate Asset, the Borrower has the right directly, or indirectly through a Wholly Owned Subsidiary, to take the following actions without the need to obtain the consent of any Person (it being acknowledged by the Lenders that other senior Unsecured Indebtedness of the Borrower permitted under Section 9.3.(a) may contain certain restrictions substantially the same as those set forth below): (A) to finance or refinance such Real Estate Asset, (B) to create Liens on such Real Estate Asset as security for Indebtedness of the Parent, the Borrower or such Subsidiary, as applicable, and (C) to sell, transfer or otherwise dispose of such Real Estate Asset; (d) neither such Real Estate Asset, nor if such Real Estate Asset is owned by a Subsidiary of the Borrower, any of the Borrower’s or any Subsidiary’s direct or indirect ownership interest in such Subsidiary, is subject to (i) any Lien (other than Permitted Liens) or (ii) any Negative Pledge (other than in favor of the Agent and the Lenders or Permitted Negative Pledge Provisions); and

(e) such Real Estate Asset is not the subject of a Disqualifying Environmental Event or a Disqualifying Structural Event; and (f) such Real Estate Asset is free of all major title defects or other adverse matters except for defects, conditions or other matters individually or collectively which could not reasonably be expected to materially detract from the marketability of such Real Estate Asset or the ability of the Borrower to operate such Real Estate Asset in the ordinary course of its business.
Notwithstanding the foregoing, an Eligible 1031 Property shall also constitute an Eligible Unencumbered Property.
A Real Estate Asset that does not meet the requirements outlined above may be classified as an Eligible Unencumbered Property so long as it is approved by the Required Lenders.
“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any state or local laws, regulations or ordinances relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials.
“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.
“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).
“ERISA Group” means the Parent, the Borrower, any of their respective Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Parent, the Borrower or any such Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.
“Event of Default” means any of the events specified in Section 10.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.
“Excluded Derivatives Obligation” means, with respect to any Loan Party, any Derivatives Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Derivatives Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the Guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Derivatives Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under Section 6 of the Subsidiary Guaranty). If a Derivatives Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Derivatives Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Excluded Subsidiary” means any Subsidiary that (a) holds title to assets that are collateral for any Secured Indebtedness permitted under the terms of this Agreement and (b) is prohibited from guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument, or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents to the extent such provision was (and continues to be) included in such Subsidiary’s organizational documents as a condition to the extension and maintenance of such Secured Indebtedness.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.6.) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.11., amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.11.(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Facilities” has the meaning given to that term in the recitals hereto.
“Existing Revolver Agreement” has the meaning given to that term in the Recitals.
“Existing Letters of Credit” has the meaning given that term in Section 2.3.(m).
“Existing Term Loan” has the meaning given to that term in Section 2.2.(a).
“Existing Term Loan Agreement” has the meaning given to that term in the Recitals.
“Exiting Lender” has the meaning given to that term in Section 2.17.
“Extended Commitment” means any portion of the Revolving Commitments the maturity of which shall have been extended pursuant to Section 12.7.(g).
“Extended Letter of Credit” has the meaning given to that term in Section 2.3(b).
“Extended Revolving Loans” means any Revolving Loans made pursuant to the Extended Commitments.

“Extended Term Loans” means any Class of Term Loans the maturity of which shall have been extended pursuant to Section 12.7.(g).
“Extension” has the meaning given to that term in Section 12.7.(g).
“Extension Amendment” means an amendment to this Agreement (which may, at the option of the Agent and the Borrower, be in the form of an amendment and restatement of this Agreement) among the Loan Parties, the applicable extending Lenders, the Agent and, to the extent required by Section 12.7.(g), the Issuing Bank and/or the Swingline Lender implementing an Extension in accordance with Section 12.7.(g).
“Extension Offer” has the meaning given to that term in Section 12.7.(g).
“Fair Market Value” means, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.
“Fee Letter” means any fee letter by and among the Borrower, the Agent and any of the Joint Lead Arrangers and/or Joint Lead Bookrunners in connection with the facilities provided hereunder.
“Fees” means the fees and commissions provided for or referred to in Section 3.5. and any other fees payable by the Borrower under any other Loan Document or under the Fee Letter.
“First Street” has the meaning given to that term in Section 7.12.(a).
“Fitch” means Fitch Ratings Ltd., and its successors.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, as in effect as of the Agreement Date (subject to Section 1.2).
“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.
“Ground Lease” means, as of any date of determination, a ground lease (a) which is a direct ground lease granted by the fee owner of the subject real property, (b) with respect to which a Lien may be granted without the consent of the lessor, (c) which may be transferred and/or assigned other than in connection with the granting of a Lien without the consent of the lessor or, if the lease expressly provides that such lease may be transferred and/or assigned with the consent of the lessor, such consent may not be unreasonably withheld, conditioned or delayed, (d) which has a remaining term (including any renewal terms exercisable at the sole option of the lessee without the need to obtain the consent of the lessor or to pay the lessor any amount as a condition to the effectiveness of such extension) of at least thirty (30) years, (e) under which no default exists and is continuing, (f) which contains lender protection provisions reasonably acceptable to the Agent, including, without limitation, provisions to the effect that (I) the lessor shall notify any holder of a Lien in such lease of the occurrence of any default by the lessee under such lease and shall not terminate such lease on account of any default without affording such Lien holder a reasonable opportunity to cure such default, and (II) in the event that such lease is terminated, such Lien holder shall have the option to enter into a new lease on terms substantially identical to those contained in the terminated lease, and (g) which is otherwise reasonably acceptable in form and substance to the Agent.

“Guarantor” means (a) the Parent, subject to Section 12.22., (b) prior to the Investment Grade Rating Date, but subject to Section 7.12., each Material Subsidiary Guarantor, (c) prior to the Investment Grade Rating Date, but subject to Section 7.12., each Other Subsidiary Guarantor, and (d) each Non-Material Subsidiary Guarantor.
“Guarantor Release Letter” means a letter executed by the Agent that confirms the release of one or more Guarantor(s), substantially in the form of Exhibit K.
“Guaranty”, “Guaranteed”, “Guarantying” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean and include (i) the Subsidiary Guaranty and (ii) the Parent Guaranty.
“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indebtedness” means, with respect to a Person, as of any date of determination, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed, whether direct or indirect, including, without limitation, all Obligations; (b) all obligations of such Person (other than trade debt incurred in the ordinary course of business), whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit (but only to the extent of any outstanding balance), (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property; (c) any Capitalized Lease Obligations (but excluding obligations under operating leases or ground leases) of such Person, the amount of which as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date; (d) all net obligations under any Derivatives Contract not entered into as a hedge against Indebtedness outstanding at the time such Derivatives Contract is entered into and while such Derivatives Contract is maintained; (e) all obligations of such Person or any other Person secured by any Lien or other encumbrance on property of such Person; (f) all reimbursement obligations of such Person under or in respect of any letters of credit (including the Letters of Credit) or acceptances (whether or not the same have been presented for payment); (g) all obligations of such Person in respect of "off-balance sheet arrangements" (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended from time to time) which such Person would be required to disclose to the Securities and Exchange Commission; (h) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation under this clause (h) to the extent (1) the obligation can be satisfied by the issuance of Equity Interests or (2) the amount of such Person’s liability therefor or in connection therewith is limited exclusively to the amount of any associated deposit given by such Person (in which case, such deposit shall be treated as unsecured Indebtedness and not as an asset and any obligations in excess of such deposit shall not be included in Indebtedness); (i) all obligations in the nature of those described in clauses (a)-(h) above of other Persons that such Person is, or has agreed to be, liable by way of guaranty, indemnity for borrowed money, stop-loss agreement or the like; and (j) without duplication, such Person’s Pro Rata Share of all obligations in the nature of those described in clauses (a)-(i) above of any Partially Owned Entity. For the purposes hereof, the amount of any net obligation under any Derivatives Contract on any date shall be deemed to be the Derivatives Termination Value thereof as of such date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.
“Intellectual Property” has the meaning given that term in Section 6.1.(t).
“Interest Period” means, with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or the last day of the next preceding Interest Period for such Loan and ending 1, 2, 3 or 6 months thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month shall end on the last Business Day of the appropriate subsequent calendar month.
Notwithstanding the foregoing: (i) if any Interest Period for a Class of Loans would otherwise end after the applicable Maturity Date for such Class of Loans, such Interest Period shall end on the Maturity Date for such Class of Loans; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Investment” means, (x) with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person and (y) with respect to any Real Estate Asset or other asset, the acquisition thereof. Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business that does not constitute the purchase or other acquisition of a business, division or operating unit, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; and (b) there shall be deducted in respect of each Investment in unconsolidated joint ventures any amount received as a return of capital and received as earnings on such Investment in unconsolidated joint ventures, whether as dividends, interest or otherwise.
“Investment Grade Rating” means a Credit Rating of BBB-/Baa3 (or equivalent) or higher from a Rating Agency.
“Investment Grade Rating Date” means, the date on which the Borrower or the Parent first obtains an Investment Grade Rating from either of Moody’s or S&P.
“Issuing Bank” means KeyBank in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“Joint Lead Arrangers” has the meaning given that term in the in the introductory paragraph hereof and shall include the Joint Lead Arrangers’ respective successors and assigns.
“KeyBank” means KeyBank National Association, together with its successors and assigns.
“Land” means an undeveloped Real Estate Asset owned in fee by the Borrower, any of its Subsidiaries or any Partially Owned Entity.
“L/C Borrowing” has the meaning given that term in Section 2.4.(e).
“L/C Commitment Amount” equals $50,000,000.
“Lender” means each financial institution from time to time party hereto as a “Lender” and a “Revolving Lender” or a “Term Loan Lender”, as applicable, together with its respective successors and permitted assigns, and as the context requires, includes the Swingline Lender; provided, however, that the terms “Lender”, “Revolving Lender” and “Term Loan Lender”, except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.
“Lender’s Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage of (a)(i) the amount of such Lender’s Revolving Commitment plus (ii) the aggregate outstanding principal amount of such Lender’s Term Loans, if any, to (b)(i) the aggregate amount of the Revolving Commitments of all Lenders plus (ii) the aggregate amount of all outstanding Term Loans; provided, however, that if at the time of determination the Revolving Commitments have terminated or been reduced to zero, the “Lender’s Pro Rata Share” of each Lender shall be the ratio, expressed as a percentage of (A) the sum of the unpaid principal amount of all outstanding Revolving Loans, Term Loans, Swingline Loans and Letter of Credit Liabilities owing to such Lender as of such date to (B) the sum of the aggregate unpaid principal amount of all outstanding Revolving Loans, Term Loans, Swingline Loans and Letter of Credit Liabilities of all Lenders as of such date. If at the time of determination the Revolving Commitments have been terminated and there are no outstanding Loans or Letter of Credit Liabilities, then the Pro Rata Shares of the Lenders shall be determined as of the most recent date on which any Loans and/or Letters of Credit Liabilities were outstanding. For purposes of this definition, a Revolving Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Revolving Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.
“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender of which such Lender may notify the Agent in writing from time to time.
“Letter of Credit” has the meaning given that term in Section 2.3.(a).

“Letter of Credit Collateral Account” means a special deposit account maintained by the Agent, for the benefit of the Agent, the Issuing Bank and the Lenders, and under the sole dominion and control of the Agent.
“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.
“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Revolving Lender (other than the Lender then acting as Issuing Bank) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Section 2.3.(i), and the Revolving Lender then acting as the Issuing Bank shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Lenders (other than the Revolving Lender then acting as the Issuing Bank) of their participation interests under such Section.
“Level” has the meaning given that term in the definition of the term “Applicable Margin.”
“LIBOR” means, for any LIBOR Loan for any Interest Period therefor, the average rate as shown in Reuters Screen LIBOR01 Page (or any successor service) at which deposits in U.S. dollars are offered by first class banks in the London interbank market at approximately 11:00 a.m. (London time) on the day that is two (2) Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations. If Reuters no longer reports such rate, such rate is not available at any time for any reason, or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London interbank market, then any and all outstanding Loans shall be Base Rate Loans and bear interest at the Base Rate plus the Applicable Margin for Base Rate Loans. For any period during which a Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage. If as so determined, LIBOR shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement for any applicable Loan or other Credit Extension or portion thereof that has not been identified by the Borrower to the Agent in writing as being subject to a Derivatives Contract that provides a hedge against interest rate risk.
“LIBOR Loan” means a Revolving Loan or a Term Loan (or any portion thereof) bearing interest at a rate based on LIBOR.
“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the Uniform Commercial Code or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.
“Loan” means a Revolving Loan, a Term Loan (including the Tranche A Loans, the Tranche B Loans and the Tranche C Loans) or a Swingline Loan (or any portion thereof) and “Loans” means all of such Loans, collectively, as the context may require.
“Loan Document” means this Agreement, each Note, each Letter of Credit Document, the Subsidiary Guaranty, the Parent Guaranty and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than any Specified Derivatives Contract).
“Loan Party” means each of the Parent (subject to Section 12.22.), the Borrower and each Subsidiary Guarantor. Schedule 1.1.(A) sets forth the Loan Parties in addition to the Parent and the Borrower as of the Agreement Date.
“Material Acquisition” means any acquisition by the Parent, the Borrower or any Subsidiary in which the assets acquired exceed fifteen percent (15%) of the Consolidated total assets of the Parent and its Subsidiaries, as determined in accordance with GAAP, as of the last day of the most recently ended fiscal quarter of the Parent for which financial statements are publically available.
“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Parent, the Borrower and their respective Subsidiaries taken as a whole, (b) the ability of the Parent, the Borrower and the other Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders, the Issuing Bank and the Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith or the timely payment of all Reimbursement Obligations.
“Material Contract” means any contract or other arrangement (other than Loan Documents, any Specified Derivatives Contracts or any other contract or agreement relating to Indebtedness for borrowed money), whether written or oral, to which the Parent, the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means any Indebtedness the principal amount of which is (i) $25,000,000 or more in the case of Recourse Indebtedness or (ii) $90,000,000 or more in the case of Non-Recourse Indebtedness.
“Material Subsidiary” means any Subsidiary owning or leasing one or more Real Estate Assets which contribute more than $50,000,000 to the Value of Unencumbered Properties.
“Material Subsidiary Guarantor” means each Material Subsidiary that from time to time is a party to the Guaranty.
“Maturity Date” means, (i) with respect to the Revolver Facility (including Swingline Loans), the Revolver Maturity Date, (ii) with respect to the Tranche A Facility, the Tranche A Maturity Date, (iii) with respect to the Tranche B Facility, the Tranche B Maturity Date, and (iv) with respect to the Tranche C Facility, the Tranche C Maturity Date; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Moody’s” means Moody’s Investors Service, Inc., and its successors.
“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real property granting a Lien on such interest in real property as security for the payment of Indebtedness of such Person or another Person.
“Mortgage Note” means a promissory note secured by a Mortgage of which the Parent, the Borrower, or one of their respective Subsidiaries is the holder and direct payee and retains the rights of collection of all payments thereunder, secured by a Mortgage on developed real property, so long as at the relevant date of determination, such promissory note is not in default.
“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six year period.
“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document or Specified Derivatives Contract) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement evidencing Unsecured Indebtedness that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
“Net Operating Income” means, for any period, an amount equal to, without double-counting, the sum of: (i) the aggregate rental and other income from the operation of the applicable Real Estate Assets during such period, excluding lease incentive, tenant improvement costs revenue and deferred market rent; minus (ii) all expenses and other proper charges incurred in connection with the operation of such Real Estate Assets during such period, (including, without limitation, a management fee equal to 3% of the gross revenues of such Real Estate Assets, real estate taxes, payments under Ground Leases and bad debt expenses, but excluding Overhead Allocation expense, third-party management fees and any other non-recurring, infrequent or unusual charges approved by the Agent for exclusion in such calculations; but, in any case, before payment of or provision for debt service charges for such period, income taxes for such period, capital expenses for such period, and depreciation, amortization, and other non-cash expenses for such period, all as determined in accordance with GAAP (adjusted to exclude straight-line rents, amounts reserved as bad debt expense for straight-line rents and rent abatement amortization).
“Net Proceeds” means, with respect to any Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.
“Non-Material Subsidiary Guarantor” means each Subsidiary Obligor that from time to time is a party to the Guaranty.
“Non-Recourse Exceptions” has the meaning given to that term in Section 7.14.
“Non-Recourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money (x) in respect of which recourse for payment is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness and (y) that is not a general obligation of such Person; provided such contractual limitation to specific assets may include Non-Recourse Exceptions.
“Note” means a Revolving Note, a Term Note or a Swingline Note.
“Notice of Continuation” means a notice in the form of Exhibit C to be delivered to the Agent pursuant to Section 2.9. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.
“Notice of Conversion” means a notice in the form of Exhibit D to be delivered to the Agent pursuant to Section 2.10. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.
“Notice of Swingline Borrowing” means a notice in the form of Exhibit E to be delivered to the Agent pursuant to Section 2.3. evidencing the Borrower’s request for a Swingline Loan.
“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Agent, the Issuing Bank or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include Specified Derivatives Obligations; provided that the liability of the Parent in respect of the Obligations is limited in the manner set forth in Section 12.22.
“Occupancy Rate” means, with respect to a Real Estate Asset at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Real Estate Asset occupied by tenants that are not Affiliates of the Parent, the Borrower, any of their respective Subsidiaries or any Partially Owned Entity paying rent at rates not materially less than rates generally prevailing in the geographical market of such Real Estate Asset pursuant to binding leases as to which no monetary default has occurred and is continuing which has continued unremedied for sixty (60) days or more to (b) the aggregate net rentable square footage of such Real Estate Asset.
“OFAC” means U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor Governmental Authority.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Properties” means all Real Estate Assets that are not DC Office Properties or Suburban Office Properties.
“Other Subsidiary Guarantor” means each Subsidiary of the Borrower (other than a Material Subsidiary) that owns an Eligible Unencumbered Property and is a party to the Guaranty for the purpose of permitting the Borrower to comply with the provisions of Section 7.12(c).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.6.).
“Overhead Allocation” means, for any period, the amount of corporate overhead included as a property operating expense in lieu of a management fee.
“Parent” has the meaning set forth in the introductory paragraph hereof.
“Parent Entity” has the meaning given to that term in Section 7.14.

“Parent Guaranty” means the Guaranty substantially in the form of Exhibit J attached hereto executed by the Parent in favor of the Agent for the benefit of itself, the Issuing Bank and the Lenders.
“Partially Owned Entity” means any Person in which the Parent or the Borrower, directly, or indirectly through its full or partial ownership of another entity, owns an Equity Interest, but which is not required in accordance with GAAP to be consolidated with the Parent or the Borrower, as applicable, for financial reporting purposes.
“Participant” has the meaning given that term in Section 12.6.(d).
“Participant Register” has the meaning given that term in Section 12.6.(d).
“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.
“Permitted Intercompany Refinancing Mortgages” means, a mortgage or deed of trust granted by a Subsidiary Guarantor to another Subsidiary Guarantor in connection with the refinancing of one or more Real Estate Assets, provided that (i) the Borrower has provided the Agent with at least 10 Business Days prior written notice of such mortgage or deed of trust, together with copies of the proposed mortgage or deed of trust and related agreements and documents, (ii) the Subsidiary Guarantor which holds the loan secured by such mortgage or deed of trust is the direct owner of 100% of the Equity Interests of the Subsidiary Guarantor which is the borrower under such loan, (iii) immediately upon the assignment or other transfer of the loan secured by such mortgage or deed of trust to any other Person, the Real Estate Asset encumbered thereby shall not constitute an Eligible Unencumbered Property and the Lien evidenced thereby shall not be a Permitted Lien for purposes of determining compliance with the Eligible Unencumbered Property requirements set forth in the definition thereof, and the Borrower shall, prior to such assignment or transfer, provide a certificate to the Agent evidencing compliance with the covenants set forth in Section 9.1 after giving effect to such assignment or transfer, and (iv) the Agent has approved such proposed mortgage or deed of trust arrangement.
“Permitted Liens” means, with respect to any asset or property of a Person: (a)(i) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or (ii) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in the case of each of the immediately preceding clauses (i) and (ii), are not at the time required to be paid or discharged under Section 7.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance, old age pensions or other social security obligations; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person;

(d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Agent for its benefit and the benefit of the Lenders and the Issuing Bank; (f) Liens in existence as of the Agreement Date and set forth in Schedule 6.1.(f); (g) solely with respect to Real Estate Assets that are not Eligible Unencumbered Properties in connection with Non-Recourse Indebtedness of the Parent, the Borrower and their respective Subsidiaries (other than the Subsidiary Guarantors) permitted under Section 9.3, and subject to compliance with Section 9.1, Liens on Real Estate Assets (other than Eligible Unencumbered Properties) to secure such Non-Recourse Indebtedness; (h) Permitted Intercompany Refinancing Mortgages; (i) in connection with an Eligible 1031 Property, the Lien of a Mortgage or pledge referred to in clause (f) of the definition of Eligible 1031 Property; and (j) except with respect to (1) Real Estate Assets that are Eligible Unencumbered Properties and (2) any Subsidiary of the Borrower that directly or indirectly owns (or ground leases) any Eligible Unencumbered Property, judgment liens in respect of judgments that do not constitute an Event of Default under Section Section 10.1.(i). For the avoidance of doubt, when used with reference to an Eligible Unencumbered Property or Eligible 1031 Property, the term “Permitted Liens” shall not include the Liens described in the foregoing definition that are not permitted with respect to Eligible Unencumbered Properties.

“Permitted Negative Pledge Provision” means (i) a Negative Pledge contained in any agreement evidencing Unsecured Indebtedness permitted under Section 9.3. which contains restrictions on encumbering assets that are substantially the same as, or no more restrictive than, the corresponding restrictions contained in the Loan Documents and (ii) a Negative Pledge contained in any agreement relating to assets to be sold where the restrictions on encumbering assets relate only to such assets pending such sale.
“Permitted Property” means a property which is an income producing office, industrial or so-called flex property (or a Real Estate Asset Under Development or Transitional Property which will be an income producing office, industrial or so-called flex property when completed) and is located in the State of Maryland, the Commonwealth of Virginia or the District of Columbia.
“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.
“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
“Post-Default Rate” means, (a) in respect of any principal of any Class of Loans, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base

Rate Loans for such Class of Loans plus two percent (2%) and (b) in respect of any Reimbursement Obligation or any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans that are Revolving Loans plus two percent (2%).
“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity issued by the Parent, the Borrower or a Subsidiary. Preferred Dividends shall not include dividends or distributions paid or payable (a) solely in Equity Interests payable to holders of such class of Equity Interests, (b) to the Parent, the Borrower or a Subsidiary, or (c) constituting or resulting in the redemption of Preferred Equity, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
“Preferred Equity” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.
“Prepayment Penalty” has the meaning given that term in Section 2.8.(a).
“Prime Rate” means the rate of interest per annum announced publicly by the Lender then acting as the Agent as its prime rate from time to time. The Prime Rate is not necessarily the best or the lowest rate of interest offered by the Lender acting as the Agent or any other Lender.
“Pro Forma Compliance” means, to the extent the calculation of any one or more of the financial covenants set forth in Section 9.1. is required to be made on a date other than the last day of a fiscal quarter, compliance with any such specified financial covenant based upon the Compliance Certificate most recently delivered pursuant to Section 8.3.(a) hereof, but after taking into account or giving effect to (a) in the case of any Eligible Unencumbered Properties, any acquisitions or dispositions thereof, such Real Estate Asset ceasing to qualify as an Eligible Unencumbered Property, or any reclassification of any such Eligible Unencumbered Properties as unencumbered or encumbered, in each case, arising after the reporting period to which such Compliance Certificate relates and (b) the incurrence or repayment of any Indebtedness for borrowed money since the end of the period to which such Compliance Certificate relates.

“Pro Rata Share” means, (a) with respect to any item relating to asset value, income or the like of any Partially Owned Entity, the Parent’s the Borrower’s or any Subsidiary’s direct or indirect percentage ownership interest in such Partially Owned Entity (or, if different, the percentage to which the Parent, the Borrower or any such Subsidiary is entitled based on an arms-length agreement), and (b) with respect to any Indebtedness or other liability or obligation of any Partially Owned Entity, (i) the Parent’s, the Borrower’s or any Subsidiary’s percentage ownership interest in such Partially Owned Entity, or (ii) such other amount as to which the Parent, the Borrower or such Subsidiary is or has agreed to be liable by way of guaranty, indemnity for borrowed money, stop-loss agreement or other agreement.
“QI” has the meaning given that term in the definition of 1031 Property.

“Qualified ECP Guarantor” means, in respect of any Derivatives Obligation, (i) each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Derivatives Obligation or (ii) such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Rating Agency” means S&P, Moody’s or Fitch.
“Real Estate Asset” means any parcel of real property owned or leased (in whole or in part) or operated by the Parent, the Borrower, any Subsidiary or any Partially Owned Entity of the Parent.
“Real Estate Asset Under Development” means a Real Estate Asset that is under development or substantial redevelopment. A Real Estate Asset Under Development shall cease to constitute a Real Estate Asset Under Development on the earlier of (a) the one-year anniversary date of the substantial completion (as such term is customarily used in the real estate industry) of such development or redevelopment, and (b) the first day of the first full fiscal quarter after such Real Estate Asset achieves an Occupancy Rate of 80%.
“Recipient” means the Agent, (b) any Lender, (c) the Issuing Bank, or (d) any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Recourse Indebtedness” means any Indebtedness other than Non-Recourse Indebtedness.
“Register” has the meaning given that term in Section 12.6.(c).
“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.
“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the Issuing Bank for any drawing honored by the Issuing Bank under a Letter of Credit.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Required Lenders” means, as of any date of determination, (a) the Lenders holding more than 50% of the aggregate amount of the Commitments and (if the Term Loan Commitments have terminated) the principal amount of the aggregate outstanding Term Loans, or (b) if the Commitments have been terminated or reduced to zero, Lenders holding more than 50% of the principal amount of the aggregate outstanding Loans and Letter of Credit Liabilities; provided that in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded. For purposes of this definition, a Lender (other than a Defaulting Lender) shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.
“Requisite Class Lenders” means, with respect to a Class of Lenders on any date of determination, the Lenders of such Class (a) holding more than 50% of the aggregate amount of the Commitments of such Class, or (b) if the Commitments of such Class have terminated, holding more than 50% of the principal amount of the aggregate outstanding Loans of such Class, and in the case of Revolving Lenders, outstanding Letter of Credit Liabilities and Swingline Loans; provided that in determining such percentage at any given time, all then existing Defaulting Lenders of such Class will be disregarded and excluded. For purposes of this definition, a Revolving Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.
“Reserve Percentage” means a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America to residents of the United States of America). Any change in such stated maximum rate shall result in a change in the Reserve Percentage on the date on which such change in such stated maximum rate becomes effective.
“Responsible Officer” means with respect to the Parent, the Borrower, any other Loan Party or any of their respective Subsidiaries, the chief executive officer, the chief operating officer, the chief financial officer, or president of the Parent, the Borrower, such other Loan Party or such other Subsidiary, as the case may be.
“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Parent, the Borrower or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Parent, the Borrower or any of their respective Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Parent, the Borrower or any of their respective Subsidiaries now or hereafter outstanding; in the case of each of clauses (a), (b) and (c), other than a payment, redemption, exchange or similar transaction to the extent the consideration paid by the Parent, Borrower or any of its Subsidiaries is shares of Equity Interests that do not constitute Mandatorily Redeemable Stock.
“Revolver Extension Notice” has the meaning given that term in Section 2.13.
“Revolver Maturity Date” means December 4, 2019 or such later date to which the Revolver Maturity Date may be extended in accordance with Section 2.13.
“Revolver Notice of Borrowing” means a notice in the form of Exhibit B to be delivered to the Agent pursuant to Section 2.1.(b) evidencing the Borrower’s request for a borrowing of Revolving Loans.
“Revolving Commitment” means, as to each Revolving Lender (other than the Swingline Lender), such Revolving Lender’s obligation (a) to make Revolving Loans pursuant to Section 2.1., (b) to issue (in the case of the Issuing Bank) or participate in (in the case of the Revolving Lenders) Letters of Credit pursuant to Section 2.4.(a) and 2.4.(i), respectively, and (c) to participate in Swingline Loans pursuant to Section 2.3.(e), in each case, in an amount up to, but not exceeding, the aggregate amount set forth for such Revolving Lender on Schedule I as such Revolving Lender’s “Revolving Commitment Amount”, as set forth in any applicable Assignment and Assumption Agreement or agreement executed by a Revolving Lender becoming a party hereto in accordance with Section 2.16., as the same may be reduced from time to time pursuant to Section 2.12. or as may be increased from time to time pursuant to Section 2.16. or as appropriate to reflect any assignments to or by such Revolving Lender effected in accordance with Section 12.6.
“Revolving Commitment Percentage” means, as to each Revolving Lender, the ratio, expressed as a percentage, as the same may increase or decrease from time to time in accordance with the terms of this Agreement, of (a) the amount of such Revolving Lender’s Revolving Commitment to (b) the aggregate amount of the Revolving Commitments of all Revolving Lenders; provided, however, that if at the time of determination the Revolving Commitments have terminated or been reduced to zero, the “Revolving Commitment Percentage” of each Revolving Lender shall be the Revolving Commitment Percentage of such Revolving Lender in effect immediately prior to such termination or reduction.
“Revolving Commitment Reduction Notice” has the meaning given that term in Section 2.12.

“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in Letter of Credit Liabilities and Swingline Loans at such time.
“Revolving Lender” means a Lender having a Revolving Commitment, or if the Revolving Commitments have terminated, a Lender having any Revolving Credit Exposure.
“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1.(a).
“Revolving Note” has the meaning given that term in Section 2.11.(a).
“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.
“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions.
“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a Person resident in, in each case, a country that is subject to a sanctions program identified on the list maintained by the OFAC and published from time to time, as such program may be applicable to such agency, organization or Person.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) an agency, political subdivision or instrumentality of the government of a Sanctioned County or (d) any Person Controlled by any Person or agency described in any of the preceding clauses (a) through (c).
“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“SEC Investigation Costs” means all costs and expenses incurred by the Parent or the Borrower in connection with any inquiry or investigation by the Securities and Exchange Commission regarding matters that were the subject of an internal investigation conducted by the Audit Committee of the Parent’s Board of Trustees following the identification of a material weakness in the Company's Annual Report on Form 10-K for the year ended December 31, 2011.
“Secured Indebtedness” means, with respect to a Person as of any given date, all Indebtedness of such Person that is secured by a Lien evidenced by a mortgage, deed of trust or assignment of ownership interests or any other Lien, and shall include (without duplication) such Person’s Pro Rata Share of the Secured Indebtedness of its Partially Owned Entities as well as any Secured Recourse Financing. Secured Indebtedness shall exclude (i) Indebtedness secured solely by ownership interests in another Person that owns Real Estate which is encumbered by a mortgage or deed of trust securing Indebtedness and (ii) any Obligations secured hereunder pursuant to Section 10.5.
“Secured Recourse Financing” means any Indebtedness constituting a guaranty or other secondary obligation of the Parent or any of its Subsidiaries which is not secured by a Lien on any property of such guarantor or secondary obligor but which is a guaranty of, or other secondary obligation in respect of, Secured Indebtedness where the borrower or other primary obligor is the Borrower or any of its Subsidiaries.
“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.
“Series A Preferred Equity” means the Series A Preferred Shares issued by the Parent.
“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets on a going concern basis (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.
“Specified Covenant Determination Date” means any date as of which one or more specified financial covenants set forth in Section 9.1. are required to be tested in order to determine Pro Forma Compliance after giving effect to a specified transaction occurring after the end of the fiscal quarter for which a Compliance Certificate was most recently delivered pursuant to Section 8.3.(a).
“Specified Derivatives Contract” means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between the Parent, the Borrower, any other Loan Party or any of their respective Subsidiaries and any Specified Derivatives Provider, and which was not prohibited by any of the Loan Documents when made or entered into.
“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of the Parent, the Borrower, any other Loan Party or any of their respective Subsidiaries or under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.

“Specified Derivatives Provider” means any Lender, or any Affiliate of a Lender that is a party to a Derivatives Contract or any Person that is a party to a Derivatives Contract and was a Lender or an Affiliate of Lender at the time such Derivatives Contract is entered into.
“Specified Loan Party” means any Loan Party that is not a Qualified ECP Guarantor (determined prior to giving effect to Section 7.17.).
“Stabilized Real Estate Asset” means any Real Estate Asset that is not a Real Estate Asset Under Development or Land.
“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.
“Structured Finance Investments” means, collectively, Investments by the Parent (provided that, with respect to any direct Investment by the Parent, only to the extent existing as of the Effective Date and disclosed on Schedule 1.1.(B)), the Borrower or their respective Subsidiaries directly or indirectly in (i) Mortgage Notes, (ii) mezzanine loans evidenced by promissory notes of which the Borrower is the holder and direct payee, to entities that hold direct or indirect interests in DC Office Properties, (iii) Investments in Preferred Equity in entities owning DC Office Properties, and (iv) that certain Thirty-Four Million Dollar ($34,000,000) loan to Douglas and Norman Jemal, secured by forty-nine percent (49%) of their interest in the sole member of the owner of that certain real property located at 950 F. Street NW, Washington, DC.
“Structured Finance Investments Value” means, as of any date of determination, an amount equal to the aggregate value of all Structured Finance Investments on such date, with the value of each Structured Finance Investment being deemed to be the lower of (i) the acquisition or origination cost of such Structured Finance Investment plus all commercially reasonable costs that are capitalized in accordance with GAAP incurred in connection with the acquisition or origination of such Structured Finance Investment, and (ii) the value of such Structured Finance Investment determined in accordance with GAAP; provided, however, that in the case of any Structured Finance Investment in respect of which the obligor is in default of any payment obligation, the Structured Finance Investments Value shall be zero.
“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person and/or one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are required to be consolidated with those of such Person pursuant to GAAP.
“Subsidiary Guarantor” means a Material Subsidiary Guarantor, an Other Subsidiary Guarantor or a Non-Material Subsidiary Guarantor.
“Subsidiary Guaranty” means the Guaranty substantially in the form of Exhibit I attached hereto executed by the Subsidiary Guarantors in favor of the Agent for the benefit of itself, the

Issuing Bank and the Lenders, together with each Accession Agreement delivered pursuant to Section 7.12. or Section 7.13.
“Subsidiary Obligor” means a Subsidiary other than an Excluded Subsidiary that (i) Guarantees, or otherwise becomes obligated in respect of, any Indebtedness of the Borrower or any other Subsidiary of the Borrower (except in connection with (A) Guarantees of Non-Recourse Exceptions and (B) so long as such Subsidiary does not own an Eligible Unencumbered Property included in calculating the Value of Unencumbered Property or Adjusted Net Operating Income, obligations that are limited in recourse solely to the pledge of equity interests in the Subsidiary that is the primary obligor under such Indebtedness), or (ii) owns a Real Estate Asset included as an Eligible Unencumbered Property for inclusion (or other Real Estate Asset the value of which is included) in the Value of Unencumbered Properties or Adjusted Net Operating Income and has incurred Recourse Indebtedness.
“Suburban Office Properties” means the Real Estate Assets constituting multi-story office buildings located in the suburbs of the District of Columbia.
“Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.2. in an amount up to, but not exceeding, $50,000,000, as such amount may be increased or reduced from time to time in accordance with the terms hereof.
“Swingline Lender” means KeyBank together with its successors and assigns.
“Swingline Loan” means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.3.(a).
“Swingline Note” means the promissory note of the Borrower payable to the order of the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed, substantially in the form of Exhibit F.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” or “Term Loans” means any Tranche A Loan, Tranche B Loan or Tranche C Loan made pursuant to Section 2.2., or all of such Loans collectively, as the context may require.
“Term Loan Commitment” means, (a) as to each Term Loan Lender on the Effective Date, its Tranche A Commitment, Tranche B Commitment and Tranche C Commitment, as the context may require, as set forth on Schedule I as such Lender’s “Term Loan Commitment Amount”, or (b) a Term Loan Lender’s obligation to make a Term Loan after the Effective Date as set forth in any agreement executed by an existing Term Loan Lender or a Person who becomes a Term Loan Lender in accordance with Section 2.16.
“Term Loan Lender” means a Lender having a Term Loan Commitment, or if the applicable Term Loan Commitments have terminated, a Lender holding a Term Loan.

“Term Loan Notice of Borrowing” means a notice in the form of Exhibit B to be delivered to the Agent pursuant to Section 2.2.(b) evidencing the Borrower’s request for a borrowing of Term Loans.
“Term Note” has the meaning given that term in Section 2.11.(b)
“Titled Agents” means each of the Joint Lead Arrangers, each of the Joint Lead Book Runners, and their respective successors and permitted assigns.
“Total Tranche A Commitment” means as of the Effective Date, the sum of the Tranche A Commitments of the Tranche A Lenders. As of the Effective Date, the Total Tranche A Commitment is $100,000,000. Upon the funding of the Tranche A Loans in an amount equal to the Total Tranche A Commitment on the Effective Date, the Tranche A Commitments will be deemed to be zero and will terminate.
“Total Tranche B Commitment” means as of the Effective Date, the sum of the Tranche B Commitments of the Tranche B Lenders. As of the Effective Date, the Total Tranche B Commitment is $100,000,000. Upon the funding of the Tranche B Loans in an amount equal to the Total Tranche B Commitment on the Effective Date, the Tranche B Commitments will be deemed to be zero and will terminate.
“Total Tranche C Commitment” means as of the Effective Date, the sum of the Tranche C Commitments of the Tranche C Lenders. As of the Effective Date, the Total Tranche C Commitment is $100,000,000. Upon the funding of the Tranche C Loans in an amount equal to the Total Tranche C Commitment on the Effective Date, the Tranche C Commitments will be deemed to be zero and will terminate.
“Tranche” means any of the Tranche A Facility, the Tranche B Facility, the Tranche C Facility, as the context may require.
“Tranche A Borrowing” means a borrowing consisting of simultaneous Tranche A Loans of the same Type and, in the case of Libor Rate Loans, having the same Interest Period made (or deemed outstanding) by each of the Tranche A Lenders pursuant to Section 2.2.(a).
“Tranche A Commitment” means as to each Tranche A Lender, its obligation to make (or continue hereunder) Tranche A Loans to Borrower on the Effective Date pursuant to Section 2.2.(a) in an original principal amount not to exceed the applicable amount set forth opposite such Tranche A Lender’s name on Schedule I. Upon the funding (or deemed funding) of the Tranche A Loans in an amount equal to the Total Tranche A Commitment on the Effective Date, the Tranche A Commitments will be deemed to be zero and will terminate.
“Tranche A Facility” means at any time, (a) on or prior to the Effective Date, the aggregate amount of the Tranche A Commitments at such time and (b) thereafter, the aggregate principal amount of the Tranche A Loans of all Tranche A Lenders outstanding at such time.

“Tranche A Lender” means (a) at any time on or prior to the Effective Date, any Term Loan Lender that has a Tranche A Commitment at such time and (b) at any time after the Effective Date, any Term Loan Lender that holds Tranche A Loans at such time.
“Tranche A Loan” means an advance made (or deemed made) by any Tranche A Lender under the Tranche A Facility.
“Tranche A Maturity Date” means December 4, 2020, or such earlier date on which the Tranche A Loans shall become due and payable pursuant to the terms hereof.
“Tranche A Notes” means collectively, the promissory notes made by Borrower in favor of the Tranche A Lenders in an aggregate principal amount equal to the Total Tranche A Commitment, substantially in the form of Exhibit G-1, as the same may be amended, replaced, substituted and/or restated from time to time.
“Tranche B Borrowing” means a borrowing consisting of simultaneous Tranche B Loans of the same Type and, in the case of Libor Rate Loans, having the same Interest Period made (or deemed outstanding) by each of the Tranche B Lenders pursuant to Section 2.2.(a).
“Tranche B Commitment” means as to each Tranche B Lender, its obligation to make (or continue hereunder) Tranche B Loans to the Borrower on the Effective Date pursuant to Section 2.2.(a) in an original principal amount not to exceed the applicable amount set forth opposite such Tranche B Lender’s name on Schedule I. Upon the funding (or deemed funding) of the Tranche B Loans in an amount equal to the Total Tranche B Commitment on the Effective Date, the Tranche B Commitments will be deemed to be zero and will terminate.
“Tranche B Facility” means at any time, (a) on or prior to the Effective Date, the aggregate amount of the Tranche B Commitments at such time and (b) thereafter, the aggregate principal amount of the Tranche B Loans of all Tranche B Lenders outstanding at such time.
“Tranche B Lender” means (a) at any time on or prior to the Effective Date, any Term Loan Lender that has a Tranche B Commitment at such time and (b) at any time after the Effective Date, any Term Loan Lender that holds Tranche B Loans at such time.
“Tranche B Loan” means an advance made (or deemed made) by any Tranche B Lender under the Tranche B Facility.
“Tranche B Maturity Date” means June 4, 2021, or such earlier date on which the Tranche B Loans shall become due and payable pursuant to the terms hereof.
“Tranche B Notes” means collectively, the promissory notes made by Borrower in favor of the Tranche B Lenders in an aggregate principal amount equal to the Total Tranche

B Commitment, substantially in the form of Exhibit G-1, as the same may be amended, replaced, substituted and/or restated from time to time.

“Tranche C Borrowing” means a borrowing consisting of simultaneous Tranche C Loans of the same Type and, in the case of Libor Rate Loans, having the same Interest Period made (or deemed outstanding) by each of the Tranche C Lenders pursuant to Section 2.2.(a).
“Tranche C Commitment” means as to each Tranche C Lender, its obligation to make (or continue hereunder) Tranche C Loans to the Borrower on the Effective Date pursuant to Section 2.2.(a) in an original principal amount not to exceed the applicable amount set forth opposite such Tranche C Lender’s name on Schedule I. Upon the funding (or deemed funding) of the Tranche C Loans in an amount equal to the Total Tranche C Commitment on the Effective Date, the Tranche C Commitments will be deemed to be zero and will terminate.
“Tranche C Facility” means at any time, (a) on or prior to the Effective Date, the aggregate amount of the Tranche C Commitments at such time and (b) thereafter, the aggregate principal amount of the Tranche C Loans of all Tranche C Lenders outstanding at such time.
“Tranche C Lender” means (a) at any time on or prior to the Effective Date, any Term Loan Lender that has a Tranche C Commitment at such time and (b) at any time after the Effective Date, any Term Loan Lender that holds Tranche C Loans at such time.
“Tranche C Loan” means an advance made (or deemed made) by any Tranche C Lender under the Tranche C Facility.
“Tranche C Maturity Date” means December 2, 2022, or such earlier date on which the Tranche C Loans shall become due and payable pursuant to the terms hereof.
“Tranche C Notes” means collectively, the promissory notes made by Borrower in favor of the Tranche C Lenders in an aggregate principal amount equal to the Total Tranche C Commitment, substantially in the form of Exhibit G-1, as the same may be amended, replaced, substituted and/or restated from time to time.
“Transitional Properties” means (i) as of the Effective Date, the Real Estate Asset commonly known as 440 First Street and (ii) after the Effective Date, at the Borrower’s election, on or more of the Real Estate Assets commonly known as (x) One Fair Oaks, (y) 500 First Street and (z) 540 Gaither Road, provided that, in each case under clause (ii), the primary tenant within the applicable Real Estate Asset has vacated a substantial portion of the premises and has ceased to pay a substantial portion of its rent; and provided further, that any such Transitional Property under clauses (i) or (ii) above shall cease to constitute a Transitional Property at the earlier to occur of (a) the first day of the first full fiscal quarter after such Real Estate Asset achieves a stabilized occupancy of 80% or (b) two (2) years following such Real Estate Asset being classified as a Transitional Property, or (c) the Borrower’s written election made to the Agent.
“Transitional Property(ies) Value” means, as of any date of determination, an amount equal to the aggregate value of all Transitional Properties on such date, with the value of each Transitional Property to be equal to (i) during the initial twelve months after a Real Estate Asset becomes a Transitional Property, the Net Book Value of such Transitional Property as of the date of determination and (ii) from the thirteenth month through the twenty-fourth month after a Real

Estate Asset becomes a Transitional Property, seventy-five percent (75%) of the Net Book Value of such Transitional Property as of the date of determination.
“Type” with respect to any Loan, refers to whether such Loan or portion thereof is a LIBOR Loan or Base Rate Loan.
“Unencumbered Land” means the Real Estate Asset commonly referred to as the Sterling Park Land Parcel, so long as such Real Estate Asset is not subject to any Liens, except for Permitted Liens, or any Negative Pledge.
“Unsecured Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Consolidated Total Indebtedness outstanding at such date (including all Obligations), that constitutes Unsecured Indebtedness. Notwithstanding the foregoing, Unsecured Consolidated Total Indebtedness shall include (i) Recourse Indebtedness that is secured solely by partnership or Equity Interests in any Subsidiary or Partially Owned Entity that owns a Real Estate Asset that is encumbered by a mortgage securing Indebtedness and (ii) any Obligations secured hereunder pursuant to Section 10.5. For clarity, Unsecured Consolidated Total Indebtedness shall exclude any Secured Recourse Financing.
“Unsecured Indebtedness” means Indebtedness which is not Secured Indebtedness.
“Unsecured Interest Expense” means, for any period of determination, Consolidated Total Interest Expense for such period attributable to the Unsecured Consolidated Total Indebtedness of the Parent, the Borrower and their respective Subsidiaries.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“Value of Unencumbered Properties” means, at any date of determination, with respect to the Eligible Unencumbered Properties, an amount equal to, without double-counting, the sum of (i) for all Stabilized Real Estate Assets, the aggregate of the following amount determined for each such Real Estate Asset, (x) the Net Operating Income for the most recently ended fiscal quarter of each Eligible Unencumbered Property that is a Stabilized Real Estate Asset, multiplied by (y) 4, with the product thereof being divided by (z) the applicable Capitalization Rate, plus (ii) an amount equal to the aggregate Cost Basis Value of all Eligible Unencumbered Properties that are Real Estate Assets Under Development, plus (iii) the aggregate Cost Basis Value of all Eligible Unencumbered Properties acquired during the four fiscal quarter period most recently ended (except with respect to any such acquired Eligible Unencumbered Property that the Borrower elects to value in accordance with clause (i)), plus (iv) the Cost Basis Value of the Unencumbered Land, plus (v) the Transitional Property Value of each Transitional Property, provided that (a) the Net Operating Income attributable to any Eligible Unencumbered Property sold or otherwise transferred during the applicable period shall be excluded from the calculation of the Value of Unencumbered Properties, (b) the Net Operating Income of Eligible Unencumbered Properties included at their Cost Basis Value or Transitional Property Value shall be excluded, and (c) the value included as a result of clauses (ii) and (iv) above in the aggregate shall not exceed twenty percent (20%) of the aggregate Value of Unencumbered Properties at any time. Notwithstanding anything to the contrary contained in this Agreement, if the Net Operating Income for any Stabilized Real Estate Asset is

less than zero for any fiscal quarter, the Net Operating Income included in the calculation of Value of Unencumbered Properties for such fiscal quarter in respect of such Stabilized Real Estate Asset shall be deemed to be zero.
“Wholly Owned Subsidiary” means any single purpose entity that is Subsidiary of a Person in respect of which such Person owns directly or indirectly (through a Subsidiary or Subsidiaries that each constitute a “Wholly Owned Subsidiary”) 100% of the outstanding voting or controlling interests and 100% of the economic interests.
“Withholding Agent” means (a) the Parent, (b) the Borrower, (c) any other Loan Party, and (d) the Agent, as applicable.
Section 1.2.    General; References to Times.
Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP in effect as of the Agreement Date, except for changes in GAAP that are effective subsequent to the Agreement Date that the Borrower, the Required Lenders and the Agent mutually agree to include in the calculation of certain ratios or measurements. Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Accordingly, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Parent and/or a Subsidiary of any such Subsidiary, a reference to an “Affiliate” means a reference to an Affiliate of the Parent and a reference to a “Partially Owned Entity” means a reference to a Partially Owned Entity of the Parent or any Subsidiary of the Parent. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Cleveland, Ohio time.
Section 1.3.    Financial Attributes of Partially Owned Entities.

When determining the Applicable Margin at any time prior to the Credit Rating Election Date and compliance by the Parent or the Borrower with any financial covenant contained in any of the Loan Documents, only the Pro Rata Share of the Parent or the Borrower, as applicable, of the financial attributes of a Partially Owned Entity shall be included.
ARTICLE II.    CREDIT FACILITY
Section 2.1.    Revolving Loans.
(a)    Making of Revolving Loans. Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.14. below, each Revolving Lender severally and not jointly agrees to make Revolving Loans to the Borrower during the period from and including the Effective Date to but excluding the Revolver Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Revolving Lender’s Revolving Commitment (including, on the Effective Date, giving effect to any reallocation contemplated by Section 2.17); provided, however Revolving Loans shall not be made if restricted by the amount limitations set forth in Section 2.14. Each borrowing of Revolving Loans hereunder shall be in an aggregate principal amount of $500,000 and integral multiples of $100,000 in excess of that amount (or such lesser amount then available hereunder or if the proceeds of such borrowing are to be used to repay a Reimbursement Obligation or a Swingline Loan, in an amount equal to the unpaid Reimbursement Obligation or the principal balance of such Swingline Loan, as applicable). Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.
(b)    Requests for Revolving Loans. Not later than 10:00 a.m. at least (i) one (1) Business Day prior to a borrowing of Revolving Loans that are to be Base Rate Loans and (ii) at least three (3) Business Days prior to a borrowing of Revolving Loans that are to be LIBOR Loans, the Borrower shall deliver to the Agent a Revolver Notice of Borrowing or telephonic notice thereof. Each Revolver Notice of Borrowing shall specify the aggregate principal amount of the Revolving Loans to be borrowed, the date such Revolving Loans are to be borrowed (which must be a Business Day), the use of the proceeds of such Revolving Loans, the Type of the requested Revolving Loans, and if such Revolving Loans are to be LIBOR Loans, the initial Interest Period for such Revolving Loans. Any telephonic notice shall include all information to be specified in a written Revolver Notice of Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Revolver Notice of Borrowing sent to the Agent by telecopy on the same day of the giving of such telephonic notice. If the Borrower fails to indicate the Type of Revolving Loans being borrowed in a Revolver Notice of Borrowing, then the Borrower shall be deemed to have requested a borrowing of LIBOR Loans having an Interest Period of one month. Each Revolver Notice of Borrowing or any telephonic notice of a borrowing shall be irrevocable once given and binding on the Borrower. Notwithstanding the foregoing, on the Effective Date, the loans outstanding under the Existing Revolver Agreement will be deemed to be outstanding as Revolving Loans hereunder and the existing LIBOR rates and Interest Periods applicable thereto will remain for purposes of determining LIBOR with respect to the interest rate thereon until the end of the applicable interest period (unless earlier terminated in accordance with the terms hereof).

(c)    Funding of Revolving Loans. Promptly after receipt of a Revolver Notice of Borrowing under subsection (b) of this Section, the Agent shall notify each Revolving Lender of the proposed borrowing. Each Revolving Lender shall deposit an amount equal to the Revolving Loan to be made by such Revolving Lender to the Borrower with the Agent at the Agent’s Head Office, in immediately available funds not later than 11:00 a.m. on the date of such proposed Revolving Loans. Subject to fulfillment of all applicable conditions set forth herein, the Agent shall make the proceeds of such amounts received by the Agent available to the Borrower no later than 2:00 p.m. on the date of the requested borrowing of Revolving Loans and at the account specified by the Borrower in the applicable Notice of Borrowing.
(d)    Assumptions Regarding Funding by Lenders. With respect to Revolving Loans to be made after the Effective Date, unless the Agent shall have been notified by any Revolving Lender that such Revolving Lender will not make available to the Agent a Revolving Loan to be made by such Revolving Lender in connection with any borrowing, the Agent may assume that such Revolving Lender will make the proceeds of such Revolving Loan available to the Agent in accordance with this Section, and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Revolving Lender. In such event, if such Revolving Lender does not make available to the Agent the proceeds of such Revolving Loan, then such Revolving Lender and the Borrower severally agree to pay to the Agent on demand the amount of such Revolving Loan with interest thereon, for each day from and including the date such Revolving Loan is made available to the Borrower but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Revolving Lender, the Federal Funds Rate and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to the Type of Revolving Loan designated by Borrower in the applicable Revolver Notice of Borrowing. If the Borrower and such Revolving Lender shall pay the amount of such interest to the Agent for the same or overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Revolving Lender pays to the Agent the amount of such Revolving Loan, the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Revolving Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Revolving Lender.
Section 2.2.    Term Loans.
(a)    Making of Term Loans. Pursuant to the Existing Term Loan Agreement, certain Term Loan Lenders made term loans in certain tranches (the “Existing Term Loans”) to the Borrower, the aggregate outstanding principal amount of which in each applicable Tranche on the Effective Date (without giving effect to any of the transactions contemplated by this Agreement) is set forth on Schedule I, and such amounts shall be deemed to be outstanding Term Loans in the applicable Tranche hereunder on the Effective Date. Subject to the terms and conditions hereof, on the Effective Date, each Term Loan Lender severally and not jointly agrees to make an Additional Term Loan in the applicable Tranche (Tranche A, Tranche B or Tranche C) as set forth on Schedule I, and after giving effect to any reallocation of its Existing Term Loans to the applicable Tranches specified on Schedule I in Dollars to the Borrower in the aggregate principal amount equal to the amount, if any, by which (x) the amount of such Term Loan Lender’s Term Loan Commitment for any applicable Tranche described in clause (a) of the definition thereof exceeds (y) the aggregate outstanding principal amount of such Term Loan Lender’s Existing Term Loans (after giving effect to any reallocation of its Existing Term Loans to the applicable Tranches specified on Schedule I), if any (it being agreed that a Term Loan Lender shall not be required to make an Additional Term Loan on the Effective Date absent such an excess). Upon a Term Loan Lender’s funding of its Additional Term Loan to the applicable Tranche(s), if required, on the Effective Date, the Term Loan Commitment of such Term Loan Lender shall terminate, and upon completion of the reallocations pursuant to Section 2.17. on the Effective Date, the Term Loan Commitments of all other Term Loan Lenders shall terminate. Amounts deemed outstanding or borrowed under this Section 2.2(a) and repaid or prepaid may not be reborrowed.
(b)    The Borrower unconditionally promises to pay to Agent, (i) for the account of the Tranche A Lenders, all amounts due with respect to the Tranche A Loans on the dates specified herein and on the Tranche A Maturity Date or such earlier dates as required hereunder; (ii) for the account of the Tranche B Lenders, all amounts due with respect to the Tranche B Loans on the dates specified herein and on the Tranche B Maturity Date or such earlier dates as required hereunder; and (iii) for the account of the Tranche C Lenders, all amounts due with respect to the Tranche C Loans on the dates specified herein and on the Tranche C Maturity Date or such earlier dates as required hereunder.
(c)    Notwithstanding the division of the Term Loan into Tranches, all Loans to the Borrower under this Agreement shall rank pari passu in right of payment except as otherwise set forth herein.
(d)    Requests for Term Loans. For each request by the Borrower for a Tranche A Borrowing, Tranche B Borrowing, or Tranche C Borrowing on the Effective Date, the Borrower shall deliver to the Agent a Term Loan Notice of Borrowing. Each Term Loan Notice of Borrowing shall specify whether the Borrower is requesting a Tranche A Borrowing, Tranche B Borrowing, or Tranche C Borrowing, the aggregate principal amount of the Term Loans to be borrowed, the date such Loans are to be borrowed (which must be a Business Day), and the Type of the requested Term Loans. Each Term Loan Notice of Borrowing or any telephonic notice of a borrowing shall be irrevocable once given and binding on the Borrower. Notwithstanding the foregoing, on the Effective Date, the loans outstanding under the Existing Term Loan Agreement will be deemed to be outstanding as Term Loans hereunder and the existing LIBOR rates and Interest Periods applicable thereto will remain in place for purposes of determining LIBOR with respect to the interest rate thereon until the end of the applicable interest period (unless earlier terminated in accordance with the terms hereof).
(e)    Funding of Loans. Promptly after receipt of a Term Loan Notice of Borrowing under subsection (d) of this Section and subject to Section 5.1., the Agent shall notify each Term Loan Lender of the proposed borrowing. Each Term Loan Lender shall deposit an amount equal to the Term Loans to be made by such Term Loan Lender to the Borrower with the Agent at the Agent’s Head Office, in immediately available funds not later than 11:00 a.m. (or such later time as is acceptable to the Agent) on the date of such proposed Term Loans. Subject to fulfillment of all applicable conditions set forth herein, the Agent shall make the proceeds of such amounts received by the Agent available to the Borrower on the date of the requested borrowing of Term Loans and at the account specified by the Borrower in the applicable Term Loan Notice of Borrowing.
Section 2.3.    Swingline Loans.
(a)    Swingline Loans. Subject to the terms and conditions hereof, including without limitation Section 2.15., the Swingline Lender agrees to make Swingline Loans to the Borrower, during the period from the Effective Date to but excluding the Revolver Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of the Swingline Commitment then in effect. If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, the Borrower shall within one (1) Business Day of the occurrence of any such excess pay the Agent for the account of the Swingline Lender the amount of such excess. Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder. The borrowing of a Swingline Loan shall not constitute usage of any Lender’s Revolving Commitment for purposes of calculation of the fee payable under Section 3.5.(b).
(b)    Procedure for Borrowing Swingline Loans. The Borrower shall give the Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan. Each Notice of Swingline Borrowing shall be delivered to the Swingline Lender no later than 1:00 p.m. on the proposed date of such borrowing. Any telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Swingline Borrowing sent to the Swingline Lender by telecopy on the same day of the giving of such telephonic notice. Not later than 4:00 p.m. on the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Article V. for such borrowing, the Swingline Lender will make the proceeds of such Swingline Loan available to the Borrower, in immediately available funds, at the account specified by the Borrower in the Notice of Swingline Borrowing.
(c)    Interest. Swingline Loans shall bear interest at a per annum rate equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans or at such other rate or rates as the Borrower and the Swingline Lender may agree from time to time in writing. Interest on Swingline Loans is solely for the account of the Swingline Lender (except to the extent a Lender acquires a participating interest in a Swingline Loan pursuant to Section 2.3(e)). All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.5. with respect to interest on Base Rate Loans and, if earlier, upon the principal repayment of such Swingline Loan (except as the Swingline Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan).
(d)    Swingline Loan Amounts, Etc. Each Swingline Loan shall be in the minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and the Borrower may agree) and in connection with any such prepayment, the Borrower must give the Swingline Lender and the Agent prior written notice thereof no later than 1:00 p.m. on the day prior to the date of such prepayment. The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note.
(e)    Repayment and Participations of Swingline Loans. The Borrower agrees to repay each Swingline Loan on demand therefor by the Swingline Lender and, in any event, within five (5) Business Days after the date such Swingline Loan was made. In no event shall the proceeds of a Swingline Loan be used to repay an outstanding Swingline Loan. Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Maturity Date (or such earlier date as the Swingline Lender and the Borrower may agree in writing). In lieu of demanding repayment of any outstanding Swingline Loan from the Borrower, the Swingline Lender may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf for such purpose), request a borrowing of Revolving Loans that are Base Rate Loans or LIBOR Loans from the Revolving Lenders in an amount equal to the principal balance of such Swingline Loan. The amount limitations contained in the second sentence of Section 2.1.(a) shall not apply to any borrowing of such Revolving Loans made pursuant to this subsection. The Swingline Lender shall give notice to the Agent of any such borrowing of Revolving Loans not later than 12:00 p.m. on proposed date of such borrowing. Promptly after receipt of such notice of borrowing of Revolving Loans from the Swingline Lender under the immediately preceding sentence, the Agent shall notify each Revolving Lender of the proposed borrowing. Not later than 2 p.m. on the proposed date of such borrowing, each Revolving Lender will make available to the Agent at the Agent’s Head Office for the account of the Swingline Lender, in immediately available funds, the proceeds of the Revolving Loan to be made by such Revolving Lender, and, to the extent of such Revolving Loan, such Revolving Lender’s participation in the Swingline Loan so repaid shall be deemed to be funded by such Revolving Loan. The Agent shall pay the proceeds of such Revolving Loans to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan. At the time each Swingline Loan is made, each Revolving Lender shall automatically (and without any further notice or action) be deemed to have purchased from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Revolving Lender’s Commitment Percentage in such Swingline Loan. If the Revolving Lenders are prohibited from making Loans required to be made under this subsection for any reason, including without limitation, the occurrence of any Default or Event of Default described in Section 10.1.(f) or 10.1.(g), upon notice from the Agent or the Swingline Lender, each Revolving Lender severally agrees to pay to the Agent for the account of the Swingline Lender in respect of such participation the amount of such Revolving Lender’s Commitment Percentage of each outstanding Swingline Loan. A Revolving Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Revolving Lender or any other Person may have or claim against the Agent, the Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Sections 10.1.(f) or (g)), or the termination of any Revolving Lender’s Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Agent, any Lender, the Borrower or any other Loan Party, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Revolving Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate. If such Revolving Lender does not pay such amount forthwith upon the Swingline Lender’s demand therefor, and until such time as such Revolving Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Revolving Lenders to purchase a participation therein). Further, such Revolving Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Loans, and any other amounts due it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Revolving Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).
Section 2.4.    Letters of Credit.
(a)    Letters of Credit. Subject to clause (b) below with respect to any Extended Letters of Credit and to the other terms and conditions of this Agreement, including without limitation, Section 2.15., the Issuing Bank, on behalf of the Revolving Lenders, agrees to issue for the account of the Borrower (which may be for the benefit of a Subsidiary) during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Revolver Maturity Date one or more letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed the L/C Commitment Amount then in effect.
(b)    Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Issuing Bank and the Borrower. Except as otherwise provided herein, (i) the expiration date of any Letter of Credit may not extend beyond the date that is thirty (30) days prior to the Revolver Maturity Date, and (ii) no Letter of Credit shall have an initial duration in excess of one year; provided, however, a Letter of Credit may contain a provision (satisfactory to the Agent and the Issuing Bank) providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Issuing Bank but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the date that is thirty (30) days prior to the Revolver Maturity Date. Notwithstanding the foregoing, a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Revolver Maturity Date (any such Letter of Credit being referred to as an “Extended Letter of Credit”), so long as the Borrower delivers to the Agent for its benefit and the benefit of the Issuing Bank and the Revolving Lenders no later than thirty (30) days prior to the Revolver Maturity Date, Cash Collateral for such Letter of Credit for deposit into the Letter of Credit Collateral Account in an amount equal to 105% of the Stated Amount of such Letter of Credit. In such event, the obligations of the Borrower under this Section in respect of such Extended Letters of Credit shall survive the termination of this Agreement and shall remain in effect until no such Extended Letters of Credit remain outstanding. If the Borrower fails to provide Cash Collateral with respect to any Extended Letter of Credit by the date that is thirty (30) days prior to the Revolver Maturity Date or any earlier date as required by Section 2.14, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum Stated Amount of such Letter of Credit), which shall be reimbursed (or participations therein funded) by the Revolving Lenders in accordance with subsections (i) and (j) of this Section, with the proceeds being deposited into the Letter of Credit Collateral Account and utilized to provide Cash Collateral for such Letter of Credit. The initial Stated Amount of each Letter of Credit shall be at least $500,000 or an integral multiple of $100,000 in excess thereof (or such lesser amount as may be acceptable to the Borrower, the Issuing Bank and the Agent).
(c)    Requests for Issuance of Letters of Credit. The Borrower shall give the Issuing Bank and the Agent written notice at least five (5) Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by the Issuing Bank. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article V, the Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date five (5) Business Days following the date after which the Issuing Bank has received all of the items required to be delivered to it under this subsection. The Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank or any Revolving Lender to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.
(d)    Reimbursement Obligations. Upon receipt by the Issuing Bank from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Issuing Bank shall promptly notify the Borrower and the Agent of the amount to be paid by the Issuing Bank as a result of such demand and the date on which payment is to be made by the Issuing Bank to such beneficiary in respect of such demand; provided, however, that the Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse the Issuing Bank for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by the Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by the Issuing Bank of any payment in respect of any Reimbursement Obligation, the Issuing Bank shall promptly pay to each Revolving Lender that has acquired a participation therein under the second sentence of subsection (i) of this Section such Lender’s Revolving Commitment Percentage of such payment.

(e)    Manner of Reimbursement. Upon its receipt of a notice referred to in subsection (d) of this Section, the Borrower shall advise the Agent and the Issuing Bank whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Issuing Bank for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Agent and the Issuing Bank, or if the Borrower fails to reimburse the Issuing Bank for a demand for payment under a Letter of Credit by the date of such payment, the failure of which the Issuing Bank shall promptly notify the Agent, then (i) if the applicable conditions contained in Article V. would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation (each an “L/C Borrowing”) and the Agent shall give each Revolving Lender prompt notice of the amount of the Revolving Loan to be made available to the Agent not later than 12:00 p.m. and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply. The limitations set forth in the second sentence of Section 2.1.(a) shall not apply to any borrowing of Base Rate Loans under this subsection.
(f)    Effect of Letters of Credit on Revolving Commitments. Upon the issuance by the Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been cancelled or terminated, the Revolving Commitment of each Revolving Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Revolving Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.
(g)    Issuing Bank’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Issuing Bank, Agent or any of the Revolving Lenders shall be responsible for, and the Borrower’s obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, electronic mail, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, Agent or the Revolving Lenders. None of the above shall affect, impair or prevent the vesting of any of the Issuing Bank’s or Agent’s rights or powers hereunder. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in good faith in the absence of bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against the Issuing Bank any liability to the Borrower, the Agent or any Revolving Lender. In this connection, the obligation of the Borrower to reimburse the Issuing Bank for any drawing made under any Letter of Credit, and to repay any Revolving Loan made pursuant to the second sentence of subsection (e) of this Section, shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Issuing Bank, the Agent or any Revolving Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Issuing Bank, the Agent, any Revolving Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence, bad faith or willful misconduct of the Agent, the Issuing Bank or any Revolving Lender with respect to any Letter of Credit so long as any such gross negligence, bad faith or willful misconduct is determined to have occurred by a court of competent jurisdiction in a final, non-appealable judgment.
(h)    Amendments, Etc. The issuance by the Issuing Bank of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Issuing Bank), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Agent and Requisite Class Lenders holding Revolving Loans (or all of the Revolving Lenders if required by Section 12.7.) shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the second to last sentence of Section 3.5.(c).

(i)    Revolving Lenders’ Participation in Letters of Credit. Immediately upon (i) the Effective Date with respect to all Existing Letters of Credit and (ii) the date of issuance by the Issuing Bank of any other Letter of Credit, each Revolving Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Revolving Lender’s Revolving Commitment Percentage of the liability of the Issuing Bank with respect to such Letter of Credit and each Revolving Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Bank to pay and discharge when due, such Revolving Lender’s Revolving Commitment Percentage of the Issuing Bank’s liability under such Letter of Credit. In addition, upon the making of each payment by a Revolving Lender to the Agent for the account of the Issuing Bank in respect of any Letter of Credit pursuant to the subsection (j) of this Section, such Revolving Lender shall, automatically and without any further action on the part of the Issuing Bank, Agent or such Revolving Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Revolving Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to the Issuing Bank pursuant to the third, the second-to last and the last sentences of Section 3.5.(c)).
(j)    Payment Obligation of Lenders. Each Revolving Lender severally agrees to pay to the Agent, for the account of the Issuing Bank, on demand in immediately available funds in Dollars the amount of such Revolving Lender’s Revolving Commitment Percentage of each drawing paid by the Issuing Bank under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to subsection (d) of this Section; provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Revolving Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Revolving Lender’s Revolving Commitment Percentage of such drawing. If the notice referenced in the second sentence of Section 2.4.(e) is received by a Revolving Lender not later than 12:00 p.m., then such Revolving Lender shall make such payment available to the Agent not later than 2:00 p.m. on the date of demand therefor; otherwise, such payment shall be made available to the Agent not later than 1:00 p.m. on the next succeeding Business Day. Each Revolving Lender’s obligation to make such payments to the Agent under this subsection, and the Agent’s right to receive the same for the account of the Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Revolving Lender to make its payment under this subsection, (ii) the financial condition of the Parent, the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 10.1.(f) or (g), (iv) the termination of the Revolving Commitments, or (v) the delivery of Cash Collateral in respect of any Extended Letter of Credit. Each such payment to the Agent for the account of the Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.
(k)    Information to Revolving Lenders. Upon the request of any Revolving Lender from time to time, the Issuing Bank shall deliver to such Revolving Lender any information reasonably requested by such Revolving Lender with respect to each Letter of Credit then outstanding. Other than as set forth in this subsection, the Issuing Bank shall have no duty to notify the Revolving Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Issuing Bank to perform its requirements under this subsection shall not relieve any Revolving Lender from its obligations under subsection (j) of this Section.
(l)    Extended Letters of Credit. Each Revolving Lender confirms that its obligations under subsections (i) and (j) of this Section shall be reinstated in full and apply if the delivery of any Cash Collateral in respect of an Extended Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise
(m)    Existing Letters of Credit. The Borrower, the Agent and the Lenders agree that each of the letters of credit described on Schedule 2.4.(m) (each an “Existing Letter of Credit” and collectively, the “Existing Letters of Credit”) shall be deemed to be a “Letter of Credit” issued and outstanding under this Agreement subject to the terms of this Section 2.4.
Section 2.5.    Rates and Payment of Interest on Loans.
(a)    Rates. The Borrower promises to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:
(i)    with respect to Revolving Loans, (x) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time) applicable to Revolving Loans plus the Applicable Margin for Revolving Loans that are Base Rate Loans and (y) during such periods as such Loan is a LIBOR Loan, at LIBOR applicable to Revolving Loans for the Interest Period therefor plus the Applicable Margin for Revolving Loans that are LIBOR Loans;
(ii)    with respect to Tranche A Loans, (x) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time) applicable to Tranche A Loans plus the Applicable Margin for Tranche A Loans that are Base Rate Loans and (y) during such periods as such Loan is a LIBOR Loan, at LIBOR applicable to Tranche A Loans for the Interest Period therefor plus the Applicable Margin for Tranche A Loans that are LIBOR Loans;
(iii)    with respect to Tranche B Loans, (x) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time) applicable to Tranche B Loans plus the Applicable Margin for Tranche B Loans that are Base Rate Loans and (y) during such periods as such Loan is a LIBOR Loan, at LIBOR applicable to Tranche B Loans for the Interest Period therefor plus the Applicable Margin for Tranche B Loans that are LIBOR Loans; and
(iv)    with respect to Tranche C Loans, (x) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time) applicable to Tranche C

Loans plus the Applicable Margin for Tranche C Loans that are Base Rate Loans and (y) during such periods as such Loan is a LIBOR Loan, at LIBOR applicable to Tranche C Loans for the Interest Period therefor plus the Applicable Margin for Tranche C Loans that are LIBOR Loans.
Notwithstanding the foregoing, during the continuance of an Event of Default under Section 10.1.(a), 10.1.(b), 10.1.(f) or 10.1(g), and, at the election of the Required Lenders during the continuance of any other Event of Default, the Borrower shall pay to the Agent for the account of each Class of Lenders and the Issuing Bank, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of each Class of Loans made by such Lender, on the outstanding amount of the Swingline Loans, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).
(b)    Credit Rating Election. From and after the occurrence of the Investment Grade Rating Date, the Borrower may make a one-time irrevocable election upon written notice to the Agent to utilize its Credit Rating in determining the Applicable Margin and the Applicable Facility Fee, pursuant to the relevant table set forth in the definition of Applicable Margin and Applicable Facility Fee, respectively.
(c)    Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each (a) (i) Base Rate Loan shall be payable quarterly in arrears on the first day of each calendar quarter, commencing with the first such date occurring after the Effective Date and (ii) LIBOR Loan shall be payable on the last day of the applicable Interest Period; provided, however, that if any Interest Period for a LIBOR Loan exceeds three (3) months, interest shall be payable on such LIBOR Loan on the respective dates that fall every three (3) months after the beginning of such Interest Period and on the last day of the applicable Interest Period, commencing with the first such date occurring after the Effective Date, and (b) in all cases, on any date on which the principal balance of such Base Rate Loan or LIBOR Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.
(d)    Borrower Information Used to Determine Applicable Interest Rates. The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Agent, for the account of each Lender, within five (5) Business Days of receipt of such written notice. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Agent’s, the Issuing Bank’s, or any Lender’s other rights under this Agreement.
Section 2.6.    Number of Interest Periods. There may be no more than (a) seven (7) different Interest Periods for Revolving Loans that are LIBOR Loans and (b) seven (7) different Interest Periods for Term Loans (inclusive of all Tranches) that are LIBOR Loans, collectively, outstanding at the same time (for which purpose Interest Periods described in the definition of the term “Interest Period” shall be deemed to be different Interest Periods even if they are coterminous).
Section 2.7.    Repayment of Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, (i) the Revolving Loans on the Revolver Maturity Date, (ii) the Tranche A Loans on the Tranche A Maturity Date, (iii) the Tranche B Loans on the Tranche B Maturity Date, and (iv) the Tranche C Loans on the Tranche C Maturity Date. Without limitation of the foregoing, Swingline Loans shall be repaid in accordance with Section 2.3.(e).
Section 2.8.    Prepayments.
(a)    Optional. Subject to Section 4.4., the Borrower may prepay any Revolving Loan, Tranche A Loan and Tranche B Loan at any time without premium or penalty. The Borrower’s prepayment of any Tranche C Loan will be subject to, and the Borrower hereby promises to pay, a (i) 2.00% penalty on the principal amount prepaid if the prepayment occurs during the first twelve (12) months following the Effective Date and (ii) 1.00% penalty on the principal amount prepaid if the prepayment occurs during months thirteen (13) through twenty-four (24) following the Effective Date (each such penalty, a “Prepayment Penalty”), such Prepayment Penalties to be for the pro rata account of the Tranche C Lenders. Beginning in the twenty-fifth (25) month following the Effective Date, subject to Section 4.4, the Borrower may prepay any Tranche C Loan without premium or penalty. The Borrower shall give the Agent at least one (1) Business Day’s notice of any proposed prepayment pursuant to this Section 2.8.(a) of any Base Rate Loans and at least three (3) Business Days’ notice of any proposed prepayment pursuant to this Section 2.8.(a) of any LIBOR Loans, specifying the Class of Loan to be prepaid, the proposed date of prepayment of such Loan and the principal amount to be prepaid, and, if such prepayment is to be contingent on the consummation of a refinancing or other capital transaction, as set forth in the following proviso, notice that such prepayment is so contingent; provided, however, that such notice of proposed prepayment may be revoked or modified in connection with an optional prepayment of Loans at any time on or prior to the date of prepayment if such prepayment is contingent, and notice of such contingency has been provided pursuant to this sentence, on the consummation of a refinancing or other capital transaction that does not close on the originally anticipated closing date. Each voluntary prepayment of Loans of the same Class shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess thereof or, if less, the outstanding principal balance of the Loans of such Class then being repaid. Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 4.4 and, in addition, any prepayment of a Tranche C Loan shall be accompanied by any applicable Prepayment Penalty.
(b)    Mandatory. If at any time the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Revolving Commitments in effect at such time, the Borrower shall within one (1) Business Day of the occurrence of such excess pay to the Agent for the account of the Lenders then holding Revolving Commitments (or if the Revolving Commitments have been terminated, then holding outstanding Revolving Loans, Swingline Loans and/or Letter of Credit Liabilities), the amount of such excess. All payments under this subsection (b)(1) shall be made without premium or penalty (subject to Section 4.4) and be applied to pay all amounts of principal outstanding on the Loans first to Swingline Loans, second to Revolving Loans that are Base Rate Loans and third to LIBOR Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2., and if any Letters of Credit are outstanding at such time, the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations. If the Borrower is required to pay any outstanding LIBOR Loans by reason of this subsection prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 4.4.
Section 2.9.    Continuation. So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each Continuation of a LIBOR Loan shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Agent a Notice of Continuation not later than 10:00 a.m. three (3) Business Days prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of written communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans, Class and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Agent shall notify each applicable Lender of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Loan with an Interest Period of one month; provided, however that if a Default or Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.10. or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.10.    Conversion. The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Agent by telecopy, electronic mail or other similar form of written communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted into a LIBOR Loan if a Default or Event of Default exists. Each Conversion of Base Rate Loans into LIBOR Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount, and upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted in accordance with Section 2.5. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan. Each such Notice of Conversion shall be given not later than 10:00 a.m. three (3) Business Days prior to the date of any proposed Conversion. Promptly after receipt of a Notice of Conversion, the Agent shall notify each applicable Lender of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of written communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type and Class of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.
Section 2.11.    Notes; Records.
(a)    Revolving Notes. Except in the case of a Revolving Lender that has notified the Agent in writing that it elects not to receive a promissory note evidencing the Revolving Loans made by such Revolving Lender, the Revolving Loans made by each Revolving Lender shall, in addition to being evidenced by this Agreement, be evidenced by a promissory note of the Borrower substantially in the form of Exhibit G (each a “Revolving Note”), payable to the order of such Revolving Lender in a principal amount equal to the amount of its Revolver Commitment as originally in effect and otherwise duly completed. The Swingline Loans made by the Swingline Lender to the Borrower shall, in addition to being evidenced by this Agreement, be evidenced by a Swingline Note payable to the order of the Swingline Lender.
(b)    Term Notes. Except in the case of a Term Loan Lender that has notified the Agent in writing that it elects not to receive a promissory note evidencing the Term Loans made by such Term Loan Lender, the Tranche A Loans made by each Tranche A Lender shall, in addition to being evidenced by this Agreement, be evidenced by a Tranche A Note; the Tranche B Loan made by each Tranche B Lender shall, in addition to being evidenced by this Agreement, be evidenced by a Tranche B Note; and the Tranche C Loan made by each Tranche C Lender shall, in addition to being evidenced by this Agreement, be evidenced by a Tranche C Note, each substantially in the form of Exhibit G-1 (each a “Term Note”), payable to the order of such Lender in a principal amount equal to the amount of its Term Loan Commitment for the applicable Tranche as originally in effect and otherwise duly completed.

(c)    Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of account maintained by the Agent pursuant to Section 3.9., in the absence of manifest error, the statements of account maintained by the Agent pursuant to Section 3.9. shall be controlling.
(d)    Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.
Section 2.12.    Voluntary Reductions of the Revolving Commitment.
The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Revolving Commitments (for which purpose use of the Revolving Commitments shall be deemed to include the aggregate amount of all Letter of Credit Liabilities and the aggregate principal amount of all outstanding Swingline Loans) at any time and from time to time without penalty or premium upon not less than three (3) Business Days prior written notice to the Agent of each such termination or reduction, which notice shall specify the effective date thereof, the amount of any such reduction (which in the case of any partial reduction of the Revolving Commitments shall not be less than $5,000,000 and integral multiples of $1,000,000 in excess of that amount in the aggregate), and, if such reduction is to be contingent on the consummation of a refinancing or other capital transaction, notice of such contingency, and shall be irrevocable once given (unless such notice of contingency is given) and effective only upon receipt by the Agent (“Revolving Commitment Reduction Notice”); provided, however, that the Borrower may not reduce the aggregate amount of the Revolving Commitments below $20,000,000 unless the Borrower is terminating the Revolving Commitments in full; provided, further, that such Revolving Commitment Reduction Notice may be revoked or modified in connection with a requested termination of the aggregate amount of the Revolving Commitments that is contingent, if notice of such contingency has been provided pursuant to this Section, on the consummation of a refinancing or other capital transaction that does not close on the originally anticipated closing date. Promptly after receipt of a Revolving Commitment Reduction Notice, the Agent shall notify each Lender of the proposed termination or Revolving Commitment reduction. The Revolving Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated except as provided pursuant to Section 2.16. The Borrower shall pay all interest and fees on the Revolving Loans accrued to the date of such reduction or termination of the Revolving Commitments to the Agent for the account of the Revolving Lenders, including but not limited to any applicable compensation due to each Revolving Lender in accordance with Section 4.4.
Section 2.13.    Extension of Revolver Maturity Date.

Subject to the terms of this Section 2.13., the Borrower shall have the right to extend the Revolver Maturity Date two (2) times by six (6) months each time. The Borrower may exercise such right only by executing and delivering to the Agent at least thirty (30) days but not more than ninety (90) days prior to the then current Revolver Maturity Date, a written notice of such extension (an “Revolver Extension Notice”). The Agent shall forward to each Revolving Lender a copy of any such Revolver Extension Notice delivered to the Agent promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Revolver Maturity Date then in effect shall be extended for six (6) months: (x) upon the giving of such Revolver Extension Notice and on the Revolver Maturity Date (as determined without regard to such extension) and immediately after giving effect thereto, (a) no Default or Event of Default shall exist, and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except to the extent otherwise qualified by materiality, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except to the extent otherwise qualified by materiality, in which case such representation and warranty shall be true and correct in all respects) on and as of such earlier date), and except for changes in factual circumstances permitted under the Loan Documents; provided that, for purposes of Section 5.2., the representations and warranties contained in Section 6.1.(k) shall be deemed to refer to the most recent statements furnished pursuant to Section 8.1. and Section 8.2., (y) the Borrower shall have paid the Fees payable under Section 3.5.(d), and (z) the Borrower shall have delivered to the Agent a Compliance Certificate executed by the chief executive officer, chief financial officer or chief accounting officer of the Parent evidencing that the Borrower shall be in compliance with each of the financial covenants set forth in Section 9.1 on a pro forma basis after giving effect to the extension of the Revolver Maturity Date and certifying the matters referred to in the immediately preceding clauses (x)(a) and (x)(b). The Revolver Maturity Date may be extended only twice (for a period of six (6) months on each occasion) pursuant to this Section 2.13.
Section 2.14.    Expiration or Maturity Date of Letters of Credit Past Revolver Maturity Date.
If on the date the Revolving Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder with respect to which the Borrower has not complied with the conditions set forth in the third sentence of Section 2.4.(b) (without regard to any time period specified therein), the Borrower shall, on such date, pay to the Agent, for its benefit and the benefit of the Revolving Lenders and the Issuing Bank, an amount of money equal to 105% of the Stated Amount of such Letter(s) of Credit for deposit into the Letter of Credit Collateral Account. If a drawing pursuant to any such Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower authorizes the Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the Issuing Bank for the payment made by the Issuing Bank to the beneficiary with respect to such drawing or the payee with respect to such presentment. If at any time the amount on deposit in the Letter of Credit Collateral Account exceeds an amount of money equal to 105% of the Stated Amount of such Letter(s) of Credit, then, upon the Borrower’s written request, Agent shall promptly deliver such excess to an account designated in writing by the Borrower.
Section 2.15.    Amount Limitations.
Notwithstanding any other term of this Agreement or any other Loan Document, (i) no Revolving Lender shall be required to make a Revolving Loan, the Swingline Lender shall not be required to make a Swingline Loan, the Issuing Bank shall not be required to issue a Letter of Credit, and no reduction of the Revolving Commitments pursuant to Section 2.12. shall take effect, if immediately after the making of any such Revolving Loan or Swingline Loan, the issuance of such Letter of Credit or such reduction in the Revolving Commitments, the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the aggregate amount of the Revolving Commitments at such time and (ii) no Term Loan Lender shall be required to make a Term Loan if immediately after the making of any such Term Loan, (i) the aggregate principal amount of all outstanding Term Loans would exceed the aggregate amount of the Term Loan Commitments at such time or (ii) the aggregate principal amount of any of its Term Loans would exceed its Tranche A Commitment, Tranche B Commitment and/or Tranche C Commitment, as applicable.
Section 2.16.    Increase in Revolving Commitments; Additional Term Loans.
(a)    With the prior written consent of the Agent, such consent not to be unreasonably withheld, conditioned or delayed, the Borrower shall have the right (i) during the period from the Effective Date to but excluding the Revolver Maturity Date, to request increases in the aggregate amount of the Revolving Commitments, and (i) during the period from the Effective Date to but excluding the latest Maturity Date of any Term Loan to request the making of additional term loans (which increase may take the form of new term loan tranches or increasing the size of an existing Tranche) (the “Additional Term Loans”). In no event shall the aggregate increases in Revolving Commitments and Additional Term Loans, taken together, exceed $300,000,000. Each such increase in the Revolving Commitments or borrowing of an Additional Term Loan must be in an aggregate minimum amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof (or such other amounts as may be acceptable to the Agent and the Borrower). In connection with any such increase in the Revolving Commitments, the amount of the Swingline Commitment shall increase by a proportionate amount, rounded to the next lowest integral multiple of $100,000. The Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Revolving Commitments and the making of any Additional Term Loans, including decisions with the consent of the Borrower as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to any such increase or making of Additional Term Loans and the allocations of any increase in the Revolving Commitments or making of Additional Term Loans among such existing Lenders and/or other banks, financial institutions and other institutional lenders. No Lender shall be obligated in any way whatsoever to increase its Revolving Commitment, to provide a new Revolving Commitment or to make an Additional Term Loan, and any new Lender becoming a party to this Agreement in connection with any such requested increase of the Revolving Commitments or making of Additional Term Loans must be an Eligible Assignee.
(b)    If a new Revolving Lender becomes a party to this Agreement, or if any existing Revolving Lender is increasing its Revolving Commitment, such Lender shall on the date it becomes a Revolving Lender hereunder (or in the case of an existing Revolving Lender, increases its Revolving Commitment hereunder) (and, in each case, as a condition thereto) purchase from the other Revolving Lenders its Revolving Commitment Percentage determined with respect to the Revolving Lenders’ respective Revolving Commitments after giving effect to the increase of Revolving Commitments) of any outstanding Revolving Loans, by making available to the Agent for the account of such other Revolving Lenders at the Agent’s Head Office, in same day funds, an amount equal to the sum of (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Revolving Lender, plus (B) the aggregate amount of payments previously made by the other Revolving Lenders under Section 2.4.(j) that have not been repaid, plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans. The Borrower shall pay to the Revolving Lenders amounts payable, if any, to such Revolving Lenders under Section 4.4. as a result of the prepayment of any such Revolving Loans.
(c)    The effectiveness of any increase of the Revolving Commitments or the making of Additional Term Loans under this Section is subject to the satisfaction of following conditions precedent: (i) no Default or Event of Default shall be in existence on the effective date of such increase of the Revolving Commitments or making of Additional Term Loans, (ii) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the effective date of such increase in the Revolving Commitments or making of Additional Term Loans except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents, (iii) the Agent shall have received each of the following, in form and substance satisfactory to the Agent: (1) if not previously delivered to the Agent, copies certified by the Secretary or Assistant Secretary of (A) all partnership or other necessary action taken by the Borrower to authorize such increase of the Revolving Commitments or Additional Term Loans and (B) all corporate, partnership, member or other necessary action taken by each Guarantor authorizing the guaranty of such increase of the Revolving Commitments or Additional Term Loans; (2) if requested by the Agent, an opinion of counsel to the Borrower and the Guarantors, and addressed to the Agent and the Lenders covering such matters as reasonably requested by the Agent (provided that the Borrower and the Guarantors shall only be required to deliver the legal opinions required by Section 5.1.(a)(iv) if so requested by the Agent); and (3) new Revolving Notes and new Term Notes, as applicable, executed by the Borrower, payable to any new Lenders providing a Revolving Commitment and/or an Additional Term Loan and to any existing Lenders providing an Additional Term Loan, and replacement Notes executed by the Borrower, payable to any existing Lenders increasing their Revolving Commitments, in each case to the extent requested by such Lender and in the amount of such applicable Lender’s Revolving Commitment after giving effect to the applicable increase in the aggregate amount of the Revolving Commitments and in the amount of any Additional Term Loans, respectively.
(d)    The effectiveness of any increase of the Revolving Commitments or the making of Additional Term Loans under this Section is subject to the following:
(i)    each increase in the Revolving Commitments and any Additional Term Loans shall constitute Obligations of the Borrower and shall be guaranteed with the other Loans on a pari passu basis or, in the case of any Additional Term Loans taking the form of a new term loan tranche, may be on a lesser basis;
(ii)    in the case of each Additional Term Loan taking the form of a new term loan tranche, this Agreement shall be amended, in form and substance satisfactory to the Agent, the Borrower and the lenders in respect of such term loan tranche, to include such terms as are customary for a term loan commitment; provided that the interest rates, Applicable Margin, pricing grid, upfront fees, maturity, prepayment premiums or penalties and other economic terms applicable to such term loan shall be determined by the Borrower and the Lenders holding commitments in such term loan tranche; provided further that the scheduled maturity date of any Additional Term Loan shall be no earlier than the Tranche A Maturity Date;
(iii)    in the case of each increase in the Revolving Commitments or the amount of an existing Tranche:
(x)    any upfront fees shall be determined by the Lenders participating in such increase and the Borrower; and
(y)    all of the other terms and conditions applicable to such increase shall be identical to the terms and conditions applicable Class being increased; and
(iv)    (x) any Lender participating in an increase of the Revolving Commitments shall be entitled to the same voting rights as the existing Revolving Lenders and shall receive proceeds of prepayments on the same basis as the other Revolving Loans made hereunder; and (y) any Lender participating in an increase of an existing Tranche shall be entitled to the same voting rights as the existing Term Loan Lenders under such Tranche and shall receive proceeds of prepayments on the same basis as the other Term Loans outstanding under such Tranche.
(e)    In connection with any increase in the aggregate amount of the Revolving Commitments and the making of any Additional Term Loans pursuant to this Section 2.16. any Lender becoming a party hereto shall (1) execute such documents and agreements as the Agent may reasonably request and (2) in the case of any Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.
(f)    Subject to the limitations set forth in this Section 2.16., any increase of the Revolving Commitments and the making of any Additional Term Loans pursuant to this Section 2.16. shall be effected pursuant to one or more amendments to, or an amendment and restatement of, this Agreement executed and delivered by the Borrower, the Agent and the applicable Lenders participating in such increase of the Revolving Commitments or the making of such Additional Term Loans (which may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Agent, to effect the provisions of this Section 2.16.).
(g)    This Section shall supersede any provisions in Section 3.3 or 12.7 to the contrary.
Section 2.17.    Reallocations.
The Agent, the Borrower and each Lender agree that upon the effectiveness of this Agreement, the amount of each of the Commitments of such Lender is as set forth on Schedule I attached hereto. Simultaneously with the effectiveness of this Agreement, (a) the Commitments (as defined in the Existing Revolver Agreement) of each of the Revolving Lenders under the Existing Revolver Agreement, and the outstanding Revolving Loans (as defined in the Existing Revolver Agreement) and the participations of the Revolving Lenders in the Existing Letters of Credit and outstanding Swingline Loans (as defined in the Existing Revolver Agreement) thereunder shall be reallocated among the Revolving Lenders in accordance with their respective Revolving Commitment Percentages hereunder (it being acknowledged that, on the Effective Date, the Revolving Loans (as defined in the Existing Revolver Agreement) outstanding under the Existing Revolver Agreement will be deemed to be outstanding as Revolving Loans hereunder and the existing LIBOR rates and Interest Periods applicable thereto will remain in place for purposes of determining LIBOR with respect to the interest rate thereon until the end of the applicable interest period (unless earlier terminated in accordance with the terms hereof)), and (b) the Existing Term Loans under the Existing Term Loan Agreement shall be reallocated among the Term Loan Lenders in accordance with their respective Term Loan Commitments hereunder. To effect such reallocations, (x) each Revolving Lender who either had no Commitment (as defined in the Existing Revolver Agreement) prior to the effectiveness of this Agreement or whose Revolving Commitment upon the effectiveness of this Agreement exceeds its Commitment (as defined in the Existing Revolver Agreement) immediately prior to the effectiveness of this Agreement (each an “Assignee Revolving Lender”) shall be deemed to have purchased all right, title and interest in, and all obligations in respect of, the Revolving Commitments from the Revolving Lenders whose Revolving Commitments are less than their respective Commitments (as defined in the Existing Revolver Agreement) immediately prior to the effectiveness of this Agreement (each an “Assignor Revolving Lender”) and all right, title and interest in, and all obligations in respect of, the Commitment (as defined in the Existing Revolver Agreement) of Citizens Bank of Pennsylvania (the “Exiting Lender”), the Commitment of which shall be terminated on the Effective Date and which shall cease to be a Lender, so that the Revolving Commitments of each Revolving Lender will be as set forth on Schedule I attached hereto, and (y) each Term Loan Lender, which either held no Existing Term Loan or whose Term Loan Commitment upon the effectiveness of this Agreement exceeds its Existing Term Loan (each an “Assignee Term Loan Lender”) shall be deemed to have purchased from the Term Loan Lenders whose Term Loan Commitments are less than the Existing Term Loans held by such Term Loan Lenders (each an “Assignor Term Loan Lender”) all right, title and interest in, that portion of the Existing Term Loans that exceeds the Term Loan Commitments of the Assignor Term Loan Lenders and all right, title and interest in, and all obligations in respect of, the Existing Term Loans of the Exiting Lender so that the Term Loans are held by the Term Loan Lenders in accordance with their respective Term Loan Commitments as set forth on Schedule I attached hereto, and with respect to each Term Loan Lender whose Term Loans are being assigned in their entirety, such Term Loan Lender shall cease to be a Term Loan Lender. Such purchases shall be deemed to have been effected by way of, and subject to the terms and conditions of, Assignment and Assumptions without the payment of any related assignment fee, and, except for Notes to be provided to the Assignor Revolving Lenders, Assignee Revolving Lenders, Assignor Term Loan Lenders, and Assignee Term Loan Lenders in the principal amount of their respective Commitments of the applicable Class, no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived). The Assignor Revolving Lenders, the Assignee Revolving Lenders, the Assignor Term Loan Lender, the Assignee Term Loan Lenders, the Exiting Lenders and the other Lenders shall make such cash settlements among themselves, through the Agent, as the Agent may direct (after giving effect to the making of any Loans to be made on the Effective Date and any netting transactions effected by the Agent) with respect to such reallocations and assignments so that the aggregate outstanding principal amount of each Class and Tranche of Loans shall be held by the Lenders of such Class and Tranche pro rata in accordance with the amount of the Commitments of such Class (determined without giving effect to any termination of Commitments effected by the making of any such Loans) of the Lenders of such Class and Tranche.
ARTICLE III.    PAYMENTS, FEES AND OTHER GENERAL PROVISIONS
Section 3.1.    Payments.
(a)    Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.11), to the Agent at the Agent’s Head Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 10.4., the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied, and with respect to the Term Loans, the Tranche to which such payment shall be applied. Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. Each payment received by the Agent for the account of the Issuing Bank under this Agreement shall be paid to the Issuing Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by the Issuing Bank to the Agent from time to time, for the account of the Issuing Bank. In the event the Agent fails to pay such amounts to such Lender or the Issuing Bank, as the case may be, within one Business Day of receipt of such amounts, the Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.
(b)    Presumptions Regarding Payments by Borrower. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Agent on demand that amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the Federal Funds Rate.
Section 3.2.    Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing from Revolving Lenders under Sections 2.1.(a), 2.3.(e) and 2.4.(e) shall be made from the Revolving Lenders, each payment of the fees under Sections 3.5.(a) and 3.5.(b), the first sentence of Section 3.5(c), and Section 3.5.(d) shall be made for the account of the Revolving Lenders, and each termination or reduction of the amount of the Revolving Commitments under Section 2.12. or otherwise pursuant to this Agreement shall be applied to the respective Revolving Commitments of the Revolving Lenders, pro rata according to the amounts of their respective Revolving Commitments; (b) the making of Term Loans under Section 2.2(a) shall be made from the Term Loan Lenders pro rata for each Tranche according to the amounts of their respective Term Loan Commitments applicable to the respective Tranches; (c) each payment or prepayment of principal of a Class of Loans shall be made for the account of the Lenders of such Class pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them, provided that, subject to Section 3.10., if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments; (c) each payment of interest on a Class of Loans shall be made for the account of the Lenders of such Class pro rata in accordance with the amounts of interest on such Class of Loans then due and payable to the respective Class of Lenders; (d) the Conversion and Continuation of Loans of a particular Class or Type (other than Conversions provided for by Section 4.5.) shall be made pro rata among the Lenders of such Class according to the amounts of their respective Loans of such Class and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous; (e) the Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.3., shall be pro rata in accordance with their respective Revolving Commitment Percentages; and (f) the Revolving Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.4., shall be pro rata in accordance with their respective Commitment Percentages. All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Revolving Lender shall have acquired and funded a participating interest in any such Swingline Loan pursuant to Section 2.3.(e), in which case such payments shall be pro rata in accordance with such participating interests).
Section 3.3.    Sharing of Payments, Etc. If a Lender shall obtain payment of any principal of, or interest on, any Loan of a Class made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf of the Borrower or any other Loan Party to a Lender (other than any payment in respect of Specified Derivatives Obligations) not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders of the same Class in accordance with Section 3.2. or Section 10.4., as applicable, such Lender shall promptly purchase from the other Lenders of such Class participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans of such Class made by the other Lenders of such Class or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders of such Class shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2. or Section 10.4., as applicable. To such end, all the Lenders of such Class shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender of such Class so purchasing a participation (or direct interest) in the Loans or other Obligations owed to the other Lenders of such Class may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans of such Class in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4.    Several Obligations.
No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.
Section 3.5.    Fees.
(a)    Unused Fee. During the period from the Effective Date to but excluding the earlier to occur of (i) the Credit Rating Election Date and (ii) Revolver Maturity Date or any earlier date of termination of the Revolving Commitments or reduction of the Revolving Commitments to zero, the Borrower agrees to pay to the Agent for the account of each Revolving Lender an unused facility fee equal to (i) the actual daily amount by which (A) the aggregate Revolving Commitments of all Revolving Lenders exceeds (B) the aggregate principal amount of all outstanding Revolving Loans plus the aggregate amount of all Letter of Credit Liabilities, multiplied by (ii) the Applicable Unused Fee. Such fee shall be payable quarterly in arrears on the first Business Day of each January, April, July and October of each calendar year. Any such accrued and unpaid fee shall also be payable on the earlier of (i) the Credit Rating Election Date and (ii) the Revolver Maturity Date or any earlier date of termination of the Revolving Commitments or reduction of the Revolving Commitments to zero.
(b)    Facility Fees. The Borrower agrees to pay to the Agent for the account of each Revolving Lender a facility fee equal to the average daily amount of the Revolving Commitment of such Revolving Lender (whether or not utilized) times the Applicable Facility Fee for the period from and including the Credit Rating Election Date to but excluding the date such Revolving Commitment is terminated or reduced to zero or the Revolver Maturity Date, such fee to be paid in arrears on (i) the first Business Day of each January, April, July and October of each calendar year, (ii) the date of each reduction in the Revolving Commitments (but only on the amount of the reduction) and (iii) the Revolver Maturity Date or any earlier date of termination of the Revolving Commitments or reduction of the Revolving Commitments to zero.
(c)    Letter of Credit Fees. The Borrower agrees to pay to the Agent for the account of each Revolving Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for Revolving Loans that are LIBOR Loans times the daily average undrawn Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) through and including the date such Letter of Credit expires or is terminated or (y) to but excluding the date such Letter of Credit is drawn in full. The fees provided for in the immediately preceding sentence shall be nonrefundable and payable in arrears on (i) the first Business Day of each January, April, July and October of each calendar year, (ii) the Revolver Maturity Date or any earlier date of termination of the Revolving Commitments or reduction of the Revolving Commitments to zero, and (iii) after such date described in clause (ii), from time to time on demand of the Agent. In addition, the Borrower shall pay to the Issuing Bank for its own account and not the account of any Revolving Lender, an issuance fee in respect of each Letter of Credit equal to 0.125% of the initial Stated Amount of such Letter of Credit at the time such Letter of Credit is issued. The Fees provided for in the immediately preceding sentence shall be nonrefundable and payable upon issuance. The Borrower shall pay directly to the Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged by the Issuing Bank from time to time in like circumstances with respect to the issuance of each Letter of Credit, drawings, amendments and other transactions relating thereto. For the avoidance of doubt, the letter of credit fee shall continue to accrue after the Revolver Maturity Date at the rate in effect on the Revolver Maturity Date for the benefit of the Issuing Bank with respect to any Extended Letter of Credit and shall be paid as set forth above during any period of extension.
(d)    Extension Fee. If the Borrower exercises its right to extend the Revolver Maturity Date pursuant to Section 2.13., the Borrower agrees to pay to the Agent for the account of each Revolving Lender, each time it exercises such right, a fee equal to 0.075% of the amount of such Revolving Lender’s Revolving Commitment (whether or not utilized) at the time of such extension. Such fee shall be due and payable in full on the date the Agent receives a Revolver Extension Notice pursuant to such Section.
(e)    Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Agent as provided in the Fee Letter and such other fees and as may be agreed to in writing from time to time by the Borrower and the Agent.
Section 3.6.    Computations.
Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed; provided, however, any accrued interest on any Base Rate Loan shall be computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed.
Section 3.7.    Usury.
In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.
Section 3.8.    Agreement Regarding Interest and Charges.
The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Sections 2.5.(a), 2.5.(b) and 2.3.(c). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, in each case in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.
Section 3.9.    Statements of Account.
The Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive absent manifest error. The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.
Section 3.10.    Defaulting Lenders.
Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders, subject to Section 12.7.(c).
(b)    Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X. or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 3.3. shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, in the case of a Defaulting Lender that is a Revolving Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, in the case of a Defaulting Lender that is a Revolving Lender, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) in the case of a Defaulting Lender that is a Revolving Lender, to satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Agreement and (y) in the case of a Defaulting Lender that is a Revolving Lender, Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans of any Class or amounts required to have been funded by the Revolving Lenders under Section 2.3.(j) in respect of Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article V. were satisfied or waived, such payment shall be applied solely to pay the Loans of such Class of, and L/C Disbursements owed to, all Non-Defaulting Lenders of the applicable Class on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans of such Class and, as applicable, funded and unfunded participations in Letter of Credit Liabilities and Swingline Loans are held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitment Percentages (determined without giving effect to the subsection (d) of this Section) and all Term Loans are held by the Term Loan Lenders pro rata for the applicable Tranche as if there had been no Defaulting Lenders in such Class or Tranche. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)    Certain Fees.
(i)    No Defaulting Lender shall be entitled to receive any Fee payable under Section 3.5.(a) or Section 3.5(b) for any period during which that Lender is a Defaulting Lender (and, subject to clause (iii) below) the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(ii)    Each Defaulting Lender shall be entitled to receive letter of credit fees payable under Section 3.5.(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 3.10.(e).
(iii)    With respect to any Fee not required to be paid to any Defaulting Lender pursuant to clauses (i) or (ii) of this Section 3.10(c), the Borrower shall (x) pay to the Agent for the account of each Non-Defaulting Lender that is a Revolving Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 3.10.(d), (y) pay to the Agent for the account of the Issuing Bank and Swingline Lender, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee, if any.
(d)    Reallocation of Participations to Reduce Fronting Exposure. In the case of a Defaulting Lender that is a Revolving Lender, all or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities and Swingline Loans shall be reallocated among the Non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Revolving Commitment Percentages (determined without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Article V. are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender that is a Revolving Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation. If the reallocations described in this section 3.10(d) are not affected, then the Borrower may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments to an Eligible Assignee subject to and in accordance with the provisions of Section 12.6 (including the consents required thereunder). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. Upon any such purchase or assignment and satisfaction of the conditions specified in Section 12.6, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement. The purchase price for the Commitment of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees.
(e)    Cash Collateral, Repayment of Swingline Loans.
(i)    If the reallocation described in subsection (d) of this Section above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in this subsection.
(ii)    At any time that there shall exist a Defaulting Lender that is a Revolving Lender, within one (1) Business Day following the written request of the Agent or the Issuing Bank (with a copy to the Agent), the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to subsection (d) of this Section and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time.
(iii)    The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender that is a Revolving Lender, hereby grant to the Agent, for the benefit of the Issuing Bank, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the obligations of Defaulting Lenders that are Revolving Lenders to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to clause (iv) of this Section 3.10(e). If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time, the Borrower will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender that is a Revolving Lender).
(iv)    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the obligation of a Defaulting Lender that is a Revolving Lender to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(v)    Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by the Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to the subsection (b) of this Section, the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
(f)    Defaulting Lender Cure. If the Borrower, the Agent, and solely in the case of a Defaulting Lender that is a Revolving Lender, the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which, in the case of a Defaulting Lender that is a Revolving Lender, may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their respective Commitment Percentages (determined without giving effect to the subsection (d) of this Section), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(g)    New Swingline Loans/Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
Section 3.11.    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Indemnification by the Borrower. The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within 15 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error provided that the determinations in such statement are made on a reasonable basis and in good faith.

(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.6. relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this subsection.
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(f)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the clauses (ii)(A), (ii)(B) and (ii)(D) of this Section 3.11(f)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), 2 executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty and, in either case, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-1;
(II)    executed originals of IRS Form W-8ECI and a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-1;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit L-2 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the Issuing Bank, or have any obligation to pay to any Lender or the Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the Issuing Bank, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    Issuing Bank and Swingline Lender. For purposes of this Section, the term “Lender” includes the Issuing Bank and the Swingline Lender.

ARTICLE IV.    YIELD PROTECTION, ETC.
Section 4.1.    Additional Costs; Capital Adequacy.
(a)    Capital Adequacy. If any Lender determines that any Regulatory Change affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered within 15 days after presentation to the Borrower by such Lender of a statement of the amount setting forth the Lender’s calculation thereof pursuant to such Lender’s customary practice.
(b)    Additional Costs. In addition to, and not in limitation of the subsection (a) of this Section, the Borrower shall, within 15 days after receipt by Borrower of a reasonably detailed invoice for such Additional Costs, pay to the Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it reasonably determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i)    changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or its Commitments (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes);
(ii)    imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined to the extent utilized when determining LIBOR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or
(iii)    imposes on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.
(c)    Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the subsections (a) and (b) of this Section, if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5. shall apply).
(d)    Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any Tax (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes), reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Issuing Bank of issuing (or any Revolving Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Issuing Bank or any Revolving Lender hereunder in respect of any Letter of Credit, then, upon demand by the Issuing Bank or such Lender, the Borrower shall pay immediately to the Issuing Bank or, in the case of such Lender, to the Agent for the account of such Lender, from time to time as specified by the Issuing Bank or such Lender, such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate the Issuing Bank or such Lender for such increased costs or reductions in amount.
(e)    Notification and Determination of Additional Costs. Each of the Agent, Issuing Bank, each Lender, and each Participant, as the case may be, agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Agent, the Issuing Bank, such Lender or such Participant to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Agent, the Issuing Bank, any Lender or any Participant to give such notice shall not release the Borrower from any of its obligations hereunder (and in the case of a Lender, to the Agent), provided, further, that (i) the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Regulatory Change giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof), and (ii) neither the Agent nor a Lender, as the case may be, shall be entitled to submit a claim for compensation under any of the preceding subsections of this Section unless such Person shall have determined that the making of such claim is consistent with its general practices under similar circumstances in respect of similarly situated borrowers that are equity REITs with credit agreements entitling it to make such claims (it being agreed that neither the Agent nor a Lender shall be required to disclose any confidential or proprietary information in connection with such determination or the making of such claim). The Agent, the Issuing Bank, each Lender and each Participant, as the case may be, agrees to furnish to the Borrower (and in the case of the Issuing Bank, a Lender or a Participant to the Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section and stating that such claim is consistent with such Person’s general practices under similar circumstances in respect of similarly situated borrowers that are equity REITs with credit agreements entitling it to make such claims. Determinations by the Agent, the Issuing Bank, such Lender, or such Participant, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error.
Section 4.2.    Suspension of LIBOR Loans.
Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:
(a)    the Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or is otherwise unable to determine LIBOR; or
(b)    the Agent reasonably determines (which determination shall be conclusive absent manifest error) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period;
then the Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.
Section 4.3.    Illegality.
Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make, maintain or fund Loans the interest rate on which is determined by reference to LIBOR, or to determine or charge interest rates based on LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended, and if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the LIBOR component of the Base Rate, in each case, until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.5. shall be applicable).
Section 4.4.    Compensation.
The Borrower shall pay to the Agent for the account of each requesting Lender, upon the request of the Agent, such amount or amounts as the Agent shall determine in its reasonable discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:
(f)    any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or
(g)    any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 5.2. to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.
Not in limitation of the foregoing, such compensation shall include, without limitation, in the case of a LIBOR Loan, an amount equal to the then present value of (i) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (ii) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date (but in any event excluding lost profits). Upon the Borrower’s request, the Agent shall provide the Borrower with a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error, provided that the determinations in such statement are made on a reasonable basis.
Section 4.5.    Treatment of Affected Loans.
If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(c), Section 4.2. or Section 4.3. then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1.(c), Section 4.2., or Section 4.3. on such earlier date as such Lender or the Agent, as applicable, may specify to the Borrower (with a copy to the Agent, as applicable), and, unless and until such Lender or the Agent, as applicable, gives notice as provided below that the circumstances specified in Section 4.1., Section 4.2. or Section 4.3. that gave rise to such Conversion no longer exist:
(a)    to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans (with the Base Rate being determined without reference to the LIBOR component of the Base Rate if required by such Lender); and
(b)    all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans (with the Base Rate being determined without reference to the LIBOR component of the Base Rate if required by such Lender).
If such Lender or the Agent, as applicable, gives notice to the Borrower (with a copy to the Agent, as applicable) that the circumstances specified in Section 4.1. or 4.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender or the Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.
Section 4.6.     Affected Lenders.
If (a) a Lender requests compensation pursuant to Section 3.11. or 4.1., and Lenders constituting Required Lenders are not also doing the same, (b) the obligation of any Lender to make LIBOR

Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(c) or 4.3. but the obligation of Lenders constituting Required Lenders shall not have been suspended under such Sections, (c) a Lender becomes a Defaulting Lender, or (d) a Lender does not vote in favor of any amendment, modification or waiver to this Agreement or any other Loan Document, which, pursuant to Section 12.7., requires the vote of such Lender, and the Required Lenders shall have voted in favor of such amendment, modification or waiver, then, so long as there does not then exist any Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitments and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 12.6.(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) the aggregate amount of payments previously made by the Affected Lender under Section 2.3.(j) that have not been repaid, plus (z) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section and the Affected Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Assumption, but at no time shall the Agent, such Affected Lender nor any other Lender nor any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.11., 4.1. or 4.4.) with respect to any period up to the date of replacement.
Section 4.7.    Change of Lending Office.
Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.11., 4.1. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.
Section 4.8.    Assumptions Concerning Funding of LIBOR Loans.
Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.
ARTICLE V.    CONDITIONS PRECEDENT

Section 5.1.    Initial Conditions Precedent.
The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making (or continuation from the Existing Credit Facilities) of a Loan or the issuance of a Letter of Credit, is subject to the satisfaction of the following conditions precedent:
(c)    the Agent shall have received each of the following, in form and substance satisfactory to the Agent and the Lenders:
(i)    counterparts of this Agreement executed by each of the Loan Parties party hereto, and all of the other parties hereto;
(ii)    Revolving Notes and Term Notes executed by the Borrower, payable to each Lender having a Revolving Commitment and a Term Loan Commitment in the amounts of their respective Commitments by Class (to the extent such Lender has notified the Agent that it has elected to receive a Note) and complying with the applicable provisions of Section 2.11.(a). and (b), and the Swingline Note executed by the Borrower;
(iii)    the Guaranty executed by the Parent, each Material Subsidiary existing as of the Effective Date, each Subsidiary Obligor existing as of the Effective Date and each Other Subsidiary Guarantor (it being acknowledged that the Guaranty will provide that the guaranty of the Parent is a springing guaranty which will result in liability based on the breach by the Parent of certain of the covenants binding on or relating to the Parent set forth herein or in the Guaranty, as more fully provided in the Guaranty);
(iv)    a favorable opinion or opinions of legal counsel to the Loan Parties, addressed to the Agent, the Lenders, the Swingline Lender and the Issuing Bank, addressing the enforceability of the Loan Documents and such matters as the Agent shall reasonably request;
(v)    the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument of the Borrower and the Parent, and with respect to each other Loan Party, as requested by the Agent, certified as of a recent date by the Secretary of State of the State of formation of such Loan Party;
(vi)    a certificate of good standing (or certificate of similar meaning) with respect to the Borrower, the Parent, and to the extent requested by the Agent, each other Loan Party, issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and, to the extent requested by the Agent, certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;
(vii)    a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver, on behalf of the Borrower, Notices of Borrowing, Notices of Swingline Borrowing, requests for Letters of Credit, Notices of Conversion and Notices of Continuation;
(viii)    copies certified (or bringdown certifications with respect to Loan Parties other than the Borrower or the Parent, to the extent permitted by the Agent) by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party; copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Guarantor of all corporate, partnership, member or other necessary action taken by each Guarantor to authorize the execution, delivery and performance of the Loan Documents to which it is a party;
(ix)    a Compliance Certificate calculated on a pro forma basis, giving effect to the financing contemplated by this Agreement and the use of the proceeds of the Loans to be funded on the Effective Date, for the Parent’s fiscal quarter ending September 30, 2015;
(x)    a closing certificate addressed to the Agent including certifications, as of the Agreement Date, as to the matters set forth in clauses (i) through (iv) of Section 5.1(b);
(xi)    a Revolver Notice of Borrowing and a Term Loan Notice of Borrowing (reflecting amounts to be borrowed as of the Effective Date and amounts to be rolled over and continued from the Existing Credit Facilities);
(xii)    the fully executed Fee Letter;
(xiii)    evidence that the Borrower has paid to the Agent, for the accounts of the Lenders or for its own account, as applicable, all of the Fees and expenses that are due and payable under Section 3.5 as of the Agreement Date or under the Fee Letter;
(xiv)    UCC, and to the extent requested by the Agent, litigation, judgment and bankruptcy search results from the appropriate jurisdictions for the Borrower and the Parent;
(xv)    such other due diligence, information, documents, agreements and instruments as the Agent on behalf of the Lenders may reasonably request, including those not already specified above and set forth in the closing agenda provided by the Agent, and satisfaction with the due diligence by the Agent, its counsel and the Lenders; and
(d)    In the good faith judgment of the Agent and the Lenders:

(i)    there shall not have occurred any material adverse change in the business, assets, operations, condition (financial or otherwise) or prospects of the Parent, the Borrower or any other Loan Party since December 31, 2014 or in the facts and information regarding the Parent, the Borrower and the other Loan Parties as most recently provided to the Agent and the Lenders;
(ii)    no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened in writing which could reasonably be expected to (A) result in a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Parent, the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;
(iii)    no event of default or unmatured event of default shall have occurred and be continuing under any of the Parent’s, the Borrower’s or any other Loan Party’s financial obligations in effect on the Agreement Date, both before and after giving effect to the financing contemplated by this Agreement;
(iv)    the Parent, the Borrower and each other Loan Party shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Parent, the Borrower or any other Loan Party to fulfill their respective obligations under the Loan Documents to which it is a party; and
(v)    the Parent, the Borrower and each other Loan Party shall have provided all information requested by the Agent, each Lender and the Issuing Bank in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.
For purposes of determining compliance with the conditions specified in this Section 5.1(a), each Lender that has executed and delivered this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required thereunder to be consented to, approved by, or acceptable or satisfactory to, such Lender unless the Agent shall have received written notice from such Lender prior to the Agreement Date specifying its objection thereto.
Section 5.2.    Conditions Precedent to All Loans and Letters of Credit.
In addition to satisfaction or waiver of the conditions precedent contained in Section 5.1 with respect to the first Credit Event hereunder, the obligations of (i) Lenders to make any Loans

(including the obligations of the Swingline Lender to make any Swingline Loan) and (ii) the Issuing Bank to issue Letters of Credit are each subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.15. would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents; provided, that for purposes of this Section 5.2, the representations and warranties contained in Section 6.1.(k) shall be deemed to refer to the most recent statements furnished pursuant to Section 8.1. and Section 8.2.; (c) without limitation of the other provisions of this Section 5.2, the Borrower shall be in Pro Forma Compliance with the covenants set forth in Section 9.1.(d) both before and after giving effect to such Loan or Letter of Credit; and (d) in the case of the borrowing of Revolving Loans, the Agent shall have received a timely Revolver Notice of Borrowing, in the case of a Swingline Loan, the Swingline Lender shall have received a timely Notice of Swingline Borrowing, and in the case of the issuance of a Letter of Credit the Issuing Bank and the Agent shall have received a timely request for the issuance of such Letter of Credit (together with the related application or similar documentation. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event described in clause (a) and (d) of the definition thereof and, unless the Borrower otherwise notifies the Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event).
ARTICLE VI.    REPRESENTATIONS AND WARRANTIES
Section 6.1.    Representations and Warranties.
In order to induce the Agent and each Lender to enter into this Agreement and to make Loans and, in the case of the Issuing Bank, to issue Letters of Credit, the Borrower (and solely to the extent that such representations and warranties relate to the Parent, the Parent) represents and warrants to the Agent, the Issuing Bank and each Lender as follows:
(a)    Organization; Power; Qualification. Each of the Parent, the Borrower, the other Loan Parties and their respective Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being conducted and as contemplated at the time this representation is made or deemed made to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    Ownership Structure. As of the Agreement Date, Part I of Schedule 6.1.(b) is a complete and correct list of all Subsidiaries of the Parent setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests and (v) whether such Subsidiary is a Material Subsidiary or a Subsidiary Obligor. Except as disclosed in such Schedule as of the Agreement Date, (i) each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens applicable to Eligible Unencumbered Properties pursuant to the definition of Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Subsidiary that directly or indirectly owns an Eligible Unencumbered Property, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any Subsidiary of the Borrower that directly or indirectly owns an Eligible Unencumbered Property. As of the Agreement Date, Part II of Schedule 6.1.(b) correctly sets forth all Partially Owned Entities of the Parent, including the correct legal name of each such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Parent.
(c)    Authorization of Agreement, Etc. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Parent, the Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Parent, the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally.
(d)    Compliance of Loan Documents with Laws, Etc. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Borrower or any other Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval (other than (A) those already obtained and delivered to the Agent and (B) any required filing with the SEC, which the Borrower agrees to file in a timely manner) or violate any Applicable Law (including all Environmental Laws) relating to the Parent, the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under (A) the organizational documents of the Parent, the Borrower or any other Loan Party, or (B) any material indenture, agreement or other instrument to which the Parent, the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any other Loan Party (other than a Permitted Lien).
(e)    Compliance with Law; Governmental Approvals. Each of the Parent, the Borrower, each other Loan Party and the other Subsidiaries has obtained and is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws (including without limitation, Environmental Laws) relating to it except for noncompliances which, and Governmental Approvals the failure to obtain or possess which, could not, individually or in the aggregate, reasonably be expected to result in a Default or Event of Default or have a Material Adverse Effect.
(f)    Title to Properties; Liens; Insurance. Each of the Loan Parties and each other Subsidiary has good, marketable and legal title to, or a valid leasehold interest in, its respective assets (subject to Permitted Liens and, in the case of Subsidiaries that are not Loan Parties, Liens not prohibited by this Agreement). No Eligible Unencumbered Property or any ownership interest of the Borrower in any Subsidiary that directly or indirectly owns any Eligible Unencumbered Property is subject to any Lien other than Permitted Liens, including, without limitation, those Liens in existence as of the Agreement Date and set forth in Schedule 6.1.(f). The Parent, the Borrower and each Subsidiary and their respective properties are insured with financially sound and reputable insurance companies that are not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent, the Borrower or such Subsidiary operates.
(g)    Existing Indebtedness. Schedule 6.1.(g) is, as of the date specified on such schedule, a complete and correct listing of all Indebtedness (other than under the Existing Term Loan Agreement or Existing Revolver Agreement) of the Parent and its Subsidiaries, including without limitation, Guarantees of Indebtedness by the Parent and its Subsidiaries, and indicating whether such Indebtedness is Secured Indebtedness or Unsecured Indebtedness. As of the Agreement Date, no monetary default exists under any such Indebtedness or any other material Indebtedness of the Parent, the Borrower or other Loan Parties or Subsidiaries, and the Parent, the Borrower or other Loan Parties or Subsidiaries have not received notice of any other default under any such Indebtedness.
(h)    Material Contracts. Each of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries that is a party to any Material Contract (x) has performed and is in compliance with all of the terms of such Material Contract, and (y) no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract, other than, in the case of each of clause (x) and (y), with respect to such non-compliance or default or event of default which does not give rise to the right of the other party to such Material Contract to terminate, cancel or otherwise take any action thereunder which could reasonably be expected to result in a Material Adverse Effect. The Material Contracts in effect as of the Agreement Date are listed on Schedule 6.1(h).
(i)    Litigation. There are no actions, suits, investigations or proceedings pending (nor have any actions, suits or proceedings been threatened in writing) against or in any other way relating adversely to or affecting the Parent, the Borrower, any other Loan Party or any other Subsidiary or any of its respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which (i) in any manner calls into question the validity or enforceability of this Agreement or any other Loan Document, or (ii) except as specifically disclosed in Schedule 6.1(i), could reasonably be expected to have a Material Adverse Effect, and there has been no materially adverse change in the status, or financial effect on any Loan Party or Subsidiary thereof, of the matters described in Schedule 6.1(i). There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the Parent, the Borrower, any other Loan Party or any other Subsidiary which could reasonably be expected to have a Material Adverse Effect.
(j)    Taxes. All federal, state and other material tax returns of each of the Parent, the Borrower, each other Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed or extended in accordance with Applicable Law, and all federal, state and other taxes, assessments and other governmental charges or levies upon each of the Parent, the Borrower, such other Loan Party and such Subsidiary and its respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 7.6 or to the extent the amounts subject to such non-payment or non-filing could not reasonably be expected to result in liability in excess of $2,000,000. As of the Agreement Date, no Loan Party (or any of its Subsidiaries) has been notified that any of its United States income tax returns is under audit. All charges, accruals and reserves on the books of the Parent, the Borrower and each of its Subsidiaries and each other Loan Party in respect of any taxes or other governmental charges are in accordance with GAAP.
(k)    Financial Statements. The Borrower has furnished to the Agent or has filed with the SEC copies of (i) the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal year ended December 31, 2014, and the related audited consolidated statements of operations, cash flows and shareholders’ equity for the fiscal year ended on such dates, with the opinion thereon of the Accountants, and (ii) the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal quarter ended September 30, 2015, and the related unaudited consolidated statements of operations, cash flows and shareholders’ equity of the Parent and its consolidated Subsidiaries for the fiscal quarter period ended on such date. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in all material respects, in accordance with GAAP consistently applied throughout the applicable periods, the consolidated financial position of the Parent and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as in the case of the unaudited statements, to changes resulting from normal year-end audit adjustments and the inclusion in the final audited statements of footnotes that were not contained in the unaudited statements). Neither the Parent nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as set forth on Schedule 6.1(g) and categorized as such or referred to or reflected or provided for in the foregoing financial statements.
(l)    No Material Adverse Change. Since December 31, 2014, there has been no material adverse change in the business, assets, condition (financial or otherwise), or results of operations of the Parent, the Borrower and their Subsidiaries taken as a whole. The Parent, the Borrower, the other Loan Parties and other Subsidiaries, taken as a whole, are Solvent.
(m)    ERISA.
(i)    Each Benefit Arrangement and each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws in all material respects except for such noncompliance as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or to cause an Event of Default.
(ii)    With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715. The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.
(iii)    Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.
(n)    Not Plan Assets; No Prohibited Transaction. None of the assets of the Parent, the Borrower, any other Loan Party or any other Subsidiary constitute “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.
(o)    Absence of Defaults. None of the Parent, the Borrower, any other Loan Party or any other Subsidiary is in default under its articles of incorporation, certificate of formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived, which: (i) constitutes a Default or an Event of Default; or (ii) constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by the Parent, the Borrower, any Subsidiary or any other Loan Party under any agreement (other than this Agreement) or judgment, decree or order to which the Parent, the Borrower any other Loan Party or any other Subsidiary is a party or by which the Parent, the Borrower any other Loan Party or any other Subsidiary or any of their respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(p)    Environmental Laws.
(i)    The Borrower has caused Phase I and other environmental assessments or similar assessments to be conducted as the Borrower has determined appropriate in its commercially reasonable judgment to investigate the past and present environmental condition and usage of the Real Estate Assets, and, to the extent requested by the Agent, true and complete copies of the same in the possession of any Loan Party have been delivered to the Agent (all of such reports that have been delivered to the Agent are collectively referred to hereinafter as the “Environmental Reports”).
(ii)    To the Borrower's knowledge, except as otherwise expressly specified in the Environmental Reports, none of the Parent, the Borrower, any other Loan Party, or any other Subsidiary or any operator of the Real Estate Assets or any portion thereof, or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, which violation or alleged violation has, or its remediation would have, by itself or when aggregated with all such other violations or alleged violations, a Material Adverse Effect.
(iii)    To the Borrower's knowledge, except as otherwise expressly specified in the Environmental Reports, none of the Parent, the Borrower, any other Loan Party, or any other Subsidiary or any operator of the Real Estate Assets has received written notice from any third party, including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986), (ii) that any hazardous waste, as defined by 42 U.S.C. § 9601(5), any hazardous substances as defined by 42 U.S.C. § 9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that such Person conduct a remedial investigation, removal or other response action pursuant to any Environmental Law, or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which event described in any such notice would have a Material Adverse Effect.
(iv)    To the Borrower's knowledge, except as otherwise expressly specified in the Environmental Reports or except as would not reasonably be expected to have a Material

Adverse Effect, (A) no portion of the Real Estate Assets has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of any Real Estate Assets except in accordance with applicable Environmental Laws, (B) in the course of any activities conducted by each of the Borrower, each other Loan Parties, and each of the other Subsidiaries or the operators of its respective Real Estate Assets or any ground or space tenants on any such Real Estate Assets, no Hazardous Substances have been generated or are being used on such Real Estate Assets except in accordance with applicable Environmental Laws, (C) there has been no present or past releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from such Real Estate Assets in violation of applicable Environmental Laws, (D) there have been no Releases in violation of applicable Environmental Laws upon, from or into any real property in the vicinity of such Real Estate Assets which, through soil or groundwater contamination, may have come to be located on such Real Estate Assets, and (E) any Hazardous Substances that have been generated on any of the Real Estate Assets during ownership thereof by the Parent, the Borrower, their respective Subsidiaries or the operations of their respective properties have been transported off-site only in compliance with all applicable Environmental Laws.
(q)    Investment Company; Etc. None of the Parent, the Borrower, any other Loan Party or any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended or (ii) subject to any other Applicable Law (other than the Dodd-Frank Wall Street Reform and Consumer Protection Act) which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.
(r)    Margin Stock. None of the Parent, the Borrower, any other Loan Party or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.
(s)    Affiliate Transactions. Except as permitted by Section 9.10. or as otherwise set forth on Schedule 6.1(s), none of the Parent, the Borrower, any other Loan Party or any other Subsidiary is a party to or bound by any agreement or arrangement (whether oral or written) with any Affiliate of the Parent, the Borrower, any other Loan Party or any other Subsidiary.
(t)    Intellectual Property. Each of the Parent, the Borrower, each other Loan Party and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights that are material to, and necessary to the conduct of, the business of the Parent, the Borrower or, taken as a whole, the Parent and its

Subsidiaries, as now conducted and contemplated by the Loan Documents (collectively, “Intellectual Property”), without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person except where such failure to own or right to use or conflict with could not reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties has taken all such steps as it deems reasonably necessary to protect its rights under and with respect to such Intellectual Property. No material claim has been asserted by any Person with respect to the use of any Intellectual Property by the Parent, the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of such Intellectual Property that could reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Parent, the Borrower, the other Loan Parties and the other Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Parent, the Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.
(u)    Business. As of the Agreement Date, the Parent, the Borrower, the other Loan Parties and the other Subsidiaries are engaged in the business of acquiring, owning, operating, managing, leasing, developing and redeveloping office, business park, industrial or so-called flex properties located in the Mid-Atlantic Region, together with other business activities incidental or reasonably related thereto.
(v)    Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Parent, the Borrower, any other Loan Party or any other Subsidiary ancillary to the transactions contemplated hereby.
(w)    Accuracy and Completeness of Information. All written information, reports and data (other than information of a general economic or industry nature, financial projections and other forward looking statements) furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Parent, the Borrower, any other Loan Party or any other Subsidiary in connection with or relating in any way to this Agreement or any other Loan Document were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in all material respects, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments and the inclusion in the final audited statements of footnotes that were not contained in the interim statements); provided that, without limitation of any of the other representations or warranties independently made under other provisions of this Article VI or otherwise, such representation shall not apply to the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports or any similar documents (excluding, in any event, all financial statements and reports) prepared by third parties (although the Borrower and Guarantors have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof). All financial projections, budgets and other forward looking statements prepared by or on behalf of the

Parent, the Borrower, any other Loan Party or any other Subsidiary that have been or may hereafter be made available to the Agent or any Lender were or will be prepared in good faith based on assumptions believed to be reasonable at the time made, but with it being understood that such projections and statements are not a guarantee of future performance and that such future performance may vary materially from such projections. No document furnished or written statement made to the Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a fact, material to the creditworthiness of any Loan Party or any other Subsidiary or omits or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances in which they are or were made available, not misleading.
(x)    OFAC. None of the Parent, the Borrower, any of the other Loan Parties, any of the other Subsidiaries, or any other Affiliate of the Parent: (i) is a Sanctioned Person; (ii) is a Sanctioned Entity; or (iii) derives any of its assets or operating income from investments in or transactions with any Sanctioned Person or Sanctioned Entity; and none of the proceeds from any Loan and none of the Letters of Credit will be used to finance any operations, investments or activities in, or make any payments to, any Sanctioned Person or Sanctioned Entity.
(y)    REIT Status; Exchange Listing. The Parent qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Parent to maintain its status as a REIT. The Parent maintains at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is the subject of price quotations on The NASDAQ Stock Market’s National Market System.
(z)    Eligible Unencumbered Properties. Each of the assets included by the Borrower in calculations of Value of Unencumbered Properties and Adjusted Net Operating Income satisfies all of the requirements contained in the definition of “Eligible Unencumbered Property”. The Borrower owns the Eligible Unencumbered Properties indirectly through its Wholly-Owned Subsidiaries (or other Subsidiaries approved by the Agent and the Required Lenders). With the delivery of each Compliance Certificate, the representations and warranties set forth in clauses (i) and (ii) of the second sentence of Section 6.1.(b) with respect to the initial Eligible Unencumbered Properties and the Borrower and each Subsidiary of the Borrower that directly or indirectly own an Eligible Unencumbered Property, in each case, as of the Agreement Date, shall be true and correct as of the last day of the applicable fiscal periods with respect to all Eligible Unencumbered Properties and the Borrower and each Subsidiary of the Borrower that directly or indirectly own such Eligible Unencumbered Properties utilized by the Borrower for purposes of any covenant calculations after the Agreement Date.
Section 6.2.    Survival of Representations and Warranties, Etc.
All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Parent, the Borrower, any other Loan Party or any other Subsidiary to the Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to the Agent or any Lender in connection with the underwriting or closing of the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower in favor of the Agent or any of the Lenders under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.
ARTICLE VII.    AFFIRMATIVE COVENANTS
For so long as this Agreement is in effect, unless the requisite Lenders (as required by Section 12.7) shall have otherwise consented in the manner provided for in Section 12.7, the Parent (solely in the case of Section 7.14.) and the Borrower shall comply (and shall cause the Parent and each Subsidiary to comply) with the following covenants:
Section 7.1.    Preservation of Existence and Similar Matters.
Except as otherwise permitted under Section 9.6., the Borrower shall, and shall cause the Parent, each other Loan Party and each other Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges (the preservation of which is necessary to the conduct of their business substantially as now conducted) in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.
Section 7.2.    Compliance with Applicable Law and Material Contracts.
The Borrower shall comply, and shall cause the Parent, each other Loan Party and each other Subsidiary to comply, with (a) all Applicable Laws, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect; and (b) all terms and conditions of all Material Contracts to which it is a party, other than with respect to any such non-compliance which does not give rise to the right of the other party to such Material Contract to terminate, cancel or otherwise take any action thereunder which could reasonably be expected to result in a Material Adverse Effect. The Borrower shall (and shall cause the Parent to) maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent, the Borrower, their respective Subsidiaries and their and their respective Subsidiaries’ respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.
Section 7.3.    Maintenance of Property.
In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause the Parent, each other Loan Party and each other Subsidiary to, (a) protect and preserve all of its material properties, including, but not limited to, all Intellectual Property, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
Section 7.4.    Conduct of Business.
The Borrower shall, and shall cause the Parent, each other Loan Party and each other Subsidiary to carry on, its respective business in all material respects as described in Section 6.1.(u) and not enter into any line of business not otherwise engaged in by such Person as of the Agreement Date.
Section 7.5.    Insurance.
In addition to the requirements of any of the other Loan Documents, the Borrower shall maintain, and shall cause the Parent, each other Loan Party and each other Subsidiary to maintain, insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Borrower shall deliver from time to time to the Agent upon its request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.
Section 7.6.    Payment of Taxes and Claims.
The Borrower shall, and shall cause the Parent, each other Loan Party and each other Subsidiary to, pay and discharge (a) before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person, other than, with respect to any such tax, assessment, charge, levy or claim under clauses (a) and (b) above, an aggregate amount not in excess of $2,000,000; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP.
Section 7.7.    Visits and Inspections.
The Borrower shall, and shall cause the Parent, each other Loan Party and each other Subsidiary to, permit representatives or agents of any Lender or the Agent, from time to time after reasonable prior notice if no Event of Default shall be in existence, as often as may be reasonably requested, but only during normal business hours and at the expense of such Lender or the Agent (unless a Default or Event of Default shall exist, in which case the exercise by the Agent or such Lender of its rights under this Section shall be at the expense of the Borrower), as the case may be, to: (a) visit and inspect all properties of the Parent, the Borrower, such other Loan Party or such other Subsidiary (subject to the rights of tenants under their leases); (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its officers and employees, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance. If requested by the Agent, the Borrower shall cause the Parent to execute an authorization letter addressed to its accountants authorizing the Agent or any Lender to discuss the financial affairs of the Parent, the Borrower, any other Loan Party or any other Subsidiary with its accountants.
Section 7.8.    Use of Proceeds; Letters of Credit.
Subject at all times to the other provisions of this Agreement, the Borrower shall use the proceeds of the Loans and the Letters of Credit solely to repay in full the principal, interest and all other amounts outstanding under the Existing Credit Facilities, to finance the acquisition, development and rehabilitation of Real Estate Assets, for the purposes described in Section 6.1(u), and for its working capital and general corporate purposes. The Borrower shall not, and shall not permit the Parent, any other Loan Party or any other Subsidiary to, (a) use any part of the proceeds of the Loans or the Letters of Credit to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock or (b) fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or Sanctioned Entity.
Section 7.9.    Environmental Matters.
(a)    Compliance; Prevention of Environmental Liens. The Borrower shall, and shall cause each of the Parent, the other Loan Parties and the other Subsidiaries to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each of the Parent, the other Loan Parties and the other Subsidiaries to, promptly take all commercially reasonable actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.
(b)    Remediation. The Borrower covenants and agrees that if any Release or disposal of Hazardous Substances shall occur or shall have occurred on any Real Estate Asset owned directly or indirectly by the Parent, the Borrower, any other Loan Party or any other Subsidiary, in violation of applicable Environmental Laws, it shall cause the prompt containment, removal and/or remediation of such Hazardous Substances on such wholly-owned Real Estate Asset as necessary to comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect or to preserve the value of any applicable Eligible Unencumbered Property.
(c)    Disqualifying Environmental Events. If the Agent reasonably believes, after discussion and consultation with the Borrower and review of any environmental reports provided by the Borrower, that any matter or event has occurred with respect to any one or more of the Eligible

Unencumbered Properties, which constitutes, with respect to any Eligible Unencumbered Property, a Disqualifying Environmental Event, whether or not a Default or an Event of Default shall have occurred, the Agent may, from time to time, for the purpose of assessing and determining whether such an event has in fact occurred, obtain (or cause the Borrower to obtain) one or more environmental assessments or audits of such Eligible Unencumbered Property of a scope and prepared by a hydrogeologist, an independent engineer or other qualified consultant or expert approved by the Agent to evaluate or confirm (i) whether any Hazardous Substances are present in the soil or water at such Eligible Unencumbered Property and (ii) whether the use and operation of such Eligible Unencumbered Property complies with all Environmental Laws. Environmental assessments may include without limitation detailed visual inspections of such Eligible Unencumbered Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and, if and to the extent reasonable, appropriate and required pursuant to applicable Environmental Laws, the taking of soil samples, surface water samples and ground water samples. All such environmental assessments shall be at the sole cost and expense of the Borrower.
(d)    Indemnification. The Borrower covenants and agrees that it will indemnify and hold the Agent and each Lender, and each of their respective Affiliates, harmless from and against any and all claims, expense, damage, loss or liability incurred by the Agent or any Lender (including all reasonable costs of legal representation incurred by the Agent or any Lender, but excluding, as applicable, for the Agent or a Lender any claim, expense, damage, loss or liability as a result of the gross negligence or willful misconduct of the Agent or such Lender or any of their respective Affiliates) relating to (a) any Release or threatened Release of Hazardous Substances on any Real Estate Asset; (b) any violation of any Environmental Laws with respect to conditions at any Real Estate Asset or the operations conducted thereon; (c) the investigation or remediation of off-site locations at which the Parent, the Borrower or any of their respective Subsidiaries or their predecessors are alleged to have directly or indirectly disposed of Hazardous Substances; or (d) any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances relating to Real Estate Assets (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property). It is expressly acknowledged by the Borrower that, notwithstanding any provision to the contrary contained in this Agreement, this covenant of indemnification shall survive the repayment of the amounts owing under the Notes, this Agreement and the other Loan Documents and the termination of this Agreement and the Commitments of the Lenders hereunder and shall inure to the benefit of the Agent and the Lenders and their respective Affiliates, successors and assigns.
Section 7.10.    Books and Records.
The Borrower shall maintain, and shall cause each of the Parent, the other Loan Parties and the other Subsidiaries to maintain, books and records pertaining to its respective business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP.
Section 7.11.    Further Assurances.

At the Borrower’s cost and expense and upon request of the Agent, the Borrower shall, and shall cause the Parent, each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.
Section 7.12.    Material Subsidiary Guarantors; Other Subsidiary Guarantors; Value of Unencumbered Properties.
(a)    Requirements to Become a Material Subsidiary Guarantor or Other Subsidiary Guarantors. At all times prior to the Investment Grade Rating Date, but subject to the next sentence of this clause (a), and except as set forth at the end of this Section 7.12(a), no later than 45 days following the last day of the Parent’s fiscal quarter during which any Person becomes a Material Subsidiary after the Agreement Date, or otherwise to the extent necessary to permit the Borrower to remain in compliance with Section 7.12(c), the Borrower shall deliver to the Agent an Accession Agreement executed by such Material Subsidiary and each of the items that would have been delivered under clauses (iv) through (viii) of Section 5.1.(a) with respect to such Material Subsidiary (or Other Subsidiary Guarantor) as if such Material Subsidiary (or Other Subsidiary Guarantor) had been a Material Subsidiary Guarantor (or Other Subsidiary Guarantor) on the Agreement Date (provided that the Borrower shall only be required to deliver the legal opinions required by Section 5.1.(a)(iv) if so requested by the Agent). If after the Investment Grade Rating Date and release of Material Subsidiaries and Other Subsidiary Guarantors from the Guaranty pursuant to the following subsection (b), the Borrower does not continue to maintain an Investment Grade Rating, then within 10 Business Days of such occurrence, the Borrower shall cause each Material Subsidiary and each other Subsidiary required in order to permit the Borrower to be in compliance with Section 7.12(c), to deliver to the Agent a new Guaranty in the form of Exhibit I attached hereto or, as applicable, an Accession Agreement executed by each Material Subsidiary and Other Subsidiary Guarantor, if applicable, and each of the items that would have been delivered under clauses (iv) through (viii) of Section 5.1.(a) with respect to each Material Subsidiary (or Other Subsidiary Guarantor) as if each Material Subsidiary (or Other Subsidiary Guarantor) had been a Material Subsidiary Guarantor (or Other Subsidiary Guarantor) on the Agreement Date (provided that the Borrower shall only be required to deliver the legal opinions required by Section 5.1.(a)(iv) if so requested by the Agent), and the first sentence of this subsection (a) shall be effective with respect to any Person that becomes a Material Subsidiary thereafter, notwithstanding that the Investment Grade Rating Date had previously occurred.
Notwithstanding the foregoing and notwithstanding the fact that FP 500 First Street, LLC (“First Street”) is a Material Subsidiary (but subject to the provisions of Section 7.13.(a) applicable to Subsidiary Obligors), First Street shall not, at any time hereafter, be required to become a Subsidiary Guarantor. For the avoidance of doubt, at all times when First Street is not a Guarantor, no Real Estate Asset owned by First Street shall be considered to be contributing to the Value of Unencumbered Properties or to be an Eligible Unencumbered Property for purposes of calculating compliance with Section 7.12(c) (it being acknowledged that, so long as any such Real Estate Asset otherwise qualifies as an Eligible Unencumbered Property hereunder, it may be treated as an Eligible

Unencumbered Property for the other purposes of this Agreement). The Borrower hereby agrees that First Street shall not acquire or hold any Real Estate Asset other than the Real Estate Asset located at 500 First Street NW, Washington, DC.
(b)    Release of Material Subsidiary Guarantors or Other Subsidiary Guarantors. Subject to the last sentence of Section 7.12(a), on or at any time after the Investment Grade Rating Date, upon the Agent’s receipt of a certificate from the chief financial officer, chief accounting officer or treasurer of the Parent certifying that no Default or Event of Default exists, the Agent shall release all Guarantors that are Material Subsidiaries or Other Subsidiary Guarantors (in each case, other than Subsidiary Obligors) from the Guaranty pursuant to a Guarantor Release Letter. Prior to the Investment Grade Rating Date, provided no Default or Event of Default shall then exist or be caused thereby, the Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release, a Material Subsidiary Guarantor or Other Subsidiary Guarantor from the Guaranty pursuant to a Guarantor Release Letter, provided that (i) such Guarantor has ceased to be, or simultaneously with its release from the Guaranty will cease to be a Material Subsidiary or Other Subsidiary Guarantor; (ii) the Borrower has delivered to the Agent a certificate, in form and substance reasonably satisfactory to the Agent, executed by a duly authorized officer of the Parent, in its capacity as general partner of the Borrower, certifying (A) as to the satisfaction of the conditions in the immediately preceding clause (i) and including such other information in reasonable detail as the Agent may reasonably require to evidence such satisfaction, and (B) that no Default or Event of Default shall exist either before or after giving effect to the requested release, and (iii) the Borrower has provided to the Agent such other items, documents or certificates reasonably requested by the Agent, in each case in form and substance reasonably satisfactory to the Agent.
(c)    Value of Unencumbered Properties. At all times prior to the Investment Grade Rating Date, but subject to the last sentence of Section 7.12(a), the Borrower shall ensure that at least seventy-five percent (75%) of the Value of Unencumbered Properties is attributable to Eligible Unencumbered Properties owned by Material Subsidiaries and/or Other Subsidiary Guarantors; provided that any transaction described in the proviso to Section 9.6.(a) or (b) which results in the foregoing requirements not being satisfied after giving effect to such transaction, shall not require the Borrower to take any action described in Section 7.12.(a) at any time prior to the applicable time required in Section 9.6.(a) or (b), as applicable, provided that the Borrower shall be in Pro Forma Compliance with the covenants set forth in Section 9.1. after giving effect to such transaction.
Section 7.13.    Non-Material Subsidiary Guarantors.
(a)    Requirements to Become a Guarantor. Whether or not the Investment Grade Rating Date has occurred, within ten (10) days of the date that any Person becomes a Subsidiary Obligor, the Borrower shall deliver to the Agent an Accession Agreement executed by such Subsidiary Obligor and each of the items that would have been delivered under clauses (iv) through (viii) of Section 5.1.(a) with respect to such Subsidiary Obligor as if such Subsidiary Obligor had been a Non-Material Subsidiary Guarantor on the Agreement Date (provided that the Borrower shall only be required to deliver the legal opinions required by Section 5.1.(a)(iv) if so requested by the Agent).
(b)    Release of Non-Material Subsidiary Guarantors. At any time and from time to time, provided no Default or Event of Default shall then exist, the Borrower may provide the Agent with a written notice that the Borrower would like a Non-Material Subsidiary Guarantor to be released from the Subsidiary Guaranty, and the Agent shall release such Non-Material Subsidiary Guarantor from the Subsidiary Guaranty pursuant to a Guarantor Release Letter, provided that (i) such Person has ceased to be, or simultaneously with its release from the Guaranty will cease to be, a Subsidiary Obligor, (ii) the Borrower has delivered to the Agent a certificate, in form and substance reasonably satisfactory to the Agent, executed by a duly authorized officer of the Parent, in its capacity as general partner of the Borrower, certifying (A) as to the satisfaction of the conditions in the immediately preceding clause (i) and including such other information in reasonable detail as the Agent may reasonably require to evidence such satisfaction, and (B) that no Default or Event of Default shall exist either before or after giving effect to the requested release, and (iii) the Borrower has provided to the Agent such other items, documents or certificates reasonably requested by the Agent, in each case in form and substance reasonably satisfactory to the Agent.
Section 7.14.    REIT Status; REIT Covenants; REIT Springing Guaranty.
The Parent shall at all times maintain its status as a REIT and its election to be treated as a REIT under the Internal Revenue Code. Without limitation of the immediately preceding sentence, and notwithstanding any other provision of this Agreement, the Parent shall not engage in any business other than (a) the business of acting as a REIT and serving (directly or indirectly through a Wholly Owned Subsidiary) as the general partner and (directly or indirectly through a Wholly Owned Subsidiary) a limited partner of the Borrower and matters directly relating thereto and (b) engaging in the other activities permitted pursuant to this Section 7.14. The Parent (x) shall not (A) own assets other than its Equity Interest in the Borrower (other than (1) cash and other assets of nominal value incidental to the Parent’s ownership of such Equity Interests and in connection with the Parent’s corporate overhead costs, including expenditures related to its maintenance as a public company, (2) assets maintained on a temporary or pass-through basis (for no more than 10 days) that are held for subsequent payment of permitted dividends and other permitted Restricted Payments, and (3) other non-income producing assets of immaterial value held in connection with the operation of the Parent as a REIT, including any immaterial non-income producing assets held by the Parent in the ordinary course of business prior to the date hereof ), (B) conduct any business other than activities associated with its ownership of the Equity Interests in the Borrower and its existence as a public company or (C) have, incur or Guarantee any liabilities other than (i) obligations incurred in the ordinary course of business that are not in the nature of Indebtedness for borrowed money, (ii) unsecured Guarantees existing prior to the Effective Date in respect of Non-Recourse Indebtedness where liability of the Parent is limited to customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other exceptions to non-recourse liability that are customary in non-recourse financings for real estate (“Non-Recourse Exceptions”) and such unsecured Guarantees in respect of Non-Recourse Indebtedness entered into after the Effective Date so long as the Borrower is not obligated for any Non-Recourse Exceptions as a borrower or guarantor with respect to such Non-Recourse Indebtedness, (iii) unsecured guaranties that are springing in nature on terms substantially similar to the Guaranty of the Parent in connection herewith and other liabilities on terms substantially similar to, or no more restrictive in any material respect than, those set forth in the Loan Documents and (iv) other unsecured Guarantees (or other unsecured obligations resulting from the status of the Parent as general partner of the Borrower) existing prior to the Effective Date, in each case as such Guarantees are disclosed on Schedule 6.1(g) to the extent existing as of the Effective Date, (y) shall contribute to the Borrower all proceeds of Equity Issuances by the Parent, net of transaction costs, promptly (and in any event within 10 days of receipt thereof) and shall not grant a Lien to any Person in such proceeds and (z) shall continue, either directly or through a Wholly Owned Subsidiary of the Parent, to be the sole general partner of the Borrower. The Parent shall not create, incur or suffer to exist any Lien on its Equity Interests in the Borrower (other than Permitted Liens of the type described in any of clauses (a)(i), (e) or (j) thereof (in the case of clause (j), solely to the extent such Lien is of general applicability and does not relate specifically to the Parent’s Equity Interests in the Borrower and no action to enforce such Lien or the related judgment against the Parent shall have been commenced) of the definition thereof). The Parent shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent and its respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions. The Parent shall maintain at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is the subject of price quotations on The NASDAQ Stock Market’s National Market System. In the event that, after the date hereof, the Parent creates or otherwise acquires any Wholly Owned Subsidiary through which it owns Equity Interests of the Borrower or otherwise acts as general partner of the Borrower (each such Wholly-Owned Subsidiary, a “Parent Entity”), the Parent agrees that it will promptly notify the Agent thereof in writing and will cause each such Parent Entity to enter into a Guarantee substantially in the form of the Parent Guaranty, with such modifications thereto and conforming modifications to this Agreement as the Borrower and the Agent may agree in their discretion, and, in any event, each Parent Entity will comply with each of the provisions of the third and fourth sentences of this Section 7.14 as though the references therein to “Parent” were references to “Parent Entity”.

Section 7.15.    Notice of Parent Guarantees.
The Borrower shall promptly notify the Agent of any Guarantees entered into by the Parent after the Effective Date.
Section 7.16.    Reserved.
Section 7.17.    Keepwell.
The Borrower shall absolutely, unconditionally and irrevocably undertake (and hereby does so undertake) to provide such funds or other support to each Specified Loan Party with respect to Derivatives Obligations constituting Guaranteed Obligations as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Guaranty in respect of such Derivatives Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering the Borrower’s undertakings hereunder voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of the Borrower under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full and the

Guaranty has been terminated. The Borrower intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
ARTICLE VIII.    INFORMATION
For so long as this Agreement is in effect, the Borrower shall furnish to Agent for distribution to the Lenders the following:
Section 8.1.    Quarterly Financial Statements.
As soon as available and in any event within 10 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 45 days after the end of each of the first, second and third fiscal quarters of the Parent), the unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations, income, shareholders’ equity and cash flows of the Parent and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer or the treasurer of the Parent, in his or her opinion, to present fairly, in all material respects, in accordance with GAAP, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments and the inclusion in the final year-end statements of footnotes that were not contained in the quarterly financial statements).
Section 8.2.    Year-End Statements.
As soon as available and in any event within 10 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 90 days after the end of each fiscal year of the Parent), the audited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, income, shareholders’ equity and cash flows of the Parent and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief financial officer, chief accounting officer or treasurer of the Parent, in his or her opinion, to present fairly, in all material respects, in accordance with GAAP, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period and (b) accompanied by the report thereon of the Accountants, whose report shall not be subject to (i) any “going concern” or like qualification or exception or (ii) any qualification or exception as to the scope of such audit.
Section 8.3.    Compliance Certificate; Statement of Core FFO; Acquired Properties.
(a)    At the time financial statements are furnished pursuant to Sections 8.1. and 8.2., a certificate substantially in the form of Exhibit H (a “Compliance Certificate”) executed by the chief financial officer, chief accounting officer or treasurer of the Parent: (i) setting forth in reasonable detail as at the end of such quarterly accounting period, fiscal year, or other fiscal period, as the case may be, the calculations required to establish whether or not the Parent and the Borrower were in compliance with the covenants contained in Section 9.1., (ii) a correct and complete list of all Eligible Unencumbered Properties included in the calculation of Value of Unencumbered Properties, which such updates shall be reasonably satisfactory to the Agent, showing all Eligible Unencumbered Properties added since the immediately preceding fiscal period for which a Compliance Certificate was delivered, and (iii) stating that, to the best of such Person’s knowledge, information and belief after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure.
(b)    At the time financial statements are furnished pursuant to Sections 8.1. and 8.2., the Borrower shall deliver (a) a report, in form and detail reasonably satisfactory to the Agent, setting forth a statement of Core FFO for the fiscal period then ending and (b) a complete and correct listing of all Indebtedness of the Parent and its Subsidiaries, including without limitation, Guarantees of Indebtedness by the Parent and its Subsidiaries, and indicating whether such Indebtedness is Secured Indebtedness or Unsecured Indebtedness.
(c)    At the time the financial statements are furnished pursuant to Sections 8.1. and 8.2., a report of newly acquired Real Estate Assets, in form and substance reasonably satisfactory to the Agent, which shall include, without limitation, the Net Operating Income of each such Real Estate Asset, the cost of acquisition of such Real Estate Asset and the amount of Secured Indebtedness secured by any Lien on such Real Estate Asset.
(d)    At the time the financial statements are furnished pursuant to Section 8.2., a rent roll and operating statement in respect of each Eligible Unencumbered Property, certified by the chief financial or accounting officer of the Borrower as true and correct in all material respects.
Section 8.4.    Other Information.
(a)    Securities Filings. Promptly upon the request of the Agent, copies of all registration statements (excluding the exhibits thereto (unless requested by the Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic or current reports which the Parent, the Borrower, any other Loan Party or any other Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;
(b)    Shareholder Information; Management Reports. Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed that are not publicly available and promptly upon the request of the Agent, copies of all press releases issued by the Parent, the Borrower, any Subsidiary or any other Loan Party, and, if requested by the Agent, copies of all audit reports and management letters, if any, submitted to the Parent or the Borrower or their respective Boards of Directors by the Accountants;
(c)    Material Asset Sales. Prompt notice of the sale, transfer or other disposition of, in one or a series of related transactions, of assets constituting 10% or more of the Consolidated Gross Asset Value to any Person other than the Parent, the Borrower, any Subsidiary or any other Loan

Party and, if requested by the Agent, a Compliance Certificate evidencing compliance with each of the financial covenants set forth in Section 9.1 after giving effect to such sale(s), transfer(s) or other disposition(s).
(d)    ERISA. If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer, chief financial officer, chief accounting officer or treasurer of the Parent or the Borrower, as applicable, setting forth details as to such occurrence and the action, if any, which the Parent, the Borrower or applicable member of the ERISA Group is required or proposes to take;
(e)    Litigation. To the extent any Responsible Officer of any Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of, or any material development in, any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect (or, with respect to material adverse developments, has been disclosed on Schedule 6.1(i)), and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party or any other Subsidiary are being audited;
(f)    Modification of Organizational Documents. At the time that the Compliance Certificate is delivered pursuant to Section 8.3, a copy of all material amendments (including, in any event, any amendments that could reasonably be expected to be adverse to the Lenders) to the certificate or articles of incorporation or formation, bylaws, partnership agreement, operating agreement or other similar organizational documents of the Parent or the Borrower or any material amendment to such documents of any other Loan Party adopted since the date of the previous Compliance Certificate delivered hereunder (unless previously delivered to the Agent);
(g)    Change of Financial Condition. Prompt notice of any change in the business, assets, liabilities, financial condition, or results of operations of any Loan Party or any other Subsidiary, which has had, or could reasonably be expected to have, a Material Adverse Effect;
(h)    Default. Prompt notice, upon any Loan Party becoming aware thereof, of the occurrence of (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by the Parent, the Borrower, any other Loan Party or any other Subsidiary under any material provision of any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;
(i)    Notice of Violations of Law. Prompt notice if the Parent, the Borrower, any other Loan Party or any other Subsidiary shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which, in either case, could reasonably be expected to have a Material Adverse Effect;

(j)    Material Subsidiaries and Subsidiary Obligors. In connection with the delivery of each Compliance Certificate, notice of any Person becoming a Material Subsidiary or a Subsidiary Obligor since the last such disclosure;
(k)    Material Contracts or Specified Derivatives Contracts. Promptly upon the request of the Agent, copies of any Material Contract or Specified Derivatives Contract entered into after the Agreement Date, and from time to time upon the request of the Agent or any Lender, a list of which Subsidiary Guarantors, if any, do not constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder;
(l)    Judgments. Prompt notice of any order, judgment or decree not covered by insurance in excess of $5,000,000.00 having been entered against any Loan Party or any other Subsidiary or any of their respective properties or assets;
(m)    Environmental Matters. Promptly, and in any event within 10 Business Days after the Parent or any other Loan Party obtains knowledge thereof, written notice of the occurrence of any of the following: (i) the Parent, the Borrower, any other Loan Party or any other Subsidiary shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) the Parent, the Borrower, any other Loan Party or any other Subsidiary shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) the Parent, the Borrower, any other Loan Party or any other Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) the Parent, the Borrower, any other Loan Party or any other Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an environmental claim, except in the case of each of clauses (i), (ii), (iii) and (iv), where the matters covered by such notice(s), whether individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;
(n)    Credit Rating. Not later than three (3) Business Days after the Parent receives notice of the same from any Rating Agency or otherwise learns of the same, notice of the issuance of any change or withdrawal in the Credit Rating by any Rating Agency in respect of the Parent, together with the details thereof, and of any announcement by such Rating Agency that any such Credit Rating is “under review” or that any such Credit Rating has been placed on a watch list or that any similar action has been taking by such Rating Agency; and
(o)    Other Information. From time to time and promptly upon each written request, such data, certificates, reports, statements, documents or further information regarding any Real Estate Asset or the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent, the Borrower or any of their respective Subsidiaries as the Agent or any Lender may reasonably request; provided that in no event shall the Parent, the Borrower or any of their respective Subsidiaries be required to disclose information (x) to the extent that such disclosure to the Agent or such Lender violates any bona fide contractual confidentiality obligations by which it is bound, so long as (i) such obligations were not entered into in contemplation of this Agreement and (ii) such obligations are owed by it to a third party (unless such disclosure would be permitted upon the Agent or applicable Lender(s) entering into or becoming bound by a confidentiality agreement for the benefit of such third party and the Agent or applicable Lender(s) enter into a confidentiality agreement that complies with such requirements), or (y) that constitutes legal advice or communications seeking legal advice between the Parent, the Borrower or such Subsidiary and its legal counsel and as to which such Person has been advised by its legal counsel that the provision of such advice or communication to the Agent or such Lender would give rise to a waiver of attorney-client privilege.
Section 8.5.    [Reserved.]
Section 8.6.    Electronic Delivery of Certain Information.
(a)    Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Agent and each Lender have access (including a commercial, third-party website such as www.sec.gov or a website sponsored or hosted by the Agent or the Parent) provided that the foregoing shall not apply to notices to any Lender (or the Issuing Bank) pursuant to Article II. The Agent, the Parent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered on the date and at the time on which the Agent, the Parent or the Borrower posts such documents or the documents become available on a commercial website and the Agent, the Parent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. on the opening of business on the next Business Day for the recipient. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Parent or Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.
(b)    Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Agent pursuant to the procedures provided to the Borrower by the Agent.
Section 8.7.    Public/Private Information.
The Borrower shall, and shall cause the Parent to, cooperate with the Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Parent or the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Parent or the Borrower to the Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Borrower shall, and shall cause the Parent to, designate Information Materials (a) that are either available to the public or not material with respect to the

Parent, the Borrower and the other Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”. Notwithstanding the foregoing, each Lender who does not wish to receive Private Information agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of any website provided pursuant to Section 8.5. in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities laws, to make reference to Information Materials that are not made available through the “Public Side Information” portion of such website provided pursuant to Section 8.6. and that may contain material non‑public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws.
Section 8.8.    USA Patriot Act Notice; Compliance.
The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as Agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the Parent and the other Loan Parties to, provide promptly upon any such request to such Lender, the Parent’s or such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.
ARTICLE IX.    NEGATIVE COVENANTS
For so long as this Agreement is in effect, the Parent (solely in the case of Section 9.2. and 9.14.) and the Borrower shall comply with the following covenants:
Section 9.1.    Financial Covenants.
The Borrower shall not permit:
(a)    Consolidated Total Leverage Ratio. At any time, as tested as of the end of each fiscal quarter of the Parent and on any Specified Covenant Determination Date, the ratio of (i) Consolidated Total Indebtedness to (ii) Consolidated Gross Asset Value to exceed 0.60 to 1.00; provided, that the maximum permitted ratio of (i) Consolidated Total Indebtedness to (ii) Consolidated Gross Asset Value under this clause (a) shall increase to 0.65 to 1.00 for two consecutive fiscal quarters upon the consummation of any Material Acquisition of which the Borrower has provided notice to the Agent, with such two consecutive fiscal quarter period to include the quarter in which such Material Acquisition is consummated.
(b)    Fixed Charge Coverage Ratio. At any time, as tested as of the end of each fiscal quarter of the Parent and on any Specified Covenant Determination Date, the ratio of (i) Adjusted

EBITDA for the four consecutive fiscal quarters of the Parent most recently ended to (ii) Consolidated Fixed Charges for such period to be less than 1.50 to 1.00.
(c)    Tangible Net Worth. At any time, as tested as of the end of each fiscal quarter of the Parent and on any Specified Covenant Determination Date, Consolidated Tangible Net Worth to be less than the sum of (i) $601,201,775, plus (ii) 80% of the Net Proceeds of all Equity Issuances effected by the Parent after the Agreement Date (other than Equity Issuances the Net Proceeds of which are utilized within ninety (90) days following the consummation of the applicable Equity Issuance for the repayment of Indebtedness or equity redemptions permitted pursuant to Section 9.2., provided that the Borrower has provided written notice of such intended use of proceeds to the Agent not later than the time at which the Compliance Certificate is delivered for the fiscal quarter in which such Equity Issuance occurred), plus (iii) 80% of the aggregate value of operating units issued by the Borrower after the Agreement Date in connection with asset or stock acquisitions (valued at the time of issuance by reference to the terms of the agreement pursuant to which such units are issued).
(d)    Unencumbered Leverage Ratio. At any time, as tested as of the end of each fiscal quarter of the Parent and on any Specified Covenant Determination Date, the ratio of (i) Unsecured Consolidated Total Indebtedness to (ii) Value of Unencumbered Properties to exceed 0.60 to 1.00; provided, that the maximum permitted ratio of (i) such Unsecured Consolidated Total Indebtedness to (ii) such Value of Unencumbered Properties under this clause (d) shall increase to 0.65 to 1.00 for two consecutive fiscal quarters upon the consummation of any Material Acquisition of which the Borrower has provided notice to the Agent, with such two consecutive fiscal quarter period to include the quarter in which such Material Acquisition is consummated.
(e)    Secured Leverage Ratio. At any time, as tested as of the end of each fiscal quarter of the Parent and on any Specified Covenant Determination Date, the ratio of (i) Secured Indebtedness of the Parent, the Borrower and their respective Subsidiaries, determined on a consolidated basis, to (ii) Consolidated Gross Asset Value, to exceed 0.40 to 1.00.
(f)    Unencumbered Interest Coverage Ratio. At any time, as tested as of the end of each fiscal quarter of the Parent and on any Specified Covenant Determination Date, the ratio of (i) Adjusted Net Operating Income for the fiscal quarter of the Parent most recently ended, annualized, to (ii) Unsecured Interest Expense for such fiscal quarter, annualized, to be less than 1.75 to 1.00.
Section 9.2.    Restricted Payments.
(a)    The Parent and the Borrower shall not declare or make, and shall not permit any of their respective Subsidiaries to declare or make, any Restricted Payment; provided, however, that, subject to the terms of the subsection (b) of this Section, the Parent, the Borrower and their respective Subsidiaries may declare and make the following Restricted Payments so long as no Default or Event of Default then exists (with respect to any of the following Restricted Payments other than those described in clause (iv)(y) and (iv)(z) below) and so long as no Default or Event of Default would result therefrom:

(i)    the Borrower may pay cash distributions to the Parent and other holders of partnership interests in the Borrower with respect to any fiscal year (or quarterly period therein) ending during the term of this Agreement to the extent necessary for the Parent to distribute, and the Parent may so distribute, cash distributions to its shareholders in an aggregate amount not to exceed the greater of (x) the amount required for the Parent to maintain its status as a REIT under Sections 856 through 860 of the Internal Revenue Code or (y) 95% of “funds from operations”, as defined in the definition of Core FFO;
(ii)    the Borrower may pay cash distributions to the Parent and other holders of partnership interests in the Borrower with respect to any fiscal year (or quarterly period therein) ending during the term of this Agreement to the extent necessary for the Parent to eliminate all taxable income of the Parent and the Borrower may pay cash distributions to the Parent equal to 100% of net capital gains;
(iii)    the Parent may pay distributions to holders of its Series A Preferred Equity (and the Borrower may make cash distributions to Parent to the extent necessary to enable Parent to make such distributions to such holders of its Series A Preferred Equity and the Borrower may make distributions in respect of limited partner units as necessary in connection with the foregoing);
(iv)    the Parent and each Subsidiary thereof may purchase, redeem or otherwise acquire Equity Interests or warrants or options to obtain such Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its or its direct or indirect parent’s common stock or other common Equity Interests, (y) the Parent and/or the Borrower may purchase, redeem or otherwise acquire limited partnership interests of the Borrower held by a limited partner thereof in exchange for Equity Interests of the Parent so long as, after giving effect to any such purchase, redemption or other acquisition, no Event of Default would exist or arise under Section 10.01.(m), and (z) in the ordinary course of business, the Borrower may redeem limited partnership interests of the Borrower held by a limited partner thereof for cash to the extent such a redemption in cash is required by the partnership agreement of the Borrower (provided that if any Default or Event of Default exists and the Borrower has the option under the partnership agreement of the Borrower to make such redemption in Equity Interests of the Parent rather than in cash, the Borrower shall make such redemption in Equity Interests of the Parent and not in cash);
(v)    the Parent may from time to time purchase shares of its common stock (and the Borrower may repurchase or redeem any corresponding limited partner units) for a purchase price not to exceed $100,000,000 in the aggregate for all such purchases during the term of this Agreement, and the Borrower may make cash distributions to Parent to the extent necessary to enable Parent to make such purchases of its common stock;
(vi)    the Parent may from time to time purchase shares of its Series A Preferred Equity (and the Borrower may repurchase or redeem any corresponding limited partner units) for a purchase price not to exceed $160,000,000 in the aggregate for all such purchases during the term of this Agreement, and the Borrower may make cash distributions to Parent to the extent necessary to enable Parent to make such purchases of its Series A Preferred Equity;
(vii)    Subsidiaries other than the Borrower may pay Restricted Payments to the Borrower or any other Subsidiary of the Borrower;
(viii)    any Subsidiary that is not a Wholly Owned Subsidiary may make cash distributions to holders of Equity Interests issued by such Subsidiary;
(ix)    to the extent constituting a Restricted Payment, payments by the Borrower to the Parent to the extent required to fund administrative and operating expenses of the Parent, to the extent attributable to any activity of or liability of the Parent that is not otherwise prohibited by this Agreement; and
(x)    the Borrower or any other Subsidiary of the Borrower may make purchases of Equity Interests in any Subsidiary or Partially Owned Entity of the Borrower or of any of its Subsidiaries that are held by any other Person.
(b)    Notwithstanding the foregoing provisions of Section 9.2(a), but subject to the following sentence, if a Default or Event of Default exists, the Borrower may declare and make cash distributions to the Parent and other holders of partnership interests in the Borrower with respect to any fiscal year to the extent (but only to the extent) necessary for the Parent to distribute, and the Parent may so distribute, an aggregate amount not to exceed the minimum amount necessary for the Parent to remain in compliance with the first sentence of Section 7.14. Further notwithstanding the foregoing provisions of Section 9.2(a), if a Default or Event of Default specified in Section 10.1.(a), Section 10.1.(b), Section 10.1.(f) or Section 10.1.(g) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.3.(a), the Parent shall not, and shall not permit the Borrower or any Subsidiary to, make any Restricted Payments to any Person other than to the Parent, the Borrower or any Subsidiary.
Section 9.3.    Indebtedness.
The Borrower shall not, and shall not permit the Parent (subject, in all events, to Section 7.14), any Subsidiary or any other Loan Party to, incur, assume, or otherwise become obligated in respect of any Indebtedness after the Agreement Date if immediately prior to the assumption, incurring or becoming obligated in respect thereof, or immediately thereafter and after giving effect thereto, a Default or Event of Default exists.
Section 9.4.     [Reserved].
Section 9.5.    Liens; Negative Pledges.
(a)    The Borrower shall not, and shall not permit the Parent, any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) that owns (or ground leases) a Real Estate Asset included in the calculation of the Value of Unencumbered Properties or Adjusted Net Operating Income to, create, assume, incur, permit or suffer to exist any Lien on any of its properties, assets, income or profits of any character whether now owned or hereafter acquired, or on the direct or indirect Equity Interests of the Borrower (or a Subsidiary of the Borrower) in the Loan Party owning (or ground leasing) such Real Estate Asset, except for Permitted Liens.
(b)    The Borrower shall not, and shall not permit the Parent, any other Loan Party or any other Subsidiary to, enter into, assume or otherwise be bound by any Negative Pledge except for (A) a Negative Pledge contained in any agreement that meets each of the following criteria: (i) such agreement evidences Indebtedness of such Person, but only to the extent that no Default or Event of Default is in existence at the time such Indebtedness is created, incurred or assumed or would result from the creation, incurrence or assumption of such Indebtedness; (ii) the Indebtedness thereunder is secured by a Lien permitted to exist pursuant to this Agreement or is Unsecured Indebtedness, and (iii) such agreement prohibits the creation of any other Lien only on and with respect to the specific property securing such Indebtedness as of the date such agreement was entered into, (B) Permitted Negative Pledge Provisions or (C) to the extent constituting a Negative Pledge, a restriction on the direct or indirect transfer of Equity Interests in any Excluded Subsidiary, Partially Owned Entity or any Subsidiary that is not a Wholly Owned Subsidiary contained in the organizational documents of such Person or any document, instrument or agreement evidencing Secured Indebtedness of such Person permitted to exist pursuant to this Agreement.
Section 9.6.    Merger, Consolidation, Sales of Assets and Other Arrangements.
The Borrower shall not, and shall not permit the Parent, any other Loan Party or any other Subsidiary to, (i) effect any transaction of merger or consolidation; (ii) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); or (iii) effect a conveyance, sale, lease, sublease, transfer or disposition of, in one transaction or a series of transactions, all or any substantial part of its business or assets, nor shall the Borrower enter into, or permit the Parent or any other Loan Party to enter into, any agreement to do any of the foregoing unless such agreement provides for the payment in full in cash of all Obligations as a condition precedent to the consummation of the transactions contemplated therein; provided, however, that:
(a)any of the actions described in the clauses (i), (ii) and (iii) above in this Section may be taken with respect to any Loan Party (other than the Parent or the Borrower) or any other Subsidiary of the Borrower so long as, immediately prior to such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and, with respect to the actions described in clause (i) above, the representations and warranties set forth in the Loan Documents remain true and correct as of the date of such action and after giving effect thereto to the extent required under Section 5.2 as if a Loan were being made on such date; provided, however, that without limitation of the foregoing, in the case of any transaction of merger involving a Loan Party (other than the Borrower or the Parent) pursuant to which such Loan Party is not, but a Subsidiary is, the survivor of such merger the following actions shall be required if, after giving effect thereto, the requirements of Section 7.12(c) shall not be satisfied (provided that, without limitation, the Borrower shall be in Pro Forma Compliance with the covenants set forth in Section 9.1 after giving effect to such transaction of merger): (i) the Borrower shall have given the Agent at least 15 Business Days’ prior written notice (or such shorter period as may be permitted by the Agent in its sole discretion) of such merger; (ii) within 30 days of consummation of such merger, the survivor entity delivers to the Agent the following: (A) the documents required pursuant to Section 7.12(a) for the purpose of joining such survivor entity as a Guarantor, and (B) copies of the articles of merger as accepted by the applicable secretary of state’s office and the plan of merger; and (iii) such Loan Party and the survivor entity each takes such other action and delivers such other information (including any requested “know-your-customer” information), documents, instruments, opinions and agreements as the Agent may reasonably request;
(b)the merger or consolidation of two or more Subsidiaries of the Borrower shall be permitted; provided that (i) no such merger or consolidation shall involve any Subsidiary that is a Guarantor unless (x) the Guarantor is the surviving entity or (y) after giving effect thereto either the requirements of Section 7.12(c) shall be satisfied (or, if not satisfied upon consummation, is satisfied within 30 days after consummation by delivering the Agent the documents required pursuant to Section 9.6(a) for the purpose of joining such surviving entity as a Guarantor and (ii) immediately prior to such merger or consolidation, and immediately thereafter and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (including, without limitation, that the Borrower shall be in Pro Forma Compliance with the covenants set forth in Section 9.1 after giving effect to such merger or consolidation);
(c) the Borrower, the other Loan Parties and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;
(d)a Person may merge or consolidate with and into the Parent (subject in all events to Section 7.14) or the Borrower so long as (A) the Parent or the Borrower is the survivor of such merger or consolidation, (B) immediately prior to such merger or consolidation, and immediately thereafter and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and the representations and warranties set forth in the Loan Documents remain true and correct as of the date of such merger or consolidation and after giving effect thereto to the extent required under Section 5.2 as if a Loan were being made on such date; provided that in no event shall the Parent (subject in all events to Section 7.14) or the Borrower assume any Indebtedness of such Person in the nature of a revolving credit facility in connection with such merger or consolidation, and (C) the Borrower shall have given the Agent at least 15 Business Days’ prior written notice (or such shorter period as may be permitted by the Agent in its sole discretion) of such merger or consolidation;
(e)the Borrower and each Subsidiary may sell, transfer or dispose of assets (including by merger (subject in the case of any such merger, to the requirements of the preceding clauses (a), (b) and (d) of this Section 9.6., as applicable) or liquidation of such Subsidiaries) among themselves so long as immediately prior to such sale, transfer or disposition, and immediately thereafter and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (and to the extent any such transaction involves an Eligible Unencumbered Property being sold, transferred of disposed of by a Loan Party to a Subsidiary that is not a Loan Party, the Borrower is in Pro Forma Compliance with the covenants set forth in Sections 9.1.(d) and (f)); and

(f)the Borrower and each Subsidiary may transfer property as security for Indebtedness to the extent permitted under Section 9.3.
Section 9.7.    Fiscal Year.
The Borrower shall not, and shall cause the Parent to not, change its fiscal year from that in effect as of the Agreement Date.
Section 9.8.    Modifications to Material Contracts.
The Borrower shall not, and shall not permit the Parent, any other Loan Party or any other Subsidiary to, enter into any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect.
Section 9.9.    Modifications of Organizational Documents.
The Borrower shall not, and shall not permit the Parent, any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify its articles or certificate of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (a) results in a Default or an Event of Default or (b) could reasonably be expected to have a Material Adverse Effect.
Section 9.10.    Transactions with Affiliates.
The Borrower shall not permit to exist or enter into, and shall not permit the Parent, any other Loan Party or any other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) compensation, bonus and benefit arrangements with employees, officers and trustees as permitted by Applicable Law and approved by the independent members of the Board of Trustees of the Parent, (b) transactions by and among the Parent (solely in respect of transactions permitted pursuant to Sections 7.14., 9.6.(c) or 9.6.(d)), the Borrower, Subsidiaries and Partially-Owned Entities not otherwise prohibited under the Loan Documents, (c) Restricted Payments to the extent permitted pursuant to Section 9.2., and (d) transactions in the ordinary course of the business of the Parent (to the extent not otherwise prohibited under the Loan Documents), Borrower, such other Loan Party or such other Subsidiary and upon fair and reasonable terms which are no less favorable to the Borrower, such other Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.
Section 9.11.    Plans.
The Borrower shall not, and shall not permit the Parent, any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The Borrower shall not cause or permit to occur, and shall not permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.
Section 9.12.    Environmental Matters.
The Borrower shall not, and shall not permit the Parent, any other Loan Party, any other Subsidiary or any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Real Estate Assets (i) in material violation of any Environmental Law or (ii) in a manner that could reasonably be expected to lead to any material environmental claim, pose a material risk to human health, safety or the environment or result, with respect to any Eligible Unencumbered Property, in an environmental condition or other adverse environmental matter which, in the case of each of clause (i) and clause (ii), could reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Agent or any Lender.
Section 9.13.    Derivatives Contracts.
The Borrower shall not, and shall not permit the Parent, any other Loan Party or any other Subsidiary to, enter into or become obligated in respect of Derivatives Contracts other than Derivatives Contracts entered into by the Borrower, any such Loan Party or any such Subsidiary in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by the Borrower, such other Loan Party or such other Subsidiary.
Section 9.14.    Foreign Assets Control.
The Parent and the Borrower shall not be at any time a Person with whom the Agent and the Lenders are restricted from doing business under the regulations of OFAC (including, Sanctioned Persons) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and shall not engage in any dealings or transactions or otherwise be associated with such Persons.
ARTICLE X.    DEFAULT
Section 10.1.    Events of Default.
Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be affected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:
(a)    Default in Payment of Principal. The Borrower shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans or any Reimbursement Obligation.

(b)    Default in Payment of Interest and Other Obligations. The Borrower shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment Obligation owing by such other Loan Party under any Loan Document to which it is a party, and such failure shall continue for a period of 5 days.
(c)    Default in Performance.
(i)    Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in Sections 7.1 (solely with respect to the existence of the Parent or the Borrower), 7.10., 7.12 through 7.14, Section 8.4(h), or Article IX.; or
(ii)    Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Sections 8.1., 8.2. or 8.3 and in the case of this subsection (c)(ii) only, such failure shall continue for a period of five Business Days after the date required for performance under such Sections; or
(iii)    Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and, in the case of this subsection (c)(iii) only, such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of such Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Agent.
(d)    Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of any Loan Party to the Agent, the Issuing Bank or any Lender, shall at any time prove to have been false in any material respect when furnished or made or deemed made.
(e)    Indebtedness Cross-Default; Derivatives Contracts.
(i)    The Parent, the Borrower any other Loan Party or any other Subsidiary shall fail to pay when due and payable the principal of, or interest on, any Material Indebtedness (other than the Loans) and as a result, the holder or holders of such Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, is permitted to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity; or
(ii)    (x) the maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, agreement, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid, repurchased, redeemed or defeased prior to the stated maturity thereof (other than, solely with respect to any Non-Recourse Indebtedness, as a result of the sale or other transfer of the Real Estate Asset securing such Non-Recourse Indebtedness and not as a result of a default); or
(iii)    any other event shall have occurred and be continuing with respect to any Material Indebtedness and as a result, the holder or holders of Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, is permitted to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity (other than, solely with respect to any Non-Recourse Indebtedness, as a result of the sale or other transfer of the Real Estate Asset securing such Non-Recourse Indebtedness and not as a result of a default); or
(iv)    there occurs an “Event of Default” under and as defined in any Specified Derivatives Contract as to which the Parent, the Borrower, any Loan Party or any Subsidiary is a “Defaulting Party” (as defined therein), or there occurs an “Early Termination Date” (as defined therein) in respect of any Specified Derivatives Contract as a result of a “Termination Event” (as defined therein) as to which the Parent, the Borrower or any Subsidiary is an “Affected Party” (as defined therein) which could reasonably be expected to result in any liability or obligation of the Parent, the Borrower, any Loan Party or any Subsidiary in excess of $25,000,000, individually or in the aggregate.
(f)    Voluntary Bankruptcy Proceeding. The Parent, the Borrower, any other Loan Party or any Material Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in this subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.
(g)    Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Parent, the Borrower, any other Loan Party or any Material Subsidiary of the Parent or the Borrower in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and, in the case of either clause (i) or (ii), such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under the Bankruptcy Code or such other federal bankruptcy laws) shall be entered.
(h)    Litigation; Enforceability. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, any Note, the Guaranty or any other Loan Document or this Agreement, any Note, the Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).
(i)    Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Parent, the Borrower, any other Loan Party, or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Loan Parties, $25,000,000.00 or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.
(j)    Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Parent, the Borrower, any other Loan Party or any other Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $25,000,000.00 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of thirty (30) days.
(k)    ERISA.
(i)    One or more ERISA Events shall have occurred that result or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $2,000,000; or
(ii)    The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $10,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.
(l)    Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.
(m)    Change of Control/Change in Management.
(i)    Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such

Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the then outstanding voting stock of the Parent;
(ii)    During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Trustees of the Parent (together with any new trustees whose election by such Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the trustees then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees of the Parent then in office; or
(iii)    the Parent shall cease to own and control, directly or indirectly, legally and beneficially, at least 80% of the outstanding Equity Interests of the Borrower; or
(iv)    the Parent, or any Wholly Owned Subsidiary of the Parent, shall cease for any reason to be the sole general partner of the Borrower or shall cease to have the sole and exclusive power to exercise all management and control over the Borrower.
Section 10.2.    Certain Cure Rights.
In the event that a Default or Event of Default shall occur solely as a result of a Real Estate Asset being treated as an Eligible Unencumbered Property that is not in fact an Eligible Unencumbered Property, such Default or Event of Default shall be deemed to not have occurred so long as the Borrower delivers to the Agent not later than fifteen (15) days from the earlier of (x) the date upon which a Responsible Officer of any Loan Party obtains knowledge of such Default or Event of Default or (y) the date upon which the Borrower has received written notice of such Default or Event of Default from the Agent, each of the following: (i) written notice thereof and (ii) a Compliance Certificate, prepared as of the last day of the most recent fiscal quarter, evidencing compliance with the financial covenants set forth in Section 9.1 calculated excluding such Real Estate Asset as an Eligible Unencumbered Property, evidencing Pro Forma Compliance and certifying that no other Default or Event of Default then exists, provided that the Borrower shall not be permitted to request any credit extension during such 15 day period (or until such Compliance Certificate evidencing compliance has been delivered, if earlier).

Section 10.3.    Remedies Upon Event of Default.
Upon the occurrence of an Event of Default the following provisions shall apply:
(a)    Acceleration; Termination of Facilities.
(i)    Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1.(f) or 10.1.(g), (A)(i) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (ii) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account, and (iii) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders, the Issuing Bank and the Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by each of the Parent and the Borrower on behalf of itself and each of the other Loan Parties and (B) the Commitments, the Swingline Commitment, and the obligation of the Issuing Bank to issue Letters of Credit hereunder shall all immediately and automatically terminate.
(ii)    Optional. If any other Event of Default shall exist, the Agent may, with the consent of the Required Lenders, and, at the direction of the Required Lenders, the Agent shall: (A) declare (1) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (2) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account pursuant to Section 10.4. and (3) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each of the Parent and the Borrower on behalf of itself and each of the other Loan Parties and (B) terminate the Commitments, the Swingline Commitment and the obligation of the Issuing Bank to issue Letters of Credit hereunder.
(b)    Loan Documents. The Required Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.
(c)    Applicable Law. The Required Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.
(d)    Appointment of Receiver. To the extent permitted by Applicable Law, the Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Parent, the Borrower and their respective Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of any collateral securing the Loans, the properties and/or the business operations of the Parent, the Borrower and their respective Subsidiaries and to exercise such power as the court shall confer upon such receiver.
(e)    Specified Derivatives Contract Remedies. Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, with prompt notice to the Agent, but without the approval or consent of or other action by the Agent or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider under contract or Applicable Law, to undertake any of the following in accordance with and to the extent provided in the applicable Specified Derivatives Contract: (a) to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, (c) to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider pursuant to any Derivatives Support Document, including any “Posted Collateral” (as defined in any credit support annex included in any such Derivatives Support Document to which such Specified Derivatives Provider may be a party), and (d) to prosecute any legal action against the Borrower, any Loan Party or other Subsidiary to enforce or collect net amounts owing to such Specified Derivatives Provider pursuant to any Specified Derivatives Contract.
Section 10.4.    Allocation of Proceeds.
If an Event of Default shall exist, all payments received by the Agent (or any Lender as a result of exercise of remedies pursuant to Section 12.4.) under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower or any other Loan Party hereunder or thereunder, shall be applied in the following order and priority:
(a)    amounts due to the Agent, the Issuing Bank and the Lenders in respect of expenses due under Section 12.2. until paid in full, and then Fees;
(b)    payments of interest on Swingline Loans;
(c)    payments of interest on all other Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders and the Issuing Bank;
(d)    payments of principal of Swingline Loans;
(e)    payments of principal of all other Loans, Reimbursement Obligations and other Letter of Credit Liabilities and amounts due and owing under Specified Derivative Obligations, to be applied for the ratable benefit of the Lenders and the applicable Specified Derivatives Providers, if any, in such order and priority as the Lenders may determine in their sole discretion; provided, however, to the extent that any amounts available for distribution pursuant to this subsection are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Agent for deposit into the Letter of Credit Collateral Account;
(f)    amounts due the Agent and the Lenders pursuant to Sections 11.7. and 12.10.;
(g)    payments of all other Obligations and other amounts due and owing under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and
(h)    any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.
Notwithstanding the foregoing, (i) no amounts received by the Agent or any Lender from any Loan Party that is not a Qualified ECP Guarantor shall be applied in partial or complete satisfaction of any Excluded Derivatives Obligations and (ii) any obligations arising under Specified Derivatives Contracts shall be excluded from the application described above if the Agent has not received written notice thereof, together with such supporting documentation as the Agent may request, from the Specified Derivatives Provider. Each Specified Derivatives Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Agent pursuant to the terms of Article XI. for itself and its Affiliates as if a “Lender” party hereto.
Section 10.5.    Letter of Credit Collateral Account.
(a)    As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Agent, the Issuing Bank and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Issuing Bank as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section.
(b)    Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Agent in such Cash Equivalents as the Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Agent, the Issuing Bank and the Lenders; provided, however, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.
(c)    If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the Issuing Bank for the payment made by the Issuing Bank to the beneficiary with respect to such drawing or the payee with respect to such presentment.
(d)    If an Event of Default exists, the Agent may (and, if instructed by the Required Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Obligations in accordance with Section 10.4.
(e)    So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within 10 Business Days after the Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Letter of Credit Collateral Account as exceeds the aggregate amount of Letter of Credit Liabilities at such time. When this Agreement has terminated pursuant to Section 12.11., all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.
(f)    The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.
Section 10.6.    Performance by Agent.
If any Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, and such failure has continued after the expiration of any cure or grace period set forth herein, the Agent may, after notice to the Borrower (which such notice shall serve as notice to the applicable Loan Parties), perform or attempt to perform such covenant, duty or agreement on behalf of such Loan Party. In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.
Section 10.7.    Rights Cumulative.
(a)    Generally. The rights and remedies of the Agent, the Issuing Bank, the Lenders and the Specified Derivatives Providers under this Agreement, each of the other Loan Documents and Specified Derivatives Contracts shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Agent, the Issuing Bank, the Lenders and the Specified Derivatives Providers may be selective and no failure or delay by the Agent, the Issuing Bank, any of the Lenders or any of the Specified Derivatives Providers in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.
(b)    Enforcement by Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Article X. for the benefit of all the Lenders and the Issuing Bank; provided that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) the Issuing Bank, the Swingline Lender or any Specified Derivatives Provider from exercising the rights and remedies that inure to its benefit (solely in its capacity as the Issuing Bank, Swingline Lender or Specified Derivatives Provider, as

the case may be) hereunder, under the other Loan Documents or under any Specified Derivatives Contract, as applicable, (c) any Lender from exercising setoff rights in accordance with Section 12.4. (subject to the terms of Section 3.3.), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Article X. and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 3.3., any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
ARTICLE XI.    THE AGENT
Section 11.1.    Appointment and Authorization.
Each Lender hereby irrevocably appoints and authorizes the Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Lender or to impose on the Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “administrative agent”, “agent” and similar terms in the Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Agent shall deliver to each Lender, promptly upon receipt thereof by the Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Agent pursuant to Article VIII. that the Parent or the Borrower is not otherwise required to deliver directly to the Lenders. The Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Agent by the Parent, the Borrower, any other Loan Party or any other Affiliate of the Parent, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Required Lenders have directed the Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders, or where applicable, all the Lenders.
Section 11.2.    Agent’s Reliance, Etc.
Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Agent nor any of its Related Parties: (a) makes any warranty or representation to any Lender, the Issuing Bank or any other Person, or shall be responsible to any Lender, the Issuing Bank or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender or the Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.
Section 11.3.    Notice of Defaults.

The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a “notice of default”; provided, a Lender’s failure to provide such a “notice of default” to the Agent shall not result in any liability of such Lender to any other party to any of the Loan Documents. Further, if the Agent receives such a “notice of default,” the Agent shall give prompt notice thereof to the Lenders.
Section 11.4.    Agent as Lender.
The Lender acting as Agent shall have the same rights and powers as a Lender or as a Specified Derivatives Provider, as the case may be, under this Agreement and any other Loan Document and under any Specified Derivatives Contract, as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include KeyBank in each case in its individual capacity. KeyBank and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Parent, the Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the Lenders. Further, the Agent and any affiliate may accept fees and other consideration from the Parent, the Borrower, any other Loan Party or any other Subsidiary for services in connection with this Agreement or any Specified Derivatives Contract, or otherwise without having to account for the same to the Lenders. The Issuing Bank and the Lenders acknowledge that, pursuant to such activities, KeyBank or its affiliates may receive information regarding the Parent, the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.
Section 11.5.    Approvals of Lenders.
All communications from the Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and, as appropriate, a brief summary of all oral information provided to the Agent by the Parent or the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Agent’s recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination; provided, however, that this sentence shall not apply to amendments, waivers or consents that require the written consent of each Lender directly and adversely affected thereby pursuant to Section 12.7.(b).
Section 11.6.    Lender Credit Decision, Etc.
Each of the Lenders and the Issuing Bank expressly acknowledges and agrees that neither the Agent nor any of its Related Parties has made any representations or warranties to the Issuing Bank or such Lender and that no act by the Agent hereafter taken, including any review of the affairs of the Parent, the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Agent to the Issuing Bank or any Lender. Each of the Lenders and the Issuing Bank acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective Related Parties, and based on the financial statements of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Agent shall not be required to keep itself informed as to the performance or observance by the Parent, the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Parent, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuing Bank by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender or the Issuing Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Parent, the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Agent or any of its Related Parties. Each of the Lenders and the Issuing Bank acknowledges that the Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to any Lender or the Issuing Bank.
Section 11.7.    Indemnification of Agent.
Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Required Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Agent) incurred by the Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.
Section 11.8.    Successor Agent.
The Agent (a) may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower or (b) may be removed as administrative agent by all of the Lenders (other than any Lender that is serving as the Agent or is an affiliate of the Agent) acting unanimously or, if the Agent is then a Defaulting Lender, by the Required Lenders (in each case other than the Lender then acting as Agent) and the Borrower upon 30 days' prior written notice if the Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Agent). If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Agent’s giving of notice of resignation or upon the removal of the current Agent, then the current Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that if the Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, (2) all payments and communications provided to be made by, to or through the Agent shall instead be made to each Lender and the Issuing Bank directly and (3) all determinations provided to be made by the Agent shall instead be made by the Required Lenders, until such time as a successor Agent has been appointed as provided for above in this Section; provided, further that such Lenders and the Issuing Bank so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Agent as if each such Lender or Issuing Bank were itself the Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations under the Loan Documents. Any resignation by, or removal of, the Agent shall also constitute the resignation by, or removal of, the Lender then acting as Agent as the Issuing Bank and as the Swingline Lender (the “Resigning Lender”), except that such Lender, in its capacity as Issuing Bank, shall continue to have obligations under the Letters of Credit issued prior to such resignation or removal until a successor Agent is appointed (and shall be afforded all of the protections and rights of the Issuing Bank hereunder with respect thereto). Upon the acceptance of a successor’s appointment as Agent hereunder (i) the Resigning Lender shall be discharged from all duties and obligations of the Issuing Bank and the Swingline Lender hereunder and under the other Loan Documents and (ii) the successor Agent shall issue letters of credit in substitution for all Letters of Credit issued by the Resigning Lender as Issuing Bank outstanding at the time of such succession (which letters of credit issued in substitutions shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the Resigning Lender to effectively assume the obligations of the Resigning Lender with respect to such Letters of Credit. After any Agent’s resignation or removal hereunder as Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.
Section 11.9.    Titled Agents.
Each of the Titled Agents in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Title Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Agent, the Issuing Bank, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.
ARTICLE XII.    MISCELLANEOUS
Section 12.1.    Notices.
Unless otherwise provided herein (including without limitation as provided in Section 8.6.), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:
If to the Parent:
First Potomac Realty Trust
7600 Wisconsin Avenue, 11th Floor
Bethesda, Maryland 20814
Attention: Mr. Andrew Blocher
Telephone Number:    (301) 986-9200
Telecopy Number:    (301) 986-5554

If to the Borrower:
First Potomac Realty Investment Limited Partnership
7600 Wisconsin Avenue, 11th Floor
Bethesda, Maryland 20814
Attention: Mr. Andrew Blocher
Telephone Number:    (301) 986-9200
Telecopy Number:    (301) 986-5554

If to any other Loan Party:
c/o First Potomac Realty Trust
7600 Wisconsin Avenue, 11th Floor
Bethesda, Maryland 20814
Attention: Mr. Andrew Blocher
Telephone Number:    (301) 986-9200
Telecopy Number:    (301) 986-5554

with a copy of any notice to Parent, Borrower or any other Loan Party to:
Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, District of Columbia 20004

Attention: Gordon C. Wilson, Esq.
Telephone Number:    (202) 637-5711
Telecopy Number:    (202) 637-5910

If to the Agent or the Issuing Bank:
KeyBank National Association
127 Public Square, 8th Floor
Cleveland, Ohio 44114
Attention: Mr. Timothy A. Sylvain
Telephone:    (216) 689-5986
Telecopy:    (216) 689-4997

with a copy to:
Goulston & Storrs PC
400 Atlantic Avenue
Boston, Massachusetts 02110
Attention: Pamela M. MacKenzie, Esq.
Telephone:    (617) 574-4106
Telecopy:    (617) 574-7615

If to a Lender:
To such Lender’s address or telecopy number, as applicable, set forth in its Administrative Questionnaire;

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender or the Issuing Bank shall only be required to give notice of any such other address to the Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Agent, the Issuing Bank and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 8.6. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Agent, the Issuing Bank or any Lender under Article II. shall be effective only when actually received. None of the Agent, the Issuing Bank or any Lender shall incur any liability to any Loan Party (nor shall the Agent incur any liability to the Issuing Bank or the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Agent, the Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.
Section 12.2.    Expenses.
The Borrower agrees (a) to pay or reimburse the Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expense and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable and documented out-of-pocket fees and disbursements of counsel to the Agent and all reasonable and documented out-of-pocket costs and expenses of the Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents and the reasonable and documented out-of-pocket fees and disbursements of counsel to the Agent relating to all such activities; provided, that, with respect to this clause (a) only, the reasonable fees and disbursements of counsel shall be limited to the reasonable and documented out-of-pocket fees and disbursements of one counsel to the Agent and, if reasonably necessary, a single local counsel for the Agent in each relevant jurisdiction and with respect to each relevant specialty, (b) to pay or reimburse the Agent, the Issuing Bank and the Lenders (the “Lender Parties”) for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable and documented out-of-pocket fees and disbursements of their respective counsel and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Agent, the Issuing Bank and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to the Agent, the Issuing Bank and any Lender incurred in connection with the representation of the Agent, the Issuing Bank or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 10.1.(f) or 10.1.(g), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Parent, the Borrower or any other Loan Party, whether proposed by the Parent, the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. Notwithstanding the foregoing, the obligation to reimburse the Lender Parties for fees and expenses in connection with the matters described in items (b) and (d) shall be limited to the reasonable and documented out‑of‑pocket fees, disbursements and other charges of one counsel to the Lender Parties and, if reasonably necessary, a single local counsel for the Lender Parties in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Lender Parties similarly situated. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder. Amounts payable pursuant to this Section 12.2 shall be due and payable within 15 days after receipt of a reasonably detailed invoice therefor.
Section 12.3.    [Reserved.]
Section 12.4.    Setoff.
Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Agent, the Issuing Bank, each Lender, each Affiliate of the Agent, the Issuing Bank or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of the Issuing Bank, a Lender, an Affiliate of the Issuing Bank or a Lender, or a Participant, subject to receipt of the prior written consent of the Required Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, the Issuing Bank, such Lender, any Affiliate of the Agent, the Issuing Bank or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.3., and although such Obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 3.10. and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders.
Section 12.5.    Litigation; Jurisdiction; Other Matters; Waivers.
(a)    EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE PARENT, THE BORROWER, THE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT, THE ISSUING BANK, THE PARENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR IN CONNECTION WITH, OR BY REASON OF, ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE PARENT, THE BORROWER, ANY OTHER LOAN PARTY, THE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)    EACH OF THE PARENT, THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY LENDER, THE ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY LENDER OR THE ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE PARENT, THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH OF THE PARENT, THE BORROWER AND EACH OTHER LOAN PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT, THE ISSUING BANK OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT, THE ISSUING BANK OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
(c)    EACH OF THE PARENT, THE BORROWER AND EACH OTHER LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL DELIVERED TO THE PARENT OR THE BORROWER AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN. SHOULD THE PARENT OR THE BORROWER FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN 30 DAYS AFTER THE MAILING THEREOF, THE PARENT OR BORROWER. AS APPLICABLE, SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.

(d)    THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.
Section 12.6.    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Parent, the Borrower or any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of the subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the subsection (f) of this Section. Subject to the last sentence of the subsection (b) of this Section, any attempted assignment or transfer by any party hereto not permitted by clauses (i) through (iii) of the immediately preceding sentence shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of an assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (A) of this Section 12.6(b)(i), the aggregate amount of a specific Class of Commitments (which for this purpose includes Loans outstanding thereunder) or, if the applicable Class of Commitments is not then in effect, the principal outstanding balance of the applicable Class of Loans of the assigning Lender subject to each such assignment (in each case, determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than

$5,000,000 in the case of any assignment of a Commitment or a Loan, unless each of the Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment held by such assigning Lender, or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $5,000,000 in the case of a Commitment or Loan then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within 10 Business Days after having received written notice thereof;
(B)    the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) a Revolving Commitment if such assignment is to a Person that is not already a Lender with a Commitment of the same Class, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender or (y) a Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)    the consent of the Swingline Lender and the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Commitment.
(iv)    Assignment and Assumption Agreement; Notes. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $2,500 for each assignment (which fee the Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire. If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Parent, the Borrower or any of the Parent or the Borrower’s Affiliates or Subsidiaries

or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Agent pursuant to the subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4., 12.2. and 12.10. and the other provisions of this Agreement and the other Loan Documents as provided in Section 12.11. with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the subsection (d) of this Section.

(c)    Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Agent’s Head Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Commitment (except for any increase in the Commitments effectuated pursuant to Section 2.16. or any extension as contemplated under Section 2.13., it being understood and agreed that a waiver of any condition precedent set forth in Section 5.1. or 5.2. or of any Default or Event of Default (other than under Sections 10.1.(a) or (b)) and the forbearance with respect to such Default or Event of Default is not considered an increase in the Commitments of any Lender, provided that the consent of 100% of the Lenders voting in favor of an acceleration of the Obligations or a termination of the Commitments shall be required to effect the termination of any such acceleration or the reinstatement of such Commitments), (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender (except as contemplated under Section 2.13., it being understood and agreed that a waiver of any Default or Event of Default, and the forbearance with respect thereto is not considered such an extension, provided that 100% of the Lenders voting in favor of an acceleration of the Obligations shall be required to effect the termination of any such acceleration), (y) reduce the rate at which interest is payable thereon provided, however, that only the consent of the Required Lenders shall be necessary to (I) amend the definition of “Post-Default Rate”, to waive any obligation of the Borrower to pay interest at the Post-Default Rate or to retract the imposition of interest at the Post-Default Rate and (II) amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any Fee payable based on such financial covenant or (z) release all or substantially all of the value of obligations under the Guaranty, except as contemplated by Section 7.12.(b) on or at any time after the Investment Grade Rating Date, in each case, as applicable to that portion of such Lender’s rights and/or obligations that are subject to the participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections

3.11., 4.1. and 4.4. (subject to the requirements and limitations therein, including the requirements under Section 3.11.(f) (it being understood that the documentation required under Section 3.11.(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.6. as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 4.1. or 3.11., with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.6. with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.4. as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3. as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (and is maintained in accordance with Sections 5f.103-1(c) and 1.871-14(c)(1)(i) of the United States Treasury Regulations) (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Sections 5f.103-1(c) and 1.871-14(c)(1)(i) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.11., 4.1. and 4.4. than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent which consent may be withheld in the Borrower’s sole discretion. A Participant that is organized under the laws of a jurisdiction outside of the United States of America shall not be entitled to the benefits of Section 3.11. unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and the Agent, to comply with Section 3.11.(f) as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or under any of the other Loan Documents or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Agent exercised in their sole discretion, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.
(h)    USA Patriot Act Notice; Compliance. In order for the Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Agent may request, and such Lender or Participant shall provide to the Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Agent to comply with federal law.
Section 12.7.    Amendments and Waivers.
(a)    Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Parent, the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders (or the Agent at the written direction of the Required Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Any term of this Agreement or of any other Loan Document relating solely to the rights or obligations of the Lenders of a particular Class, and not Lenders of any other Class, may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Requisite Class Lenders for such Class of Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is a party thereto).
(b)    Additional Lender Consents. In addition to the foregoing requirements, no amendment waiver or consent shall do any of the following:
(i)    waive any condition set forth in Section 5.1. (other than Section 5.1.(xiii) with respect to payment of Fees due on the Closing Date, which shall require only the consent of the Persons directly affected thereby), or, in the case of the initial extension of credit hereunder on the Effective Date, Section 5.2., without the written consent of each Lender;
(ii)    extend or increase (or reinstate) the Commitment of any Lender (excluding any increase as a result of an assignment of Commitments permitted under Section 12.6.

and any increases contemplated under Section 2.16. and any extension contemplated under Section 2.13.) without the written consent of such Lender (it being understood and agreed that, subject to clause (b)(i) above, a waiver of any condition precedent set forth in Section 5.1. or 5.2. or of any Default or Event of Default (other than under Sections 10.1.(a) or (b)) and the forbearance with respect to such Default or Event of Default is not considered an increase in, or extension or reinstatement of, the Commitments of any Lender, provided that the consent of 100% of the Lenders voting in favor of an acceleration of the Obligations or a termination of the Commitments shall be required to effect the termination of any such acceleration or the reinstatement of such Commitments);
(iii)    reduce the principal of, or interest that has accrued or the rates of interest specified herein on, any Loans or other Obligations, or waive any Default under Sections 10.1.(a) or (b), without the written consent of each Lender directly affected thereby (provided that only the consent of the Lenders voting in favor of an acceleration of the Obligations shall be required to effect the termination of any such acceleration), provided, however, that only the consent of the Required Lenders shall be necessary to (i) amend the definition of “Post-Default Rate”, to waive any obligation of the Borrower to pay interest at the Post-Default Rate or to retract the imposition of interest at the Post-Default Rate and (ii) amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any Fee payable based on such financial covenant;
(iv)    reduce the amount of any Fees payable to or for the account of a Lender without the written consent of such Lender; provided, however, that only the consent of the Required Lenders shall be necessary to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce any Fee payable based on such financial covenant;
(v)    modify the definition of “Revolving Commitment Percentage” without the written consent of each Revolving Lender;
(vi)    modify the definition of “Revolver Maturity Date” or clause (i) of the definition of “Maturity Date” (in each case, except in accordance with Section 2.13.), or otherwise postpone any date fixed for any payment of principal of, or interest on, any Revolving Loans or for the payment of Fees or any other Obligations owing to the Revolving Lenders, or extend the expiration date of any Letter of Credit beyond the Revolver Maturity Date (except as permitted under Section 2.4(b)) or with respect to any of Letter of Credit having an expiration date beyond the Revolver Maturity Date as permitted by Section 2.4(b), extend the expiration date of such Letter of Credit, in each case, without the written consent of each Revolving Lender directly affected thereby; provided, however, that only the consent of the Lenders voting in favor of an acceleration of the Obligations shall be required to effect the termination of any such acceleration;
(vii)    modify the definition of “Tranche A Maturity Date” or clause (ii) of the definition of “Maturity Date” or otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Tranche A Loans or for the payment of Fees or any other Obligations owing to the Tranche A Lenders (excluding mandatory prepayments, if any), in each case, without the written consent of each Tranche A Lender directly affected thereby; provided, however, that only the consent of the Lenders voting in favor of an acceleration of the Obligations shall be required to effect the termination of any such acceleration;
(viii)    modify the definition of “Tranche B Maturity Date” or clause (ii) of the definition of “Maturity Date” or otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Tranche B Loans or for the payment of Fees or any other Obligations owing to the Tranche B Lenders (excluding mandatory prepayments, if any), in each case, without the written consent of each Tranche B Lender directly affected thereby; provided, however, that only the consent of the Lenders voting in favor of an acceleration of the Obligations shall be required to effect the termination of any such acceleration;
(ix)    modify the definition of “Tranche C Maturity Date” or clause (ii) of the definition of “Maturity Date” or otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Tranche C Loans or for the payment of Fees or any other Obligations owing to the Tranche C Lenders (excluding mandatory prepayments, if any), in each case, without the written consent of each Tranche C Lender directly affected thereby; provided, however, that only the consent of the Lenders voting in favor of an acceleration of the Obligations shall be required to effect the termination of any such acceleration;
(x)    while any Term Loans are outstanding, amend, modify or waive (A) Section 5.2. (it being understood and agreed that neither the waiver of an Event of Default in accordance with the other provisions of this Section 12.7. nor any amendment of any provision of any Loan Document (other than Section 5.2.) in accordance with the other provisions of this Section 12.7. shall constitute an amendment, modification or waiver of Section 5.2.), (B) the amount of the Swingline Commitment or (C) the L/C Commitment Amount, in each case, without the prior written consent of the Requisite Class Lenders of the Revolving Lenders;
(xi)    modify the definition of “Lender’s Pro Rata Share” or amend or otherwise modify the provisions of Section 3.2. without the written consent of each Lender directly affected thereby;
(xii)    amend this Section without the written consent of each Lender directly affected thereby;
(xiii)    modify the definition of the term “Required Lenders” or (except as otherwise provided in the immediately following clause (xiv)), modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Lender;

(xiv)    modify the definition of the term “Requisite Class Lenders” as it relates to a particular Class of Lenders or modify in any other manner the number or percentage of a Class of Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, in each case, solely with respect to such Class of Lenders, without the written consent of each Lender in such Class; or
(xv)    release all or substantially all of the value of obligations under the Subsidiary Guaranty, except as contemplated by Section 7.12.(b) on or at any time after the Investment Grade Rating Date, without the written consent of each Lender, or release the Parent Guaranty without the consent of each Lender.
(c)    Amendment of Agent’s Duties; Defaulting Lender Rights; Etc. No amendment, waiver or consent, unless in writing and signed by the Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents, (ii) no amendment, waiver or consent, unless in writing and signed by the Swingline Lender, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Swingline Lender under this Agreement or any of the other Loan Documents, (iii) no amendment, waiver or consent, unless in writing and signed by the Issuing Bank, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Issuing Bank under this Agreement or any of the other Loan Documents, (iv) the Fee Letter may be amended, or the rights or privileges thereunder may be waived, in a writing executed only by the parties thereto, and (v) a Defaulting Lender’s Commitment may not be increased, reinstated or extended (excluding any extension contemplated under Section 2.13.) without the written consent of such Defaulting Lender (it being understood and agreed that, subject to clause (b)(i) above, a waiver of any condition precedent set forth in Section 5.1. or 5.2. or of any Default or Event of Default (other than under Sections 10.1.(a) or (b)) and the forbearance with respect to such Default or Event of Default is not considered an increase in, or extension or reinstatement of the Commitments of any Lender, provided that the consent of 100% of the Lenders voting in favor of an acceleration of the Obligations or a termination of the Commitments shall be required to effect the termination of any such acceleration or the reinstatement of such Commitments) and a Defaulting Lender’s consent shall be required for any amendment or waiver that disproportionately and adversely affects such Defaulting Lender as compared to the other Lenders, but only to the extent of any such disproportionate and adverse affect (and for the avoidance of doubt, no Defaulting Lender shall have any right to approve or disapprove any other amendment, waiver or consent hereunder and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders).
(d)    No Course of Dealing, Etc. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Agent, the Issuing Bank or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Parent, the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances .
(e)    Term Loans; Etc. Notwithstanding anything to the contrary in this Section 12.7., this Agreement may be amended (or amended and restated) with only the written consent of Agent and the Borrower (a) to provide for the making of Additional Term Loans as contemplated by Section 2.16. and to permit the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and other Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such Term Loans in any determination of the Required Lenders and Requisite Class Lenders. Furthermore, this Agreement may be amended to extend the Commitments and/or Revolving Loans outstanding pursuant to subsection (g) of this Section.
(f)    Technical Amendments. Further notwithstanding anything to the contrary in this Section 12.7., if the Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders. Any such amendment shall become effective without any further action or consent of any of other party to this Agreement.
(g) Amend and Extend Transactions. (i) The Borrower may, by written notice to the Agent from time to time, request an extension (each, an “Extension”) of the Maturity Date of any Class of Term Loans and Revolving Commitments to the extended Maturity Date specified in such notice. Such notice shall (A) set forth the amount of the applicable Class of Revolving Commitments or Term Loans that will be subject to the Extension (which shall be in a minimum amount reasonably acceptable to the Agent and the Borrower), (B) set forth the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such Extension notice (or such longer or shorter periods as the Agent shall agree in its sole discretion)) and (C) identify the relevant Class of Revolving Commitments or Term Loans to which such Extension relates. Each Lender of the applicable Class shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender of such Class pursuant to procedures established by, or reasonably acceptable to, the Agent and the Borrower. If the aggregate principal amount of the Class of Revolving Commitments or Term Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of the Class of Revolving Commitments or Term Loans subject to the Extension Offer as set forth in the Extension notice, then the Revolving Commitments or Term Loans, as applicable, of Lenders of such Class shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer.

(ii) The following shall be conditions precedent to the effectiveness of any Extension: (A) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (B) the representations and warranties set forth in Section 6.1. and in each other Loan Document shall be deemed to be made and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the effective date of such Extension except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents, (C) the Issuing Banks and the Swingline Lender shall have consented to any Extension of the Revolving Commitments, to the extent that such Extension provides for the issuance or extension of Letters of Credit or making of Swingline Loans at any time during the extended period and (D) the terms of such Extended Commitments and Extended Term Loans shall comply with subclause (iii) of this Section 12.7.(g).

Notwithstanding any other provision of this Agreement to the contrary, in no event shall the Commitments or Loans of any Lender be extended pursuant to this Section 12.7.(g). unless such Lender affirmatively accepts in writing the applicable Extension Offer, it being understood and agreed that a failure by a Lender to respond to any such Extension Offer shall be deemed to be a rejection by such Lender of such Extension Offer.

(iii) The terms of each Extension shall be determined by the Borrower and the applicable extending Lenders and set forth in an Extension Amendment; provided that (A) the final maturity date of any Extended Commitment or Extended Term Loan shall be no earlier than the Maturity Date of the Class of Revolving Commitments or Term Loans subject to such Extension, (B)(x) there shall be no scheduled amortization of the loans or reductions of commitments under any Extended Commitments and (y) the average life to maturity of the Extended Term Loans shall be no shorter than the remaining average life to maturity of the Class of Term Loans subject to such Extension, (C) the Extended Revolving Loans and the Extended Term Loans will rank pari passu in right of payment and with respect to security with the existing Revolving Loans and the existing Term Loans and the borrower and guarantors of the Extended Commitments or Extended Term Loans, as applicable, shall be the same as the Borrower and Guarantors with respect to the existing Revolving Loans or Term Loans, as applicable, (D) the interest rate margin, rate floors, fees (including the payment of upfront fees only to the Lenders accepting such Extension), original issue discount and premium applicable to any Extended Commitment (and the Extended Revolving Loans thereunder) and Extended Term Loans shall be determined by the Borrower and the applicable extending Lenders, (E)(x) the Extended Term Loans may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary or mandatory prepayments with the other Term Loans and (Y) borrowing and prepayment of Extended Revolving Loans, or reductions of Extended Commitments, and participation in Letters of Credit and Swingline Loans, shall be on a pro rata basis with the other Revolving Loans or Commitments (other than upon the maturity of the non-extended Revolving Loans and

Commitments) and (F) the terms of the Extended Commitments or Extended Term Loans, as applicable, shall be substantially identical to the terms set forth herein (except as set forth in subclauses (A) through (E) above).

(iv) In connection with any Extension, the Borrower, the Agent and each applicable extending Lender shall execute and deliver to the Agent an Extension Amendment and such other documentation as the Agent shall reasonably specify to evidence the Extension. The Agent shall promptly notify each Lender as to the effectiveness of each Extension.

Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Extended Commitments or Extended Term Loans as a new Class or tranche of Commitments or Term Loans, as applicable, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Agent and the Borrower in connection with the establishment of such new Class or tranche (including to preserve the pro rata treatment of the extended and non-extended Classes or tranches and to provide for the reallocation of Revolving Credit Exposure upon the expiration or termination of the commitments under any Class or tranche), in each case on terms consistent with this Section 12.7.(g).

Section 12.8.    Nonliability of Agent and Lenders.
The relationship between the Borrower, on the one hand, and the Issuing Bank, the Lenders and the Agent, on the other hand, shall be solely that of borrower and lender. None of the Agent, the Issuing Bank or any Lender shall have any fiduciary responsibilities to the Parent, the Borrower or any other Loan Party and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent, the Issuing Bank or any Lender to any Lender, the Parent, the Borrower, any Subsidiary or any other Loan Party. None of the Agent, the Issuing Bank or any Lender undertakes any responsibility to the Parent or the Borrower or any other Loan Party to review or inform the Parent or the Borrower of any matter in connection with any phase of the Parent’s or the Borrower’s business or operations.
Section 12.9.    Confidentiality.
The Agent, the Titled Agents, the Issuing Bank and each Lender shall not disclose to any person (except as permitted in this Section 12.9) and shall maintain the confidentiality of all Information (as defined below) but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ other respective Related Parties (including their independent auditors and other professional advisors) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will either be subject to customary confidentiality obligations of employment or professional practice or agree to be bound by the terms of this Section 12.9. (or language substantially similar to this Section)); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law (in which case the Agent, the applicable Titled Agent, the applicable Lender or Issuing Bank, as applicable, agrees to the extent permitted by law, rule or regulation and reasonably practicable, to inform the Borrower in advance thereof); (d) [reserved]; (e) in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract) or any action or proceeding relating to any Loan Document (or any such Specified Derivatives Contract) or the enforcement of rights hereunder or thereunder (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Agent, the Issuing Bank or such Lender to be a breach of this Section or (ii) becomes available to the Agent, the Issuing Bank, any Lender or any Affiliate of the Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Parent, the Borrower or any Affiliate of the Parent (so long as such source is not actually known to the Agent, such Lender, Issuing Bank or any of their respective Affiliates to be bound by confidentiality obligations to the Borrower or any of its Affiliates); (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; and (j) with the consent of the Parent or the Borrower. Notwithstanding the foregoing, the Agent, the Issuing Bank and each Lender may disclose any such confidential information, without notice to the Parent, the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Agent, the Issuing Bank or such Lender or in accordance with the regulatory compliance policy of the Agent, the Issuing Bank or such Lender. As used in this Section, the term “Information” means all information received from, or on behalf of, the Parent, the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Parent, the Borrower, any other Loan Party, any other Subsidiary or any Affiliate. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 12.10.    Indemnification.
(a)    The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, the Joint Lead Arrangers, the Issuing Bank, the Lenders, all of the Affiliates of each of the Agent, the Issuing Bank or any of the Lenders, and their respective Related Parties (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the

“Indemnified Costs”): losses, costs, claims, penalties, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding Indemnified Costs indemnification in respect of which is specifically covered by Section 3.11. or 4.1. or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Agent’s, the Issuing Bank’s or any Lender’s entering into this Agreement; (v) the fact that the Agent, the Issuing Bank and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Agent, the Issuing Bank and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Parent, the Borrower and the Subsidiaries; (vii) the fact that the Agent, the Issuing Bank and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Parent, the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Agent, the Issuing Bank or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Agent, the Issuing Bank or any Lender as a result of conduct of the Parent, the Borrower, any other Loan Party or any other Subsidiary that violates a sanction administered or enforced by the OFAC; or (x) any violation or non-compliance by the Parent, the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Parent or its Subsidiaries (or its respective properties) (or the Agent and/or the Lenders and/or the Issuing Bank as successors to the Borrower) to be in compliance with such Environmental Laws. Notwithstanding the foregoing, the foregoing indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses: (i) arise from the bad faith, gross negligence or willful misconduct of such Indemnified Party or any material breach by such Indemnified Party of its obligations under any Loan Document, in each case as determined by a court of competent jurisdiction in a final, non-appealable judgment, or (ii) arise from any dispute solely among Indemnified Parties (except in connection with claims or disputes (1) relating to whether the conditions to any Credit Event have been satisfied, (2) with respect to a Defaulting Lender or the determination of whether a Lender is a Defaulting Lender, and (3) with or against the Agent or the Arrangers in their respective capacities as such). This Section 12.9.(a) shall not apply with respect to Taxes addressed in Section 3.11. or yield maintenance obligations described in Section 4.1. and Section 4.4. It is understood that, with respect to any particular action, suit, proceeding or investigation subject to indemnification hereunder, the Credit Parties shall not be required to reimburse, or indemnify and hold harmless for, the reasonable and documented legal fees and expenses of more than one outside counsel (in addition to up to one local outside counsel in each applicable local jurisdiction and one regulatory counsel) for all Indemnified Parties that are the subject of such action, suit, proceeding or investigation unless there shall exist an actual conflict of interest, in which case the Borrower shall be required to reimburse, or indemnify and hold harmless for, the reasonable and documented legal fees and expenses of one additional outside counsel to the affected parties (along with one additional local outside counsel in each applicable jurisdiction and one additional regulatory counsel).
(b)    The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Parent, the Borrower or any Subsidiary, any shareholder of the Parent or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Parent, the Borrower or any Subsidiary or by any Governmental Authority.
(c)    This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Parent, the Borrower and/or any Subsidiary.
(d)    All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder, upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.
(e)    An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).
(f)    If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g)    The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.
(h)    All amounts due under this Section shall be payable within fifteen (15) days after receipt of a reasonably detailed invoice therefor.
Section 12.11.    Termination; Survival.
This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated, expired or been canceled (other than Extended Letters of Credit in respect of which the Borrower has satisfied the requirements to provide Cash Collateral as required in Section 2.3.(b)), (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and the Issuing Bank is no longer obligated under this Agreement to issue Letters of Credit and (d) all Obligations (other than obligations which survive as provided in the following sentence and contingent obligations that have not yet been asserted) have been paid and satisfied in full in cash. Promptly following such termination, upon the Borrower’s written request, each Lender shall promptly return to the Borrower any Note issued to such Lender. The indemnities to which the Agent, the Issuing Bank and the Lenders are entitled under the provisions of Sections 3.11., 4.1., 4.4., 7.9, 11.7., 12.2. and 12.10. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.5., shall continue in full force and effect and shall protect the Agent, the Issuing Bank and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement. Upon the Borrower’s request, the Agent agrees to deliver to the Borrower, at the Borrower’s sole cost and expense, written confirmation of the foregoing termination.
Section 12.12.    Severability of Provisions.
If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.
Section 12.13.    Governing Law.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
Section 12.14.    Counterparts.

To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.
Section 12.15.    Obligations with Respect to Loan Parties.
The obligations of the Parent and the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense the Parent or the Borrower may have that the Parent or the Borrower does not control such Loan Parties and Subsidiaries.
Section 12.16.    Limitation of Liability.
None of the Agent, the Issuing Bank or any Lender, or any affiliate, officer, director, employee, attorney, or agent of the Agent, the Issuing Bank or any Lender shall have any liability with respect to, and each of the Parent and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Parent or the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or the Fee Letter, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Each of the Parent and the Borrower hereby waives, releases, and agrees not to sue the Agent, the Issuing Bank or any Lender or any of the Agent’s, the Issuing Bank’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, the Fee Letter, or any of the transactions contemplated by this Agreement or financed hereby.
Section 12.17.    Entire Agreement.
This Agreement, the Notes, the other Loan Documents and the Fee Letter embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency. There are no oral agreements among the parties hereto.
Section 12.18.    Construction.
The Agent, the Issuing Bank, each Lender, the Parent and the Borrower acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Agent, the Issuing Bank, each Lender, the Parent and the Borrower.
Section 12.19.    Headings.
The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.
Section 12.20.    Patriot Act.
The Lenders and the Agent each hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower and the other Loan Parties in accordance with such Patriot Act.
Section 12.21.    Effect of Existing Revolver Agreement and Existing Term Loan Agreement.
(a) Existing Credit Facilities. Upon satisfaction of the conditions precedent set forth in Sections 5.1. and 5.2. of this Agreement with respect to the first Credit Event hereunder on the Effective Date, this Agreement shall exclusively control and govern the mutual rights and obligations of the parties hereto with respect to the Existing Revolver Agreement and the Existing Term Loan Agreement, and the Existing Revolver Agreement and the Existing Term Loan Agreement shall be superseded by this Agreement in all respects, in each case, on a prospective basis only.
(b)   NO NOVATION. THE PARTIES HERETO HAVE ENTERED INTO THIS AGREEMENT SOLELY TO AMEND, RESTATE AND CONSOLIDATE THE TERMS OF, AND THE OBLIGATIONS OWING UNDER AND IN CONNECTION WITH, THE EXISTING REVOLVER AGREEMENT AND THE EXISTING TERM LOAN AGREEMENT. THE PARTIES DO NOT INTEND THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY THE BORROWER OR ANY OTHER LOAN PARTY UNDER OR IN CONNECTION WITH THE EXISTING REVOLVER AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE EXISTING REVOLVER AGREEMENT) AND THE EXISTING TERM LOAN AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE EXISTING TERM LOAN AGREEMENT).
Section 12.22.    Non-Recourse to the Parent.
This Agreement and the Obligations of the Borrower hereunder and under the other Loan Documents are fully recourse to the Borrower and the Subsidiary Guarantors. The parties hereto acknowledge and agree that, notwithstanding the inclusion of the Parent as a Loan Party, other than as expressly provided in the Parent Guaranty, the Parent is not a guarantor of the Obligations of the Borrower. Notwithstanding any applicable law that would make the owner of a partnership or general partner liable for the debts and obligations of the partnership, nothing contained herein or in the Loan Documents shall be construed to create or impose upon the Parent or any limited partner of the Borrower (in its capacity as such), any obligation with respect to the repayment of Indebtedness hereunder; provided that nothing contained in this Section 12.22 shall be deemed to (i) release the Borrower or any Guarantor from any liability pursuant to, or from any of its obligations under, this Agreement or the other Loan Documents to which it is a party, (ii) constitute a waiver of any Obligation arising under this Agreement or any of the other Loan Documents, (iii) limit the rights of the Agent or any of the Lenders to pursue any right or remedy or any judgment against, or proceed against or realize upon the assets of, the Borrower or any Subsidiary Guarantor or (iv) release the Parent, in its capacity as the general partner of the Borrower, from any Obligations other than the obligation to repay the Indebtedness hereunder, or release the Parent from any personal liability for the failure of the Parent, including in its capacity as the general partner of the Borrower, to satisfy and comply with all of the covenants and agreements (x) of the Parent set forth in Sections 7.14., 9.2. or 9.14. of this Agreement or under the Parent Guaranty or (y) in its capacity as the general partner of the Borrower, of the Borrower set forth in this Agreement. In addition, (i) the Parent shall be fully liable to the Agent and the Lenders to the same extent that the Parent would be liable absent the foregoing provisions of this Section 12.22 for fraud or willful misrepresentation by the Borrower, the Parent or any of their respective Subsidiaries in connection with any Loan, any Letter of Credit or any of the other Obligations or any Loan Documents (to the full extent of losses suffered by the Agent or any Lender by reason of such fraud or willful misrepresentation) and (ii) nothing in this Section 12.22 shall be deemed to be a waiver of any right which the Agent may have under §506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code or any successor thereto or similar provisions under applicable state law to file a claim against the Borrower or any of the Subsidiary Guarantors for the full amount of the Obligations. For the avoidance of doubt, the obligations of the Borrower herein to cause the Parent to comply with the provisions hereof or to do or refrain from doing or taking certain actions as set forth herein will not be construed to depend upon the Borrower’s ability to do so or upon any actual control of the Parent by the Borrower and it shall not be a defense to any failure by the Borrower to comply with such obligations that the Borrower did not actually control the Parent.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Credit Agreement to be executed by their authorized officers all as of the day and year first above written.
BORROWER:

FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP,
a Delaware limited partnership

By: First Potomac Realty Trust,
    a Maryland real estate investment trust,
its General Partner

By:	/s/ Andrew P. Blocher
Name: Andrew P. Blocher
Title: Executive Vice President and Chief Financial Officer

PARENT:

FIRST POTOMAC REALTY TRUST,
a Maryland real estate investment trust

By:	/s/ Andrew P. Blocher
Name: Andrew P. Blocher
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Amended, Restated and Consolidated Credit Agreement – First Potomac Realty Investment Limited Partnership]

KEYBANK NATIONAL ASSOCIATION,
as Agent, as Issuing Bank, as Swingline Lender and as a Lender

By:	/s/ Timothy A. Sylvain
Name: Timothy A. Sylvain
Title: Vice President

[Signature Page to Amended, Restated and Consolidated Credit Agreement – First Potomac Realty Investment Limited Partnership]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Brandon H. Barry
Name: Brandon H. Barry
Title: Vice President

[Signature Page to Amended and Restated Revolving Credit Agreement – First Potomac Realty Investment Limited Partnership]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Katie Chowdhry
Name: Katie Chowdhry
Title: Assistant Vice President

[Signature Page to Amended and Restated Revolving Credit Agreement – First Potomac Realty Investment Limited Partnership]

BANK OF MONTREAL,
as a Lender

By:	/s/ Gwendolyn Gatz
Name: Gwendolyn Gatz
Title: Vice President

[Signature Page to Amended and Restated Revolving Credit Agreement – First Potomac Realty Investment Limited Partnership]

U.S. BANK, NATIONAL ASSOCIATION, a
national banking association, as a Lender

By:	/s/ Gary D. Houston
Name: Gary D. Houston
Title: Vice President

[Signature Page to Amended and Restated Revolving Credit Agreement – First Potomac Realty Investment Limited Partnership]

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Frederick H. Denecke
Name: Frederick H. Denecke
Title: Senior Vice President

[Signature Page to Amended and Restated Revolving Credit Agreement – First Potomac Realty Investment Limited Partnership]

RAYMOND JAMES BANK, N.A.,
as a Lender

By:	/s/ James M. Armstrong
Name: James M. Armstrong
Title: Senior Vice President

[Signature Page to Amended and Restated Revolving Credit Agreement – First Potomac Realty Investment Limited Partnership]

SUNTRUST, a Georgia banking corporation,
as a Lender

By:	/s/ Ryan Almond
Name: Ryan Almond
Title: Group Vice President

[Signature Page to Amended and Restated Revolving Credit Agreement – First Potomac Realty Investment Limited Partnership]

ROYAL BANK OF CANADA,
as a Revolving Lender

By:	/s/ Joshua Freedman
Name: Joshua Freedman
Title: Authorized Signatory

[Signature Page to Amended and Restated Revolving Credit Agreement – First Potomac Realty Investment Limited Partnership]

Schedule I
Commitments

Lender	Revolving Commitment*	Revolving Commitment Percentage**	Tranche A Commitment***	Tranche A Applicable Percentage**	Tranche B Commitment***	Tranche B Applicable Percentage**	Tranche C Commitment***	Tranche C Applicable Percentage**	Total Loan Commitment	Total Commitment Percentage** (Aggregate Loans)
KeyBank National Association	$60,000,000	20.00%	$15,000,000	15.00%	$10,000,000	10.00%	$20,000,000	20.00%	$105,000,000	17.50%
Wells Fargo Bank, National Association	$60,000,000	20.00%	$30,000,000	30.00%	-	-	-	-	$90,000,000	15.00%
PNC Bank, National Association	$60,000,000	20.00%	$15,000,000	15.00%	$10,000,000	10.00%	-	-	$85,000,000	14.16%
Bank of Montreal	$22,500,000	7.50%	$10,000,000	10.00%	$27,500,000	27.50%	$7,500,000	7.50%	$67,500,000	11.25%
U.S. Bank, National Association	$25,000,000	8.33%	$10,000,000	10.00%	$10,000,000	10.00%	$22,500,000	22.50%	$67,500,000	11.25%
Capital One, N.A.	$25,000,000	8.33%	$10,000,000	10.00%	$10,000,000	10.00%	$22,500,000	22.50%	$67,500,000	11.25%
SunTrust	$22,500,000	7.50%	$10,000,000	10.00%	$27,500,000	27.50%	$7,500,000	7.50%	$67,500,000	11.25%
Royal Bank of Canada	$25,000,000	8.33%	-	-	-	-	-	-	$25,000,000	4.17%
Raymond James Bank, N.A	-	-	-	-	$5,000,000	5.00%	$20,000,000	20.00%	$25,000,000	4.17%
Total	$300,000,000		$100,000,000		$100,000,000		$100,000,000		$600,000,000

* $165,000,000 under the Existing Revolver Agreement is being reallocated under the Agreement.
** Percentages are rounded to two decimal places solely for the purposes of this Schedule I.
*** $100,000,000 under each of Tranche A, B, and C of the Existing Term Loans is being reallocated to Tranche A, B, and C of the Term Loans.

Schedule 1.1.(A)
Loan Parties
First Potomac Realty Trust - Parent
First Potomac Realty Investment Limited Partnership – Borrower
Subsidiary Guarantors

1.	1434 Crossways Boulevard II, LLC

2.	1441 Crossways Blvd., LLC

3.	403 & 405 Glenn Drive, LLC

4.	AP Indian Creek, LLC

5.	Indian Creek Investors, LLC

6.	Enterprise Center I, LLC

7.	FP 3 Flint Hill, LLC

8.	FP Ammendale Commerce Center, LLC

9.	FP Gateway 270, LLC

10.	FP Gude, LLC

11.	FP Sterling Park 6, LLC

12.	FP Sterling Park 7, LLC

13.	FP Sterling Park I, LLC

14.	FP Sterling Park Land, LLC

15.	Windsor at Battlefield, LLC

16.	Crossways Associates LLC

17.	FP One Fair Oaks, LLC

18.	1434 Crossways Boulevard I, LLC

19.	FP Gallows Road, LLC

20.	FP Cloverleaf, LLC

21.	FP Greenbrier Towers, LLC

22.	FP Greenbrier Circle, LLC

23.	Crossways II, LLC

24.	FP Patuxent Parkway, LLC

25.	Norfolk Commerce Park LLC

26.	FP Atlantic Corporate Park, LLC

27.	FP 540 Gaither, LLC

28.	FP 1775 Wiehle Avenue, LLC

29.	Gateway Manassas II, LLC

30.	Linden II, LLC

31.	Linden I Manager, LLC

32.	Linden I, LLC

33.	FP 1408 Stephanie Way, LLC

34.	FP 2550 Ellsmere Avenue, LLC

35.	GTC I Second LLC

36.	Herndon Corporate Center, LLC

37.	Newington Terminal LLC

38.	ACP East LLC

39.	Newington Terminal Associates LLC

40.	Columbia Holding Associates LLC

41.	First Snowden LLC

42.	FP Van Buren, LLC

43.	Greenbrier Holding Associates LLC

44.	Greenbrier/Norfolk Holding LLC

45.	Greenbrier/Norfolk Investment LLC

46.	GTC II First LLC

47.	Norfolk First LLC

48.	Plaza 500, LLC

49.	Rumsey/Snowden Holding LLC

50.	Rumsey/Snowden Investment LLC

51.	Snowden First LLC

52.	FP Prosperity, LLC

53.	FP Davis Drive Lot 5, LLC

54.	Reston Business Campus, LLC

Schedule 1.1.(B)
Structured Finance Investments of the Parent
None.

Schedule 2.4.(m)
Existing Letters of Credit

1.
Irrevocable Standby Letter of Credit No. S323555, dated as of February 20, 2015, issued by KeyBank National Association in favor of Wells Fargo Bank, N.A., as Master Servicer for U.S. Bank National Association, as Trustee, for a sum not exceeding a total of $3,033,932.00.

Schedule 6.1(f)
Liens

None.

Schedule 6.1.(g)
Indebtedness and Guarantees
Indebtedness and Guarantees (as of 9/30/15)

Debt Type	Consolidated Mortgages	Balance	Guarantee?
Secured	Gateway Centre Manassas Building I	268,591	Yes[1]
Secured	Hillside I and II	12,643,879
Secured	Redland Corporate Center Buildings II and III	64,866,067	Yes[2]
Secured	840 First Street, NE	36,054,128	Yes[3]
Secured	Battlefield Corporate Center	3,568,208	Yes[4]
Secured	1211 Connecticut Avenue, NW	29,257,472	Yes[5]
Secured	1401 K Street, NW	36,386,211	Yes[6]
Secured	11 Dupont Circle	66,780,000	Yes[7]
Secured	440 First Street, NW Construction Loan	32,216,430	Yes[8]
Secured	Storey Park Land Loan	22,000,000	Yes[9]
Secured	Northern Virginia Construction Loan	9,175,719	Yes[10]
	Sub-Total	313,216,705

	Consolidated Unsecured Debt / Other Liabilities
Unsecured	Contingent Liabilities	2,222,925
Unsecured	Performance Bonds	2,597,360
Unsecured	Letters of Credit	3,033,932
Unsecured	Accrued Interest	1,594,409
	Sub-Total	9, 448,626

	Total Consolidated Indebtedness	322,665,331

	Partially Owned Entity Mortgages / Other Liabilities
Secured	RiversPark I and II (at 25% share)	7,000,000	Yes[11]
Secured	1750 H Street, NW (at 50% share)	16,000,000
Secured	Prosperity Metro Plaza (at 51% share)	25,500,000
Unsecured	Accrued Interest	147,896
	Total Partially Owned Entity Indebtedness	48,647,896

	Grand Total Indebtedness	371,313,226

1 by First Potomac Realty Investment Limited Partnership
2by First Potomac Realty Investment Limited Partnership

3by First Potomac Realty Investment Limited Partnership
4by First Potomac Realty Investment Limited Partnership
5by First Potomac Realty Investment Limited Partnership
6by First Potomac Realty Investment Limited Partnership
7by First Potomac Realty Trust
8by First Potomac Realty Investment Limited Partnership
9by First Potomac Realty Trust
10by First Potomac Realty Trust
11by First Potomac Realty Investment Limited Partnership

Schedule 6.1.(h)
Material Contracts

1.	Limited Partnership Agreement of First Potomac Realty Investment Limited Partnership dated September 15, 2003, as amended through the date hereof.

Schedule 6.1.(i)
Litigation
None.

Schedule 6.1.(s)
Affiliate Transactions
None.

EXHIBIT A
FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
This Assignment and Acceptance Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]12 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]13 hereunder are several and not joint.]14 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any Letters of Credit, Guarantees, and Swingline Loans included in such facilities), and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
12For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
13Select as appropriate.
14Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.    Assignor[s]:     ___________________________
___________________________

[Assignor [is] [is not] a Defaulting Lender]
2.    Assignee[s]:    ___________________________
___________________________

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]
3.    Borrower:    First Potomac Realty Investment Limited Partnership
4.    Agent: KeyBank National Association, as Administrative Agent under the Credit Agreement
5.    Credit Agreement:    That certain Amended, Restated and Consolidated Credit Agreement dated as of December 4, 2015, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6 thereof, KeyBank National Association, as Administrative Agent, and the other parties thereto.
6.    Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned[15]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
			$	$	%
			$	$	%
			$	$	%

[7.    Trade Date:    ______________]16
15Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Loans,” etc.)
16To be determined if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

[Page break]

Effective Date: ____________________, 20__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR[S]
[NAME OF ASSIGNOR]

By: ________________________
Title:

[NAME OF ASSIGNOR]

By: ________________________
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By: ________________________
Title:

[NAME OF ASSIGNEE]

By: ________________________
Title:

Consented to and Accepted:
KEYBANK NATIONAL ASSOCIATION, as Swingline Lender and Issuing Bank
By: ___________________________________

Title:

[Consented to and Accepted:
KEYBANK NATIONAL ASSOCIATION, as Administrative Agent]17
By: ___________________________________

Title

[Consented to:]18
[FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP]
By: First Potomac Realty Trust,

     its General Partner

By: ___________________________________

Name:

Title:
17To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
18To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee as defined in the Credit Agreement (subject to such consents, if any, as may be required under Section 12.6 of the Credit Agreement), (iii) from and after the Effective Date specified for this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.1 or 8.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and (b) agrees that (i) it will, independently and without reliance on the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, and (vii) if such Assignee is organized under the laws of a jurisdiction outside the United States of America, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B
FORM OF REVOLVER NOTICE OF BORROWING
__________, 20__
KeyBank National Association, as Administrative Agent

127 Public Square, 8th Floor

Cleveland, Ohio 44114

Attn: _________________
Ladies and Gentlemen:
Reference is made to that certain Amended, Restated and Consolidated Credit Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of December 4, 2015, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6 thereof, KeyBank National Association, as Administrative Agent, and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
1.    Pursuant to Section 2.1.(b) of the Credit Agreement, the Borrower hereby requests that the Lenders make Revolving Loans to the Borrower in an aggregate principal amount equal to $ __________________.
2.    The Borrower requests that such Revolving Loans be made available to the Borrower on ________________, 20__.
3.    [The amount of this revolving borrowing to be rolled over from the revolving loans outstanding under the Existing Credit Facilities is $___________.] [For initial borrowing on the Closing Date only.]
4.    The Borrower hereby requests that the requested Revolving Loans all be of the following Type:
[Check one box only]
[ ]    Base Rate Loans

[ ]    LIBOR Loans, each with an initial Interest Period for a duration of:

[Check one box only]
[ ]    one month

[ ]    two months

[ ]    three months

[ ]    six months
5.    The proceeds of this borrowing of Revolving Loans will be used for the following purpose: ___________________________________________________________________
___________________________________________________________________________
6.    The Borrower requests that the proceeds of this borrowing of Revolving Loans be made available to the Borrower at the following account:
____________________________
____________________________
The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof and as of the date of the making of the requested Revolving Loans and after giving effect thereto, (a) no Default or Event of Default exists, and no violation of the limits described in Section 2.15 of the Credit Agreement will occur; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in any Loan Documents to which any of them is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects), except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date), and except for changes in factual circumstances permitted under the Loan Documents, provided that for purposes of Section 5.2 of the Credit Agreement, the representations and warranties contained in Section 6.1.(k) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 8.1. and Section 8.2. of the Credit Agreement; (c) without limitation of the other provisions of Section 5.2. of the Credit Agreement, the Borrower is in Pro Forma Compliance with the covenant set forth in Section 9.1.(d) of the Credit Agreement both before and after giving effect to such Loan. In addition, the Borrower certifies to the Agent and the Lenders that all conditions to the making of the requested Revolving Loans contained in Article V of the Credit Agreement will have been satisfied at the time such Revolving Loans are made.

If notice of the requested borrowing of Revolving Loans was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.1(b) of the Credit Agreement.
IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Borrowing as of the date first written above.
FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP

By: First Potomac Realty Trust,
its General Partner

By: __________________________
Name: _____________________
Title: ______________________

EXHIBIT B-1
FORM OF TERM LOAN NOTICE OF BORROWING
__________, 20__
KeyBank National Association, as Administrative Agent

127 Public Square, 8th Floor

Cleveland, Ohio 44114

Attn: _________________
Ladies and Gentlemen:
Reference is made to that certain Amended, Restated and Consolidated Credit Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of December 4, 2015, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6 thereof, KeyBank National Association, as Administrative Agent, and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
1.    Pursuant to Section 2.2(d) of the Credit Agreement, the Borrower hereby requests that the Lenders make a Loan to the Borrower in an aggregate principal amount equal to $ __________________.
2.    The Borrower hereby requests the following Tranche for the Borrowing:
[Check one box only]
[ ]    Tranche A

[ ]    Tranche B

[ ]    Tranche C
3.    The Borrower requests that such Loan be made available to the Borrower on ________________, 20__.

4.    [The amount of this borrowing to be rolled over from Tranche __ of the Existing Credit Facilities is $___________. ] [For initial borrowing on the Closing Date only.]
5.    The Borrower hereby requests that the requested Loan all be of the following Type:
[Check one box only]
[ ]    Base Rate Loans

[ ]    LIBOR Loans, each with an initial Interest Period for a duration of:
[Check one box only]
[ ]    one month

[ ]    two months

[ ]    three months

[ ]    six months
6.    The Borrower requests that the proceeds of this borrowing of Loans be made available to the Borrower at the following account:
____________________________
____________________________
The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof and as of the date of the Borrowing and after giving effect thereto, all conditions to the Borrowing contained in Article V of the Credit Agreement will have been satisfied at the time such Borrowing is made.
If notice of the requested Borrowing was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.2(d) of the Credit Agreement.
IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Borrowing as of the date first written above.
FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP

By: First Potomac Realty Trust,
its General Partner

By: __________________________
Name: _____________________
Title: ______________________

EXHIBIT C
FORM OF NOTICE OF CONTINUATION
_________________, 20__
KeyBank National Association, as Administrative Agent

127 Public Square, 8th Floor

Cleveland, Ohio 44114

Attn: ____________________
Ladies and Gentlemen:
Reference is made to that certain Amended, Restated and Consolidated Credit Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of December 4, 2015, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6 thereof, KeyBank National Association, as Administrative Agent, and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
Pursuant to Section 2.9 of the Credit Agreement, the Borrower hereby requests a Continuation of a borrowing of Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:
1.    The proposed date of such Continuation is ___________________________, 20___.
2.    The Class of Loans subject to the requested Continuation is:
[ ]    Revolving Loan
[ ]    Term Loan Tranche A

[ ]    Term Loan Tranche B

[ ]    Term Loan Tranche C

3.    The aggregate principal amount of Loans subject to the requested Continuation is $_______________ and was originally borrowed by the Borrower on ____________, 20__.

C-1

4.    The portion of such principal amount subject to such Continuation is $_____________.
5.    The current Interest Period for each of the Loans subject to such Continuation ends on __________________, 20__.
6.    The duration of the new Interest Period for each of such Loans or portion thereof subject to such Continuation is:
[Check one box only]
[ ]    one month

[ ]    two months

[ ]    three months

[ ]    six months
The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Continuation, and after giving effect to such Continuation, no Default or Event of Default exists, and no violation of the limits described in Section 2.15 of the Credit Agreement will occur. If notice of the requested Continuation was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.9 of the Credit Agreement.
IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Continuation as of the date first written above.
FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP

By: First Potomac Realty Trust,
,
its General Partner

By: __________________________
Name: _____________________
Title: ______________________

C-2

EXHIBIT D
FORM OF NOTICE OF CONVERSION
________, 20__
KeyBank National Association, as Administrative Agent

127 Public Square, 8th Floor

Cleveland, Ohio 44114

Attn: ____________________
Ladies and Gentlemen:
Reference is made to that certain Amended, Restated and Consolidated Credit Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of December 4, 2015, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6 thereof, KeyBank National Association, as Administrative Agent, and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
Pursuant to Section 2.10 of the Credit Agreement, the Borrower hereby requests a Conversion of a borrowing of Loans of one Type into Loans of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:
1.    The proposed date of such Conversion is _____________, 20__.
2.    The Loans to be Converted pursuant hereto are currently:
[Check one box only]
[ ]    Base Rate Loans

[ ]    LIBOR Loans
3.    The Class of Loans subject to the requested Conversion is:
[ ]    Revolving Loan
[ ]    Term Loan Tranche A

[ ]    Term Loan Tranche B

[ ]    Term Loan Tranche C

3.    The aggregate principal amount of Loans subject to the requested Conversion is $_____________ and was originally borrowed by the Borrower on __________, 20__.
4.    The portion of such principal amount subject to such Conversion is $_____________.
5.    The amount of such Loans to be so Converted is to be converted into Loans of the following Type:
[Check one box only]
[ ]    Base Rate Loans

[ ]    LIBOR Loans, each with an initial Interest Period for a duration of:
[Check one box only]
[ ]    one month

[ ]    two months

[ ]    three months

[ ]    six months
[The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Conversion, and after giving effect to such Conversion, no Default or Event of Default exists]
If notice of the requested Conversion was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.10 of the Credit Agreement.
IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Conversion as of the date first written above.

FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP

By: First Potomac Realty Trust,

its General Partner

By: __________________________
Name: _____________________
Title: ______________________

EXHIBIT E
FORM OF NOTICE OF SWINGLINE BORROWING
, 20__
KeyBank National Association, as Administrative Agent

127 Public Square, 8th Floor

Cleveland, Ohio 44114

Attn: ____________________
Ladies and Gentlemen:
Reference is made to that certain Amended, Restated and Consolidated Credit Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of December 4, 2015, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6 thereof, KeyBank National Association, as Administrative Agent, and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
1.    Pursuant to Section 2.3(b) of the Credit Agreement, the Borrower hereby requests that the Swingline Lender make a Swingline Loan to the Borrower in an amount equal to $ _____________.
2.    The Borrower requests that such Swingline Loan be made available to the Borrower on _____________, 20__.
3.    The proceeds of this Swingline Loan will be used for the following purpose:
_________________________________________________________________
_________________________________________________________________
4.    The Borrower requests that the proceeds of such Swingline Loan be made available to the Borrower at the following account:
_______________________
_______________________

E-1

The Borrower hereby certifies to the Agent, the Swingline Lender and the Lenders that as of the date hereof, as of the date of the making of the requested Swingline Loan, and after making such Swingline Loan, (a) no Default or Event of Default exists, and no violation of the limits described in Section 2.15 of the Credit Agreement will occur; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in any Loan Documents to which any of them is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects), except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date), and except for changes in factual circumstances permitted under the Loan Documents, provided that for purposes of Section 5.2 of the Credit Agreement, the representations and warranties contained in Section 6.1.(k) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 8.1. and Section 8.2. of the Credit Agreement; (c) without limitation of the other provisions of Section 5.2. of the Credit Agreement, the Borrower is in Pro Forma Compliance with the covenant set forth in Section 9.1.(d) of the Credit Agreement both before and after giving effect to such Swingline Loan. In addition, the Borrower certifies to the Agent and the Lenders that all conditions to the making of the requested Swingline Loans contained in Article V of the Credit Agreement will have been satisfied at the time such Swingline Loans are made.
If notice of the requested borrowing of this Swingline Loan was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.3(b) of the Credit Agreement.
IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Swingline Borrowing as of the date first written above.
FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP

By: First Potomac Realty Trust,
its General Partner

By: __________________________
Name: _____________________
Title: ______________________

E-2

EXHIBIT F
FORM OF SWINGLINE NOTE

$_____________	__________________
FOR VALUE RECEIVED, the undersigned, FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP, a limited partnership formed under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to the order of KeyBank National Association, as Administrative Agent (the “Swingline Lender”) at 127 Public Square, 8th Floor, Cleveland, Ohio 44114, or at such other address as may be specified in writing by the Swingline Lender to the Borrower, the principal sum of _______ AND ___/100 DOLLARS ($_________) (or such lesser amount as shall equal the aggregate unpaid principal amount of Swingline Loans made by the Swingline Lender to the Borrower under the Credit Agreement (as herein defined)), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.
The date, amount of each Swingline Loan made by the Swingline Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Swingline Lender on its books and, prior to any transfer of this Swingline Note, endorsed by the Swingline Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Swingline Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Swingline Loans made by the Swingline Lender.
This Swingline Note is the Swingline Note referred to in the Amended, Restated and Consolidated Credit Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of December 4, 2015, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6. thereof, KeyBank National Association, as Administrative Agent, and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
The Credit Agreement provides for the acceleration of the maturity of this Swingline Note upon the occurrence of certain events and for prepayments of Swingline Loans upon the terms and conditions specified therein.
Except as permitted by Section 12.6. of the Credit Agreement, this Swingline Note may not be assigned by the Swingline Lender to any other Person.
THIS SWINGLINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

F-2

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices, except as otherwise specifically provided in the Credit Agreement.
IN WITNESS WHEREOF, the undersigned has executed and delivered this Swingline Note under seal as of the date first written above.
FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP, a Delaware limited partnership

By: First Potomac Realty Trust,
its General Partner

By: __________________________
Name: ____________________
Title: _____________________

F-2

SCHEDULE OF SWINGLINE LOANS
This Swingline Note evidences Swingline Loans made under the within-described Credit Agreement to the Borrower, on the dates and in the principal amounts set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

F-2

EXHIBIT G
FORM OF REVOLVING NOTE

$ ____________________	_____________________, 20__
FOR VALUE RECEIVED, the undersigned, FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP, a limited partnership formed under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to the order of ________________ (the “Lender”), in care of KeyBank National Association, as Administrative Agent (the “Agent”) at 127 Public Square, 8th Floor, Cleveland, Ohio 44114, or at such other address as may be specified in writing by the Agent to the Borrower, the principal sum of _______________ AND ____/100 DOLLARS ($______) (or such lesser amount as shall equal the aggregate unpaid principal amount of Revolving Loans made by the Lender to the Borrower under the Credit Agreement (as herein defined)), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.
The date, amount of each Revolving Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Revolving Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Revolving Loans made by the Lender.
This Revolving Note is one of the Revolving Notes referred to in the Amended, Restated and Consolidated Credit Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of December 4, 2015, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6. thereof, KeyBank National Association, as Administrative Agent, and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
The Credit Agreement provides for the acceleration of the maturity of this Revolving Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.
Except as permitted by Section 12.6. of the Credit Agreement, this Revolving Note may not be assigned by the Lender to any other Person.

THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices, except as otherwise specifically provided for in the Credit Agreement.
IN WITNESS WHEREOF, the undersigned has executed and delivered this Revolving Note under seal as of the date first written above.
FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP, a Delaware limited partnership

By: First Potomac Realty Trust,
a Maryland real estate investment trust,
its General Partner

By: __________________________
Name: ____________________
Title: _____________________

SCHEDULE OF REVOLVING LOANS
This Revolving Note evidences Revolving Loans made under the within-described Credit Agreement to the Borrower, on the dates and in the principal amounts set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT G-1
FORM OF TRANCHE [ ]19 NOTE

$ ____________________	_____________________, 20__
FOR VALUE RECEIVED, the undersigned, FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP, a limited partnership formed under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to the order of ________________ (the “Lender”), in care of KeyBank National Association, as Administrative Agent (the “Agent”) at 127 Public Square, 8th Floor, Cleveland, Ohio 44114, or at such other address as may be specified in writing by the Agent to the Borrower, the principal sum of _______________ AND ____/100 DOLLARS ($______) (or such lesser amount as shall equal the aggregate unpaid principal amount of Tranche ___ Loans made by the Lender to the Borrower under the Credit Agreement (as herein defined)), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.
The date, amount of each Tranche ___ Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Tranche ___ Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Tranche ___ Loans made by the Lender.
This Tranche ___ Note is one of the Tranche ___ Notes referred to in the Amended, Restated and Consolidated Credit Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of December 4, 2015, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6. thereof, KeyBank National Association, as Administrative Agent, and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
The Credit Agreement provides for the acceleration of the maturity of this Tranche ___ Note upon the occurrence of certain events and for prepayments of Tranche ___ Loans upon the terms and conditions specified therein.
Except as permitted by Section 12.6. of the Credit Agreement, this Tranche ___ Note may not be assigned by the Lender to any other Person.
19 Type of Tranche (e.g., A, B, or C) to be inserted, as applicable.

THIS TRANCHE ____ NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices, except as otherwise specifically provided for in the Credit Agreement.
IN WITNESS WHEREOF, the undersigned has executed and delivered this Tranche ___ Note under seal as of the date first written above.
FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP, a Delaware limited partnership

By: First Potomac Realty Trust,
a Maryland real estate investment trust,
its General Partner

By: __________________________
Name: ____________________
Title: _____________________

SCHEDULE OF LOANS
This Tranche ___ Note evidences Tranche ___ Loans made under the within-described Credit Agreement to the Borrower, on the dates and in the principal amounts set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT H
FORM OF COMPLIANCE CERTIFICATE
______________, 20__
KeyBank National Association, as Administrative Agent

127 Public Square, 8th Floor

Cleveland, Ohio 44114

Attn: ____________________
Each of the Lenders Party to the Credit Agreement referred to below
Ladies and Gentlemen:
Reference is made to that certain Amended, Restated and Consolidated Credit Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of December 4, 2015, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6 thereof, KeyBank National Association, as Administrative Agent, and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
This Compliance Certificate is submitted pursuant to the following sections of the Credit Agreement:
____    Section 2.13. (in connection with the extension of the Revolver Maturity Date)
____    Section 5.1. (in connection with the first Credit Event)
____    Section 8.3. (accompanying financial statements)
____    Section 8.4.(c) (in connection with Material Asset Sales)
____    Section 10.2. (in connection with Certain Cure Rights)
The undersigned, on behalf of the Borrower in the capacity as an officer of the Borrower and not individually, hereby certifies to the Agent and the Lenders as follows:
(1)    The undersigned is the __________________ of the Borrower.

(2)    The undersigned has examined the books and records of the Borrower and has conducted such other examinations and investigations as are reasonably necessary to provide this Compliance Certificate.
(3)    To the best of the undersigned’s knowledge, information and belief after due inquiry, no Default or Event of Default exists [if such is not the case, specify such Default or Event of Default and its nature, when it occurred and whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure].

(4)    Attached hereto as Schedule 1 are reasonably detailed calculations establishing whether or not the Parent and the Borrower were in compliance with the covenants contained in Section 9.1 of the Credit Agreement.
(5)     Attached hereto as part of Schedule 1 is a correct and complete list of all Eligible Unencumbered Properties included in the calculation of Value of Unencumbered Properties, showing all Eligible Unencumbered Properties added since the most recent fiscal period for which a Compliance Certificate was delivered.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.
FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP

By: First Potomac Realty Trust, its general partner

Name: _________________________
Title: __________________________

Schedule 1
(to be provided by Borrower)

EXHIBIT I

FORM OF SUBSIDIARY GUARANTY
THIS GUARANTY dated as of December 4, 2015, executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement (as defined below) (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of KEYBANK NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Amended, Restated and Consolidated Credit Agreement dated as of December 4, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto as Lenders and their assignees under Section 12.6. thereof (the “Lenders”), KeyBank National Association, as Administrative Agent, Swingline Lender and Issuing Bank. The Specified Derivatives Providers (as defined in the Credit Agreement) are incorporated for certain purposes into the Credit Agreement. The Administrative Agent, the Lenders, the Swingline Lender, the Issuing Bank, their respective Related Parties, the Specified Derivatives Providers and each other Person to whom any Obligation is owed are sometimes referred to collectively herein as the “Guarantied Parties”.

WHEREAS, pursuant to the Credit Agreement, the Administrative Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Specified Derivatives Providers may from time to time enter into Specified Derivatives Contracts with the Borrower;

WHEREAS, the Borrower and each of the Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Administrative Agent and the Lenders, and to enter into Specified Derivatives Contracts, through their collective efforts;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Administrative Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and from the Specified Derivatives Providers under the Specified Derivatives Contracts and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Administrative Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Administrative Agent and the Lenders making, and continuing to make, such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:

Section 1.  Guaranty.  Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”):  (a) all indebtedness, liabilities, obligations, covenants and duties owing by the Borrower to the Administrative Agent or any Guarantied Party under or in connection with the Credit Agreement and any other Loan Document, including without limitation, the repayment of all principal of the Loans, and the payment of all interest, Fees, charges, reasonable attorneys’ fees (in accordance with Section 12.2 of the Credit Agreement) and other amounts payable to the Administrative Agent or any Guarantied Party thereunder (including, to the extent permitted by Applicable Law, interest, Fees and other amounts that would accrue and become due after the filing of a case or other proceeding under the Bankruptcy Code (as defined below) or other similar Applicable Law but for the commencement of such case or proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case or proceeding); (b) all Specified Derivatives Obligations; (c) all other Obligations; (d) any and all extensions, renewals, modifications, amendments, replacements or substitutions of the foregoing; and (e) in accordance with Section 12.2 of the Credit Agreement, all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Administrative Agent or any of the Guarantied Parties in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder; provided that no Guarantor that is not a Qualified ECP Guarantor be a guarantor of the Specified Derivatives Obligations.

Section 2.  Guaranty of Payment and Not of Collection.  This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account.  Accordingly, none of the Administrative Agent or the Guarantied Parties shall be obligated or required before enforcing this Guaranty against any Guarantor:  (a) to pursue any right or remedy any of them may have against the Borrower, any other Loan Party or any other Person or commence any suit or other proceeding against the Borrower, any other Loan Party or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Loan Party or any other Person; or (c) to make demand of the Borrower, any other Loan Party or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Administrative Agent or any Guarantied Party which may secure any of the Guarantied Obligations.

Section 3.  Guaranty Absolute.  Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Guarantied Parties with respect thereto.  The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than the full and indefeasible payment in cash and performance of the Guarantied Obligations), including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(a) (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, any Specified Derivatives Contract, or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, any Specified Derivatives Contract, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(b) any lack of validity or enforceability of the Credit Agreement, any of the other Loan Documents, any Specified Derivatives Contract, or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(c) any furnishing to the Administrative Agent or the Guarantied Parties of any security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Obligations;

(d) any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;

(e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, the Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f) any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;

(g) any nonperfection or impairment of any security interest or other Lien on any collateral securing in any way any of the Guarantied Obligations;

(h) any application of sums paid by the Borrower, any other Loan Party or any other Person with respect to the liabilities of the Borrower to the Administrative Agent or the Guarantied Parties, regardless of what liabilities of the Borrower remain unpaid;

(i) any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof;

(j) any defense, set-off, claim or counterclaim (other than indefeasible payment and performance in full) which may at any time be available to or be asserted by the Borrower, any other Loan Party or any other Person against the Administrative Agent or any of the Guarantied Parties;

(k) any change in the legal existence, structure or ownership of the Borrower or any other Loan Party;

(l) any statement, representation or warranty made or deemed made by or on behalf of the Borrower, any Guarantor or any other Loan Party under any Loan Document, Specified Derivatives Contract or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect; or

(m) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment and performance in full).

Section 4.  Action with Respect to Guarantied Obligations.  The Administrative Agent and the Guarantied Parties may, in a manner not in contravention of the Credit Agreement to the extent applicable, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3, and may otherwise:  (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations, increasing the amount of the Loans made or available to be made under the Credit Agreement or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document or any Specified Derivatives Contract; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Obligations; (d) release any other Loan Party or other Person liable in any manner for the payment or collection of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Loan Party or any other Person (including, without limitation, any other Guarantor); and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Administrative Agent and the Guarantied Parties shall elect in accordance with the Credit Agreement.

Section 5.  Representations and Warranties.  Each Guarantor hereby makes to the Administrative Agent and the Guarantied Parties all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Loan Documents, as if the same were set forth herein in full. Such representations and warranties shall be deemed to be made by each Guarantor each time the Borrower is required to make representations and warranties under the Credit Agreement.

Section 6.  Covenants.  Each Guarantor will comply with all covenants which the Borrower has agreed to cause such Guarantor to comply with under the terms of the Credit Agreement or any of the other Loan Documents and will refrain from taking any actions that the Borrower has agreed not to permit it to take under the terms of the Credit Agreement or other Loan Documents.

Each of the Borrower and each Guarantor that is a Qualified ECP Guarantor at the time the Guarantee hereunder by any Specified Loan Party becomes effective with respect to any Specified Derivative Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Specified Derivative Obligations as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty and the other Loan Documents in respect of such Specified Derivative Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering the Borrower’s or such Qualified ECP Guarantor’s undertakings hereunder voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of the Borrower and each Qualified ECP Guarantor under this paragraph shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. The Borrower and each Qualified ECP Guarantor intends this paragraph to constitute, and this paragraph shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act ((7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute, herein, the “Commodity Exchange Act”). The term “Guarantor”, as used in this Guaranty, shall, where the context so requires, include the Borrower to the extent the Borrower has any obligations under the “keepwell” provisions hereof.

Section 7.  Waiver.  Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

Section 8.  Inability to Accelerate Loan.  If the Administrative Agent and/or the Guarantied Parties are prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Administrative Agent and/or the Guarantied Parties shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9.  Reinstatement of Guarantied Obligations.  If claim is ever made on the Administrative Agent or any of the Guarantied Parties for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Administrative Agent or such Guarantied Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent or such Guarantied Party with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement, any of the other Loan Documents, any Specified Derivatives Contract or any other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the Administrative Agent or such Guarantied Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent or such Guarantied Party. The Administrative Agent will endeavor to provide notice to such Guarantor (which notice may be through the Borrower) of any such claim and any settlement or compromise resulting therefrom, provided that the failure by the Administrative Agent to provide any such notice shall not be a breach hereof and shall not in any way limit or alter the provisions of this Section 9 or create any liability of the Administrative Agent or any Guarantied Party.

Section 10.  Subrogation.  Upon the making by any Guarantor of any payment hereunder for the account of the Borrower, such Guarantor shall be subrogated to the rights of the payee against the Borrower; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against the Borrower arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full.  If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Administrative Agent and the Guarantied Parties and shall forthwith pay such amount to the Administrative Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Administrative Agent as collateral security for any Guarantied Obligations existing.

Section 11.  Payments Free and Clear.  All sums payable by each Guarantor hereunder, whether of principal, interest, Fees, expenses, premiums or otherwise, shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever, and if any Guarantor is required by Applicable Law or by a Governmental Authority to make any such deduction or withholding, such Guarantor shall pay to the Administrative Agent and the Guarantied Parties such additional amount as will result in the receipt by the Administrative Agent and the Guarantied Parties of the full amount payable hereunder had such deduction or withholding not occurred or been required.

Section 12.  Set-off.  In addition to any rights now or hereafter granted under any of the other Loan Documents, any Specified Derivatives Contract or Applicable Law and not by way of limitation of any such rights, each Guarantor hereby authorizes the Administrative Agent, each Lender and any of their respective Affiliates, at any time while an Event of Default exists, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or an Affiliate of a Lender subject to receipt of the prior written consent of the Administrative Agent and the Required Lenders exercised in their respective sole discretion, to the fullest extent permitted by law, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, or any Affiliate of the Administrative Agent or such Lender, to or for the credit or the account of such Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured.

Section 13.  Subordination.  Each Guarantor hereby expressly covenants and agrees for the benefit of the Administrative Agent and the Guarantied Parties that all obligations and liabilities of the Borrower to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations; provided, however, that payment thereof may be made in the ordinary course of business so long as no Event of Default shall have occurred and be continuing or would result therefrom.  If an Event of Default shall exist, then, except as permitted pursuant to the Credit Agreement, no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from the Borrower on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been indefeasibly paid in full.

Section 14.  Avoidance Provisions.  It is the intent of each Guarantor, the Administrative Agent and the Guarantied Parties that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Guarantied Parties) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise.  The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Guarantied Parties) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”.  Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Guarantied Parties), to be subject to avoidance under the Avoidance Provisions.  This Section is intended solely to preserve the rights of the Administrative Agent and the Guarantied Parties hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Administrative Agent and the Guarantied Parties that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15.  Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Loan Parties, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the Guarantied Parties shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

Section 16.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

SECTION 17.  WAIVER OF JURY TRIAL.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND EACH GUARANTOR HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b) EACH OF THE GUARANTORS, THE AGENT AND EACH LENDER HEREBY AGREES THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM.  EACH GUARANTOR AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES.  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL

NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY ANY PARTY OR THE ENFORCEMENT BY ANY PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOAN AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS GUARANTY.

Section 18.  Loan Accounts.  The Administrative Agent and each Lender may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of the Guarantied Obligations or otherwise, the entries in such books and accounts shall be deemed conclusive evidence of the amounts and other matters set forth herein, absent manifest error.  The failure of the Administrative Agent or any Lender to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.

Section 19.  Waiver of Remedies.  No delay or failure on the part of the Administrative Agent or any of the Guarantied Parties in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or any of the Guarantied Parties of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.

Section 20.  Termination.  This Guaranty shall remain in full force and effect until the termination of the Credit Agreement in accordance with Section 12.11 of the Credit Agreement and the termination of all Specified Derivatives Contracts in accordance with their respective terms.

Section 21.  Successors and Assigns.  Each reference herein to the Administrative Agent or the Guarantied Parties shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding.  The Lenders may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder.  Each Guarantor hereby consents to the delivery by the Administrative Agent or any Lender to any Assignee or Participant (or any prospective Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor.  No Guarantor may assign or transfer its rights or obligations hereunder to any Person without the prior written consent of the Administrative Agent and all Guarantied Parties and any such assignment or other transfer to which the Administrative Agent and all of the Guarantied Parties have not so consented shall be null and void.

Section 22.  JOINT AND SEVERAL OBLIGATIONS.  THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR (BUT NOT ITS LIMITED PARTNERS, SHAREHOLDERS OR MEMBERS IN SUCH CAPACITIES (AS OPPOSED TO IN THEIR SEPARATE CAPACITY AS A GUARANTOR, IF APPLICABLE)) CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTIED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.
Section 23.  Amendments.  This Guaranty may not be amended except in a writing signed by the Required Lenders (or all of the Lenders if required under the terms of the Credit Agreement), the Administrative Agent and each Guarantor; provided, however, that any Subsidiary Guarantor may be released hereunder in accordance with the terms of Sections 7.12(b) and 7.13(b)  of the Credit Agreement and any Subsidiary may become a Guarantor hereunder by executing and delivering an Accession Agreement in accordance with Sections 7.12(a) and 7.13(a) of the Credit Agreement.

Section 24. Certain Virginia Law Matters.

(a)Guarantors acknowledge that the proceeds of the Loans will be used only for “business purposes” within the meaning of Va. Code Ann. § 6.1-330.44 (1950) and waive any defense to the enforceability of this Guaranty based on the inapplicability of Va. Code Ann. § 6.1-330.44 (1950) hereto.

(b)Guarantors waive all rights accorded Guarantors or any of them under Va. Code Ann. §§ 49-25 and 49-26 (1950).

Section 25.  Payments.  All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent on demand therefor.

Section 26.  Notices.  All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Administrative Agent or any Lender at its respective address for notices provided for in the Credit Agreement or Specified Derivatives Contract, as applicable, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties.  Each such notice, request or other communication shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.

Section 27.  Severability.  In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 28.  Headings.  Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 29.  Limitation of Liability.  Neither the Administrative Agent nor any of the Guarantied Parties, nor any of their respective Related Parties, shall have any liability with respect to, and, except to the extent expressly prohibited by law, each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, exemplary, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty or any of the other Loan Documents, any Specified Derivatives Contract or any of the transactions contemplated by this Guaranty, the Credit Agreement or any of the other Loan Documents, or any Specified Derivatives Contract.  Further, except to the extent expressly prohibited by law, each Guarantor hereby waives, releases, and agrees not to sue the Administrative Agent or any of the Guarantied Parties or any of the Administrative Agent’s or of any Guarantied Parties’, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Credit Agreement or any of the other Loan Documents, any Specified Derivatives Contract or any of the transactions contemplated by Credit Agreement or financed thereby.

Section 30.  Electronic Delivery of Certain Information.  Each Guarantor acknowledges and agrees that information regarding the Guarantor may be delivered electronically pursuant to Section 8.6. of the Credit Agreement.

Section 31. Existing Guaranties. Upon the effectiveness of this Guaranty, each of (i) the Guaranty, dated as of October 16, 2013, in connection with the Existing Revolver Agreement, and (ii) the Guaranty, dated as of October 16, 2013, in connection with the Existing Term Loan Agreement, are terminated and superseded by this Guaranty, except for any obligations with respect to the waiver of jury trial contained in Section 17 of each of such Guaranties that expressly survive the termination thereof.

Section 32.  Definitions.  (a) For the purposes of this Guaranty:

“Accession Agreement” means an Accession Agreement in the form of Annex II hereto or in such other form as may be approved by the Administrative Agent.

“Proceeding” means any of the following:  (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

(b) Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

1434 CROSSWAYS BOULEVARD II, LLC
1441 CROSSWAYS BLVD., LLC
ENTERPRISE CENTER I, LLC
FP 3 FLINT HILL, LLC
FP AMMENDALE COMMERCE CENTER, LLC
FP GATEWAY 270, LLC
FP STERLING PARK 6, LLC
FP STERLING PARK 7, LLC
FP STERLING PARK I, LLC
FP STERLING PARK LAND, LLC
WINDSOR AT BATTLEFIELD, LLC
FP ONE FAIR OAKS, LLC
1434 CROSSWAYS BOULEVARD I, LLC
FP GALLOWS ROAD, LLC
FP GREENBRIER TOWERS, LLC
FP GREENBRIER CIRCLE, LLC
CROSSWAYS II, LLC
FP PATUXENT PARKWAY, LLC
NORFOLK COMMERCE PARK LLC
FP ATLANTIC CORPORATE PARK, LLC
FP 540 GAITHER, LLC
FP 1775 WIEHLE AVENUE, LLC
GATEWAY MANASSAS II, LLC
LINDEN II, LLC
LINDEN I MANAGER, LLC
FP 1408 STEPHANIE WAY, LLC
FP 2550 ELLSMERE AVENUE, LLC
GTC I SECOND, LLC
HERNDON CORPORATE CENTER, LLC
NEWINGTON TERMINAL, LLC
ACP EAST LLC
FP VAN BUREN, LLC
GREENBRIER/NORFOLK HOLDING LLC
PLAZA 500, LLC
RUMSEY/SNOWDEN HOLDING LLC

(Signatures continued on next page)

FP PROSPERITY, LLC
FP DAVIS DRIVE LOT 5, LLC
RESTON BUSINESS CAMPUS, LLC

By:	First Potomac Realty Investment Limited Partnership, its sole member

By:	First Potomac Realty Trust, its general partner

By: _________________________________________
Name:
Title:

403 & 405 GLENN DRIVE, LLC
LINDEN I, LLC

By:	First Potomac Realty Investment Limited Partnership, its managing member

By:	First Potomac Realty Trust, its general partner

By: _________________________________________
Name:
Title:

AP INDIAN CREEK, LLC
INDIAN CREEK INVESTORS, LLC

By:	FP Indian Creek, LLC, its sole member

By:	First Potomac Realty Investment Limited Partnership, its sole member

By:	First Potomac Realty Trust, its general partner

By: _________________________________________
Name:
Title:

(Signatures continued on next page)

FP GUDE, LLC

By:	FP Gude Manager, LLC, its manager member

By:	First Potomac Realty Investment Limited Partnership, its sole member

By:    First Potomac Realty Trust, its general partner

By: _________________________________________
Name:
Title:

CROSSWAYS ASSOCIATES LLC

By:	Kristina Way Investments LLC, its sole member

By:	First Potomac Realty Investment Limited Partnership, its sole member

By:	First Potomac Realty Trust, its general partner

By: _________________________________________
Name:
Title:

FP CLOVERLEAF, LLC

By:	FP Cloverleaf Investor, LLC, its sole member

By:	First Potomac Realty Investment Limited Partnership, its sole member

By:	First Potomac Realty Trust, its general partner

By: _________________________________________
Name:
Title:

(Signatures continued on next page)

NEWINGTON TERMINAL ASSOCIATES LLC

By:	Newington Terminal LLC, its sole member

By:	First Potomac Realty Investment Limited Partnership, its sole member

By:	First Potomac Realty Trust, its general partner

By: _________________________________________
Name:
Title:

COLUMBIA HOLDING ASSOCIATES LLC

By:	Rumsey/Snowden Investment LLC, its sole member

By:	Rumsey/Snowden Holding LLC, its sole member

By:	First Potomac Realty Investment Limited Partnership, its sole member

By:	First Potomac Realty Trust, its general partner

By: _________________________________________
Name:
Title:

FIRST SNOWDEN LLC

By:	Columbia Holdings Associates LLC, its sole member

By:	Rumsey/Snowden Investment LLC, its sole member

By:	Rumsey/Snowden Holding LLC, its sole member

By:	First Potomac Realty Investment Limited Partnership, its sole member

(Signatures continued on next page)

By:	First Potomac Realty Trust, its general partner

By: _________________________________________
Name:
Title:

GREENBRIER HOLDING ASSOCIATES LLC

By:	Greenbrier/Norfolk Investment LLC, its sole member

By:	Greenbrier/Norfolk Holding LLC, its sole member

By:	First Potomac Realty Investment Limited Partnership, its sole member

By:	First Potomac Realty Trust, its general partner

By: _________________________________________
Name:
Title:

GREENBRIER/NORFOLK INVESTMENT LLC

By:	Greenbrier/Norfolk Holding LLC, its sole member

By:	First Potomac Realty Investment Limited Partnership, its sole member

By:	First Potomac Realty Trust, its general partner

By: _________________________________________
Name:
Title:

(Signatures continued on next page)

GTC II FIRST LLC
NORFOLK FIRST LLC

By:	Greenbrier Holding Associates LLC, its sole member

By:	Greenbrier/Norfolk Investment LLC, its sole member

By:	Greenbrier/Norfolk Holding LLC, its sole member

By:	First Potomac Realty Investment Limited Partnership, its sole member

By:	First Potomac Realty Trust, its general partner

By: _________________________________________
Name:
Title:

RUMSEY/SNOWDEN INVESTMENT LLC

By:	Rumsey/Snowden Holding LLC, its sole member

By:	First Potomac Realty Investment Limited Partnership, its sole member

By:	First Potomac Realty Trust, its general partner

By: _________________________________________
Name:
Title:

SNOWDEN FIRST LLC

By:    First Snowden LLC, its sole member

By:	Columbia Holdings Associates LLC, its sole member

By:	Rumsey/Snowden Investment LLC, its sole member

(Signatures continued on next page)

By:	Rumsey/Snowden Holding LLC, its sole member

By:	First Potomac Realty Investment Limited Partnership, its sole member

By:	First Potomac Realty Trust, its general partner

By: _________________________________________
Name:
Title:

Address for Notices for all Guarantors:

(See attached Annex II)

ANNEX I
FORM OF ACCESSION AGREEMENT
THIS ACCESSION AGREEMENT dated as of _____________, 20___, executed and delivered by _____, a __________ (the “New Guarantor”), in favor of (a) KEYBANK NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Agent”) for the Lenders under that certain Amended, Restated and Consolidated Credit Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of December 4, 2015, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6 thereof, and KeyBank National Association, as Administrative Agent, the Lenders, the Swingline Lender and the Issuing Bank.
WHEREAS, pursuant to the Credit Agreement, the Administrative Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Specified Derivatives Providers may from time to time enter into Specified Derivatives Contracts with the Borrower;

WHEREAS, the Borrower, the New Guarantor, and the existing Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Administrative Agent and the Lenders through their collective efforts;

WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Administrative Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and from the Specified Derivatives Providers entering into Specified Derivatives Contracts and, accordingly, the New Guarantor is willing to guarantee the Borrower’s obligations to the Administrative Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Administrative Agent and the Lenders continuing to make such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:

Section 1.  Accession to Guaranty.  The New Guarantor hereby agrees that it is, effective as of the date hereof, a “Guarantor” under that certain Subsidiary Guaranty dated as of December __, 2015 (as amended, supplemented, restated or otherwise modified from time to time, the “Guaranty”), made by each Subsidiary of the Borrower a party thereto in favor of the Administrative Agent and the Guarantied Parties and assumes all obligations of a “Guarantor”

thereunder and agrees to be bound thereby, all as if the New Guarantor had been an original signatory to the Guaranty.  Without limiting the generality of the foregoing, the New Guarantor hereby:

     (a) irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Guaranty);

(b) makes to the Administrative Agent and the Guarantied Parties as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty (and as set forth in the Credit Agreement, as referenced in such Section 5) and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty (and as set forth in the Credit Agreement, as referenced in such Section 6); and

(c) consents and agrees to each provision set forth in the Guaranty.

SECTION 2.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 3.  Definitions.  Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Credit Agreement.

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IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.
[NEW GUARANTOR]

By:    ____________________________
Name:
Title:

Address for Notices:
[ ]

Accepted:

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent

By:    _______________________________
Name:
Title:

ANNEX II

ADDRESSES FOR SUBSIDIARY GUARANTORS

For all Subsidiary Guarantors:

c/o First Potomac Realty Trust
7600 Wisconsin Avenue, 11th Floor
Bethesda, Maryland 20814
Telephone Number:     (301) 986-9200
Telecopy Number:          (301) 986-5554

EXHIBIT J
FORM OF PARENT GUARANTY (SPRINGING)
THIS GUARANTY dated as of December 4, 2015, executed and delivered by First Potomac Realty Trust, a real estate investment trust formed under the laws of the State of Maryland (“Parent” or “Guarantor”), in favor of KEYBANK NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Amended, Restated and Consolidated Credit Agreement dated as of December 4, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among First Potomac Realty Investment Limited Partnership, as Borrower (the “Borrower”), First Potomac Realty Trust, as Parent, the financial institutions party thereto as Lenders and their assignees under Section 12.6. thereof (the “Lenders”), KeyBank National Association, as Administrative Agent, Swingline Lender and Issuing Bank. The Specified Derivatives Providers (as defined in the Credit Agreement) are incorporated for certain purposes into the Credit Agreement. The Administrative Agent, the Lenders, the Swingline Lender, the Issuing Bank, their respective Related Parties, the Specified Derivatives Providers and each other Person to whom any Obligation is owed are sometimes referred to collectively herein as the “Guarantied Parties”.

WHEREAS, pursuant to the Credit Agreement, the Administrative Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Specified Derivatives Providers may from time to time enter into Specified Derivatives Contracts with the Borrower;

WHEREAS, the Parent is the sole general partner of the Borrower and, as of the date hereof, owns at least 80% of the limited partner interests of the Borrower;

WHEREAS, the Borrower and Guarantor, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Administrative Agent and the Lenders, and to enter into Specified Derivatives Contracts, through their collective efforts;

WHEREAS, Guarantor acknowledges that it will receive direct and indirect benefits from the Administrative Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and from the Specified Derivatives Providers under the Specified Derivatives Contracts and, accordingly, Guarantor is willing to guarantee the Borrower’s obligations to the Administrative Agent and the Lenders on the terms and conditions contained herein (such guarantee to be subject to the occurrence of a Springing Recourse Event (as defined below), as more fully set forth herein); and

WHEREAS, Guarantor’s execution and delivery of this Guaranty is a condition to the Administrative Agent and the Lenders making, and continuing to make, such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Guarantor, Guarantor agrees as follows:

Section 1.  Guaranty.  Guarantor, upon the occurrence of a Springing Recourse Event, hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”):  (a) all indebtedness, liabilities, obligations, covenants and duties owing by the Borrower to the Administrative Agent or any Guarantied Party under or in connection with the Credit Agreement and any other Loan Document, including without limitation, the repayment of all principal of the Loans, and the payment of all interest, Fees, charges, reasonable attorneys’ fees (in accordance with Section 12.2 of the Credit Agreement) and other amounts payable to the Administrative Agent or any Guarantied Party thereunder (including, to the extent permitted by Applicable Law, interest, Fees and other amounts that would accrue and become due after the filing of a case or other proceeding under the Bankruptcy Code (as defined below) or other similar Applicable Law but for the commencement of such case or proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case or proceeding); (b) all Specified Derivatives Obligations; (c) all other Obligations; (d) any and all extensions, renewals, modifications, amendments, restatements or substitutions of the foregoing; and (e) in accordance with Section 12.2 of the Credit Agreement, all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Administrative Agent or any of the Guarantied Parties in the enforcement of any of the foregoing or any obligation of Guarantor hereunder.

Section 2.  Guaranty of Payment and Not of Collection.  This Guaranty is a guaranty of payment, and not of collection, and a debt of Guarantor for its own account.  Accordingly, none of the Administrative Agent or the Guarantied Parties shall be obligated or required before enforcing this Guaranty against Guarantor:  (a) to pursue any right or remedy any of them may have against the Borrower, any other Loan Party or any other Person or commence any suit or other proceeding against the Borrower, any other Loan Party or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Loan Party or any other Person; or (c) to make demand of the Borrower, any other Loan Party or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Administrative Agent or any Guarantied Party which may secure any of the Guarantied Obligations. Notwithstanding anything contained in this Guaranty, this Guaranty and the limitations contained herein do not, and are not intended to, limit the provisions of, or the obligations of the Guarantor as described in, Section 12.22 of the Credit Agreement.

Section 3.  Guaranty Absolute.  Guarantor, upon the occurrence of a Springing Recourse Event, guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Guarantied Parties with respect thereto.  Upon the occurrence of a Springing Recourse Event, the liability of Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than the full and indefeasible payment in cash and performance of the Guarantied Obligations, including without limitation, the following (whether or not Guarantor consents thereto or has notice thereof):

(a) (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, any Specified Derivatives Contract, or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, any Specified Derivatives Contract, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(b) any lack of validity or enforceability of the Credit Agreement, any of the other Loan Documents, any Specified Derivatives Contract, or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(c) any furnishing to the Administrative Agent or the Guarantied Parties of any security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Obligations;

(d) any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;

(e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to Guarantor, the Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f) any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;

(g) any nonperfection or impairment of any security interest or other Lien on any collateral securing in any way any of the Guarantied Obligations;

(h) any application of sums paid by the Borrower, any other Loan Party or any other Person with respect to the liabilities of the Borrower to the Administrative Agent or the Guarantied Parties, regardless of what liabilities of the Borrower remain unpaid;

(i) any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof;

(j) any defense, set-off, claim or counterclaim (other than indefeasible payment and performance in full) which may at any time be available to or be asserted by the Borrower, any other Loan Party or any other Person against the Administrative Agent or any of the Guarantied Parties;

(k) any change in the legal existence, structure or ownership of the Borrower or any other Loan Party;

(l) any statement, representation or warranty made or deemed made by or on behalf of the Borrower, Guarantor or any other Loan Party under any Loan Document, Specified Derivatives Contract or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect; or

(m) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Guarantor hereunder (other than indefeasible payment and performance in full).

Section 4.  Action with Respect to Guarantied Obligations.  The Administrative Agent and the Guarantied Parties may, in a manner not in contravention of the Credit Agreement to the extent applicable, at any time and from time to time, without the consent of, or notice to, Guarantor, and without discharging Guarantor from its obligations hereunder, take any and all actions described in Section 3, and may otherwise:  (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations, increasing the amount of the Loans made or available to be made under the Credit Agreement or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document or any Specified Derivatives Contract; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Obligations; (d) release any other Loan Party or other Person liable in any manner for the payment or collection of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Loan Party or any other Person (including, without limitation, Guarantor); and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Administrative Agent and the Guarantied Parties shall elect in accordance with the Credit Agreement.

Section 5.  [Reserved.]

Section 6.  [Reserved.]

Section 7.  Waiver.  Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of Guarantor or which otherwise might operate to discharge Guarantor from its obligations hereunder.

Section 8.  Inability to Accelerate Loan.  If the Administrative Agent and/or the Guarantied Parties are prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations, after the occurrence of a Springing Recourse Event, by reason of any automatic stay or otherwise, the Administrative Agent and/or the Guarantied Parties shall be entitled to receive from Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9.  Reinstatement of Guarantied Obligations.  If claim is ever made on the Administrative Agent or any of the Guarantied Parties for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Administrative Agent or such Guarantied Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent or such Guarantied Party with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event Guarantor agrees that, following the occurrence of a Springing Recourse Event, any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement, any of the other Loan Documents, any Specified Derivatives Contract or any other instrument evidencing any liability of the Borrower, and Guarantor shall be and remain liable, following the occurrence of a Springing Recourse Event, to the Administrative Agent or such Guarantied Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent or such Guarantied Party. The Administrative Agent will endeavor to provide notice to Guarantor (which notice may be through the Borrower) of any such claim and any settlement or compromise resulting therefrom, provided that the failure by the Administrative Agent to provide any such notice shall not be a breach hereof and shall not in any way limit or alter the provisions of this Section 9 or create any liability of the Administrative Agent or any Guarantied Party.

Section 10.  Subrogation.  Upon the making by Guarantor of any payment hereunder for the account of the Borrower, Guarantor shall be subrogated to the rights of the payee against the Borrower; provided, however, that Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action Guarantor may have against the Borrower arising by reason of any payment or performance by Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full.  If any amount shall be paid to Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, Guarantor shall hold such amount in trust for the benefit of the Administrative Agent and the Guarantied Parties and shall forthwith pay such amount to the Administrative Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Administrative Agent as collateral security for any Guarantied Obligations existing.

Section 11.  Payments Free and Clear.  All sums payable by Guarantor hereunder, whether of principal, interest, Fees, expenses, premiums or otherwise, shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever, and if Guarantor is required by Applicable Law or by a Governmental Authority to make any such deduction or withholding, Guarantor shall pay to the Administrative Agent and the Guarantied Parties such additional amount as will result in the receipt by the Administrative Agent and the Guarantied Parties of the full amount payable hereunder had such deduction or withholding not occurred or been required.

Section 12.  Set-off.  In addition to any rights now or hereafter granted under any of the other Loan Documents, any Specified Derivatives Contract or Applicable Law and not by way of limitation of any such rights, Guarantor hereby authorizes the Administrative Agent, each Lender and any of their respective Affiliates, at any time while an Event of Default exists (and, for the avoidance of doubt, only so long as a Springing Recourse Event has occurred), without any prior notice to Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or an Affiliate of a Lender subject to receipt of the prior written consent of the Administrative Agent and the Required Lenders exercised in their respective sole discretion, to the fullest extent permitted by law, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, or any Affiliate of the Administrative Agent or such Lender, to or for the credit or the account of Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured.

Section 13.  Subordination.  Guarantor hereby expressly covenants and agrees for the benefit of the Administrative Agent and the Guarantied Parties that all obligations and liabilities of the Borrower to Guarantor of whatever description, including without limitation, all intercompany receivables of Guarantor from the Borrower (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations; provided, however, that payment thereof may be made in the ordinary course of business so long as no Event of Default shall have occurred and be continuing or would result therefrom.  If an Event of Default shall exist, then, except as permitted pursuant to the Credit Agreement, Guarantor shall not accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from the Borrower on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been indefeasibly paid in full.

Section 14.  Avoidance Provisions.  It is the intent of Guarantor, the Administrative Agent and the Guarantied Parties that in any Proceeding, Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of Guarantor hereunder (or any other obligations of Guarantor to the Administrative Agent and the Guarantied Parties) to be avoidable or unenforceable against Guarantor in such

Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise.  The Applicable Laws under which the possible avoidance or unenforceability of the obligations of Guarantor hereunder (or any other obligations of Guarantor to the Administrative Agent and the Guarantied Parties) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”.  Accordingly, to the extent that the obligations of Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of Guarantor hereunder (or any other obligations of Guarantor to the Administrative Agent and the Guarantied Parties), to be subject to avoidance under the Avoidance Provisions.  This Section is intended solely to preserve the rights of the Administrative Agent and the Guarantied Parties hereunder to the maximum extent that would not cause the obligations of Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and Guarantor or any other Person shall not have any right or claim under this Section as against the Administrative Agent and the Guarantied Parties that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15.  Information.  Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Loan Parties, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the Guarantied Parties shall have any duty whatsoever to advise Guarantor of information regarding such circumstances or risks.

Section 16.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

SECTION 17.  WAIVER OF JURY TRIAL.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG GUARANTOR, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND GUARANTOR HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG GUARANTOR, THE AGENT OR ANY

OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b) EACH OF THE GUARANTOR, THE AGENT AND EACH LENDER HEREBY AGREES THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG GUARANTOR, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM.  GUARANTOR AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES.  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY ANY PARTY OR THE ENFORCEMENT BY ANY PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOAN AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS GUARANTY.

Section 18.  Loan Accounts.  The Administrative Agent and each Lender may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of the Guarantied Obligations or otherwise, the entries in such books and accounts shall be deemed conclusive evidence of the amounts and other matters set forth herein, absent manifest error.  The failure of the Administrative Agent or any Lender to maintain such books and accounts shall not in any way relieve or discharge Guarantor of any of its obligations hereunder.

Section 19.  Waiver of Remedies.  No delay or failure on the part of the Administrative Agent or any of the Guarantied Parties in the exercise of any right or remedy it may have against Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or any of the Guarantied Parties of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.

Section 20.  Termination.  This Guaranty shall remain in full force and effect until the termination of the Credit Agreement in accordance with Section 12.11 of the Credit Agreement and the termination of all Specified Derivatives Contracts in accordance with their respective terms.

Section 21.  Successors and Assigns.  Each reference herein to the Administrative Agent or the Guarantied Parties shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to Guarantor shall be deemed to include Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding.  The Lenders may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, Guarantor and without releasing, discharging or modifying Guarantor’s obligations hereunder.  Guarantor hereby consents to the delivery by the Administrative Agent or any Lender to any Assignee or Participant (or any prospective Assignee or Participant) of any financial or other information regarding the Borrower or Guarantor.  Guarantor may not assign or transfer its rights or obligations hereunder to any Person without the prior written consent of the Administrative Agent and all Guarantied Parties and any such assignment or other transfer to which the Administrative Agent and all of the Guarantied Parties have not so consented shall be null and void.

Section 22.  JOINT AND SEVERAL OBLIGATIONS.  GUARANTOR (BUT NOT ITS LIMITED PARTNERS, SHAREHOLDERS OR MEMBERS IN SUCH CAPACITIES (AS OPPOSED TO IN THEIR SEPARATE CAPACITY AS A GUARANTOR, IF APPLICABLE)) CONFIRMS THAT, SUBJECT TO THE OCCURRENCE OF A SPRINGING RECOURSE EVENT, IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTIED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS UNDER ANY SEPARATE GUARANTY IN FAVOR OF THE AGENT AND/OR THE LENDERS.

Section 23.  Amendments.  This Guaranty may not be amended except in a writing signed by the Required Lenders (or all of the Lenders if required under the terms of the Credit Agreement), the Administrative Agent and Guarantor.

Section 24.  Payments.  All payments to be made by Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent on demand therefor.

Section 25.  Notices.  All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to Guarantor at its address set forth below its signature hereto, (b) to the Administrative Agent or any Lender at its respective address for notices provided for in the Credit Agreement or Specified Derivatives Contract, as applicable, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties.  Each such notice, request or other communication shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.

Section 26.  Severability.  In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 27.  Headings.  Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 28.  Limitation of Liability.  Neither the Administrative Agent nor any of the Guarantied Parties, nor any of their respective Related Parties, shall have any liability with respect to, and, except to the extent expressly prohibited by law, Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, exemplary, indirect, incidental, or consequential damages suffered or incurred by Guarantor in connection with, arising out of, or in any way related to, this Guaranty or any of the other Loan Documents, any Specified Derivatives Contract or any of the transactions contemplated by this Guaranty, the Credit Agreement or any of the other Loan Documents, or any Specified Derivatives Contract.  Further, except to the extent expressly prohibited by law, Guarantor hereby waives, releases, and agrees not to sue the Administrative Agent or any of the Guarantied Parties or any of the Administrative Agent’s or of any Guarantied Parties’, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Credit Agreement or any of the other Loan Documents, any Specified Derivatives Contract or any of the transactions contemplated by Credit Agreement or financed thereby.

Section 29.  Electronic Delivery of Certain Information.  Guarantor acknowledges and agrees that information regarding the Guarantor may be delivered electronically pursuant to Section 8.6. of the Credit Agreement.

Section 30. Existing Guaranties. Upon the effectiveness of this Guaranty, each of (i) the Guaranty, dated as of October 16, 2013, in connection with the Existing Revolver Agreement, and (ii) the Guaranty, dated as of October 16, 2013, in connection with the Existing Term Loan Agreement, are terminated and superseded by this Guaranty, except for any obligations with respect to the waiver of jury trial contained in Section 17 of each of such Guaranties that expressly survive the termination thereof.

Section 31.  Definitions.  (a) For the purposes of this Guaranty:

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Proceeding” means any of the following:  (i) a voluntary or involuntary case concerning Guarantor shall be commenced under the Bankruptcy Code; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to Guarantor; (iv) Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi)  Guarantor makes a general assignment for the benefit of creditors; (vii) Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by Guarantor for the purpose of effecting any of the foregoing.

“Springing Recourse Event” means any breach of, or the Parent’s (or, if applicable, any Parent Entity’s) failure to perform, any term, covenant or agreement contained in, the third sentence of Section 7.14 of the Credit Agreement.
(b) Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

FIRST POTOMAC REALTY TRUST, a Maryland Real Estate Investment Trust

By:     ______________________________

Address for Notices:

EXHIBIT K
FORM OF GUARANTOR RELEASE
_____________, 20__
First Potomac Realty Investment Limited Partnership
7600 Wisconsin Avenue, 11th Floor
Bethesda, Maryland 20814
Attention: Mr. Andrew Blocher

Ladies and Gentlemen:
Reference is made to that certain Amended, Restated and Consolidated Credit Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of December 4, 2015, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6 thereof, KeyBank National Association, as Administrative Agent, and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
The Borrower has requested that each of the Subsidiaries identified on Exhibit A attached hereto (each a “Subsidiary Guarantor”) be released as a Guarantor from the Guaranty in accordance with Section 7.12(b) of the Credit Agreement. [In reliance on the certificate delivered to the Agent by the ____________ of the Borrower pursuant to the first sentence of Section 7.12(b), the Agent confirms that each Subsidiary Guarantor is released as a Guarantor from the Guaranty effective as of the date of this letter.]20 [In reliance on the certificate delivered to the Agent by the ___________ of the Borrower pursuant to the last sentence of Section 7.12(b), the Agent confirms that each Subsidiary Guarantor is released as a Guarantor from the Guaranty effective as of the date of this letter.]21
20 Use the preceding bracketed language if releasing Subsidiary Guarantors on the Investment Grade Rating Date.
21 Use the preceding bracketed sentence if releasing one or more Subsidiary Guarantors on a date other than the Investment Grade Rating Date.

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:    ______________________________
Name:
Title:

K-1

Exhibit A

Release of Subsidiary Guarantors

K-2

EXHIBIT L

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended, Restated and Consolidated Credit Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of December 4, 2015, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6 thereof, KeyBank National Association, as Administrative Agent, and the other parties thereto.

The undersigned hereby certifies that it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate.

Pursuant to the provisions of Section 3.11(f)(ii)(B)(I) and (II) of the Credit Agreement, the undersigned has furnished its participating Lender with (i) IRS Form W-8BEN or W-8BEN-E (as applicable), and (ii) IRS Form W-8ECI, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By: _______________________
Name: ________________________
Title: ________________________
Date: ________ __, 20[ ]

U.S. Tax Compliance Certificate

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended, Restated and Consolidated Credit Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of December 4, 2015, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6 thereof, KeyBank National Association, as Administrative Agent, and the other parties thereto.
Pursuant to the provisions of Section 3.11(f)(ii)(B)(III) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E (as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By: _______________________
Name: ________________________
Title: ________________________
Date: ________ __, 20[ ]

U.S. Tax Compliance Certificate

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended, Restated and Consolidated Credit Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of December 4, 2015, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6 thereof, KeyBank National Association, as Administrative Agent, and the other parties thereto.
The undersigned hereby certifies that it is the sole record owner of the participation in respect of which it is providing this certificate and its direct or indirect partners/members are the sole beneficial owners of such participation.

Pursuant to the provisions of Section 3.11(f)(ii)(B)(IV) of the Credit Agreement, the undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-BEN, IRS Form W-8ECI, and/or IRS Form W-9 from each of the undersigned’s beneficial owners, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By: _______________________
Name: ________________________
Title: ________________________
Date: ________ __, 20[ ]

U.S. Tax Compliance Certificate

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended, Restated and Consolidated Credit Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of December 4, 2015, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6 thereof, KeyBank National Association, as Administrative Agent, and the other parties thereto.
Pursuant to the provisions of Section 3.11(f)(ii)(B)(IV) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E (as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

U.S. Tax Compliance Certificate

[NAME OF LENDER]
By: _______________________
Name: ________________________
Title: ________________________
Date: ________ __, 20[ ]

L-4
U.S. Tax Compliance Certificate